                               SCHEDULE 14A INFORMATION
                      Proxy Statement Pursuant to Section 14(a)
                        of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
     6(e)(2))
[X ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              MEDICAL INNOVATIONS, INC.
                   (Name of Registrant as Specified In Its Charter)

                              MEDICAL INNOVATIONS, INC.
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[  ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).
[X ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          COMMON STOCK, $.0075 PAR VALUE

     2)   Aggregate number of securities to which transaction applies:
          15,954,880

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          $1.85; CASH MERGER CONSIDERATION

     4)   Proposed maximum aggregate value of transaction:
          $29,516,528.00

     5)   Total fee paid:
          $5,903.31

[X ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          $5903.31

     2)   Form, Schedule or Registration Statement No.:
          Schedule 14A

     3)   Filing Party:
          Registrant

     4)   Date Filed:
          May 31, 1996

                              MEDICAL INNOVATIONS, INC.
                               ONE RIVERWAY, SUITE 2300
                                 HOUSTON, TEXAS 77056

                                    JUNE 20, 1996

To Our Stockholders:

    You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Medical Innovations, Inc. ("Medical Innovations") to be held at 10:00 a.m., local time, on July 11, 1996 at One Riverway, 20th Floor, Houston, Texas.

    At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of May 15, 1996 (the "Merger Agreement") and to approve the merger of a wholly owned subsidiary of Horizon/CMS Healthcare Corporation ("Horizon") into Medical Innovations (the "Merger") as contemplated by the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time") each share of common stock, par value $.0075 per share, of Medical Innovations ("Common Stock") outstanding immediately prior to the Effective Time (other than shares held in treasury by Medical Innovations or owned by Horizon, or any subsidiary of Medical Innovations or Horizon, and shares held by stockholders of Medical Innovations who have validly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive $1.85 in cash.

    The Board of Directors of Medical Innovations has carefully reviewed and considered the terms and conditions of the proposed Merger. In addition, the Board has received the written opinion dated as of May 15, 1996 of Montgomery Securities, Medical Innovations' financial advisor, to the effect that the consideration to be received by the holders of Common Stock pursuant to the Merger was fair to such holders from a financial point of view as of such date. The full text of Montgomery Securities' written opinion is included as Appendix B to the Proxy Statement.

    FOR THE REASONS SET FORTH IN THE ATTACHED PROXY STATEMENT, THE BOARD OF DIRECTORS OF MEDICAL INNOVATIONS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF MEDICAL INNOVATIONS AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    Details of the proposed Merger and other material information are included in the attached Proxy Statement. Please review the Proxy Statement carefully.

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to adopt the Merger Agreement and approve the Merger, so failure to vote will have the same effect as a vote against the Merger Agreement and the Merger. Accordingly, we urge you to complete, sign and date the enclosed proxy or voting instruction card and return it in the enclosed return envelope, whether or not you plan to attend the meeting. Your vote is important regardless of the number of shares you own.

    If you have any questions prior to the Special Meeting or need further assistance, please call the undersigned at (713) 688-6600.

                            Sincerely,


                            /s/ MARK H. FISHER
                            ------------------------------------------------
                                MARK H. FISHER
                                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              MEDICAL INNOVATIONS, INC.
                               ONE RIVERWAY, SUITE 2300
                                 HOUSTON, TEXAS 77056
                                     ___________

                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON JULY 11, 1996
                                     ___________

To the Stockholders of Medical Innovations, Inc.:

    A Special Meeting of Stockholders (the "Special Meeting") of Medical Innovations, Inc., a Delaware corporation ("Medical Innovations"), will be held on Thursday, July 11, 1996 at 10:00 a.m., local time, at One Riverway, 20th Floor, Houston, Texas, for the following purposes:

    1. To consider and vote upon a proposal to (a) adopt the Agreement and Plan of Merger, dated as of May 15, 1996 (the "Merger Agreement"), among Horizon/CMS Healthcare Corporation ("Horizon"), Horizon MI Corporation, a wholly owned subsidiary of Horizon ("Merger Sub"), and Medical Innovations, and
(b) approve the merger of Merger Sub with and into Medical Innovations (the "Merger") as contemplated by the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time") each share of common stock, par value $.0075 per share, of Medical Innovations ("Common Stock") outstanding immediately prior to the Effective Time (other than shares held in treasury by Medical Innovations or owned by Horizon, or any subsidiary of Medical Innovations or Horizon, and shares held by stockholders of Medical Innovations who have validly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive $1.85 in cash. Upon completion of the Merger, Medical Innovations will be a wholly owned subsidiary of Horizon, all as more fully set forth in the attached Proxy Statement and in the Merger Agreement, a copy of which is included as Appendix A thereto; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on May 31, 1996, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Only holders of record of shares of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting.

    In connection with the Merger, holders of Common Stock who comply with certain requirements and procedures set forth in Section 262 of the Delaware General Corporation Law (the "DGCL") may be entitled to assert certain dissenters' rights of appraisal. A copy of Section 262 of the DGCL is included as Appendix C to the attached Proxy Statement.

    Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for adoption of the Merger Agreement and approval of the Merger. Even if you plan to attend the Special Meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

    PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. You will receive instructions regarding the surrender of your stock certificate(s) and receive payment for your shares of Common Stock after the Effective Time.

                             By Order of the Board of Directors



                             /s/ J. WILLIAM WILSON
                             ---------------------------------------------
                                 J. WILLIAM WILSON
                                 SECRETARY

Houston, Texas
June 20, 1996

                              MEDICAL INNOVATIONS, INC.
                               ONE RIVERWAY, SUITE 2300
                                 HOUSTON, TEXAS 77056
                                     ___________

                                   PROXY STATEMENT
                                     ___________


    This Proxy Statement relates to the proposed merger of Horizon MI Corporation ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Horizon/CMS Healthcare Corporation, a Delaware corporation ("Horizon"), with and into Medical Innovations, Inc., a Delaware corporation ("Medical Innovations"), pursuant to the Agreement and Plan of Merger dated as of May 15, 1996 among Horizon, Merger Sub and Medical Innovations (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

    Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), (i) each share of common stock, par value $.0075 per share, of Medical Innovations ("Common Stock") outstanding immediately prior to the Effective Time (other than shares held in treasury by Medical Innovations or owned by Horizon, or any subsidiary of Medical Innovations or Horizon, and shares held by stockholders of Medical Innovations who have validly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive $1.85 in cash, (ii) Merger Sub will be merged with and into Medical Innovations, and (iii) Medical Innovations will become a wholly owned subsidiary of Horizon.

    This Proxy Statement is being furnished to holders of Common Stock in connection with the solicitation of proxies by the Board of Directors of Medical Innovations (the "Board") for use at a special meeting of stockholders of Medical Innovations (the "Special Meeting") to be held on July 11, 1996. This Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of Medical Innovations on or about June 20, 1996.

    At the Special Meeting, holders of Common Stock will be asked to adopt the Merger Agreement and approve the Merger. THE BOARD OF DIRECTORS OF MEDICAL INNOVATIONS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MEDICAL INNOVATIONS OR ANY OTHER PERSON.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED
IN THIS DOCUMENT.   ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  The Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . .    3
  The Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Interests of Certain Persons in the Merger . . . . . . . . . . . . .    4
  The Merger and the Merger Agreement. . . . . . . . . . . . . . . . .    5
  The Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . .    7
  Certain Federal Income Tax Consequences. . . . . . . . . . . . . . .    7
  Rights of Dissenting Stockholders. . . . . . . . . . . . . . . . . .    8
  Market Price Data. . . . . . . . . . . . . . . . . . . . . . . . . .    8
  Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . .    8
MEDICAL INNOVATIONS. . . . . . . . . . . . . . . . . . . . . . . . . .    9
  Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
  Reimbursement for Services . . . . . . . . . . . . . . . . . . . . .   11
  Program Education and Patient Base Expansion . . . . . . . . . . . .   12
  Suppliers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  Government Regulation. . . . . . . . . . . . . . . . . . . . . . . .   13
  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . .   15
MARKET PRICE DATA; DIVIDENDS . . . . . . . . . . . . . . . . . . . . .   15
SELECTED HISTORICAL FINANCIAL INFORMATION. . . . . . . . . . . . . . .   16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . .   17
  Results of Operations. . . . . . . . . . . . . . . . . . . . . . . .   17
  Excess Cost Over Net Assets of Acquired Companies. . . . . . . . . .   22
  Liquidity and Capital Resources. . . . . . . . . . . . . . . . . . .   22
THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . .   24
  Date, Time and Place . . . . . . . . . . . . . . . . . . . . . . . .   24
  Purposes of the Special Meeting. . . . . . . . . . . . . . . . . . .   24
  Record Date and Outstanding Shares . . . . . . . . . . . . . . . . .   25
  Voting and Revocation of Proxies . . . . . . . . . . . . . . . . . .   25
  Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . . . .   25
  Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  General Description of the Merger. . . . . . . . . . . . . . . . . .   26
  Background . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  Medical Innovations' Reasons for the Merger; Recommendation of
   Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . .   29
  Opinion of Financial Advisor to Medical Innovations. . . . . . . . .   30
  Certain Income Tax Consequences. . . . . . . . . . . . . . . . . . .   33
  Governmental and Regulatory Approvals. . . . . . . . . . . . . . . .   34
  Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . .   34
  Existing Relationships with Horizon. . . . . . . . . . . . . . . . .   34
  Rights of Dissenting Stockholders. . . . . . . . . . . . . . . . . .   34
CERTAIN TERMS OF THE MERGER AGREEMENT. . . . . . . . . . . . . . . . .   37
  Effective Time of the Merger . . . . . . . . . . . . . . . . . . . .   37
  Manner and Basis of Converting Shares. . . . . . . . . . . . . . . .   37
  Warrants and Stock Options . . . . . . . . . . . . . . . . . . . . .   38
  Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . .   38
  Representations and Warranties . . . . . . . . . . . . . . . . . . .   39
  Certain Covenants; Conduct of Business Prior to the Merger . . . . .   39
  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . .   40
  Certain Post-Merger Matters. . . . . . . . . . . . . . . . . . . . .   40
  Termination or Amendment of the Merger Agreement . . . . . . . . . .   40
  Expenses and Termination Fee . . . . . . . . . . . . . . . . . . . .   41
  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .   42
THE VOTING AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . .   43
BENEFICIAL OWNERSHIP BY CERTAIN STOCKHOLDERS AND
   MANGEMENT OF MEDICAL INNOVATIONS. . . . . . . . . . . . . . . . . .   43
INDEPENDENT ACCOUNTANTS. . . . . . . . . . . . . . . . . . . . . . . .   45
STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . .   45
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .   45
INDEX TO MEDICAL INNOVATIONS HISTORICAL
   CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . .  F-1
APPENDICES:
  A - Merger Agreement
  B - Opinion of Montgomery Securities
  C - Delaware General Corporation Law, Section 262 - Appraisal Rights

                                       SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND THE APPENDICES HERETO. STOCKHOLDERS OF MEDICAL INNOVATIONS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY. AS USED IN THIS PROXY STATEMENT, UNLESS OTHERWISE REQUIRED BY THE CONTEXT, THE TERM "HORIZON" MEANS HORIZON/CMS HEALTHCARE CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES AND THE TERM "MEDICAL INNOVATIONS" MEANS MEDICAL INNOVATIONS, INC. AND ITS CONSOLIDATED SUBSIDIARIES. CAPITALIZED TERMS USED HEREIN WITHOUT DEFINITION ARE, UNLESS OTHERWISE INDICATED, DEFINED IN THE MERGER AGREEMENT AND USED HEREIN WITH SUCH MEANINGS.

                                 THE SPECIAL MEETING

DATE, TIME AND PLACE. The Special Meeting will be held on Thursday, July 11, 1996 at One Riverway, 20th Floor, Houston, Texas, commencing at 10:00 a.m. local time.

PURPOSES OF THE SPECIAL MEETING. At the Special Meeting, Medical Innovations stockholders will consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger. The Medical Innovations stockholders also will consider and vote upon such other matters as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE. Only holders of record of shares of Common Stock at the close of business on May 31, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On such date, there were 15,954,880 shares of Common Stock outstanding, each of which is entitled to one vote on each matter to be acted upon at the Special Meeting.

QUORUM; VOTE REQUIRED. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote thereon at the Special Meeting is required under the General Corporation Law of the State of Delaware (the "DGCL") to adopt the Merger Agreement and to approve the Merger. Abstentions and broker non-votes will have the same effect as a vote against adoption of the Merger Agreement and approval of the Merger.

SECURITY OWNERSHIP OF MANAGEMENT. As of the Record Date, the directors and executive officers of Medical Innovations and their affiliates owned 5,802,319 shares of Common Stock, or approximately 36.4% of the shares entitled to vote at the Special Meeting. Certain stockholders of Medical Innovations, including all of the directors of Medical Innovations, have entered into a Voting Agreement with Horizon dated May 15, 1996 (the "Voting Agreement") whereby they have agreed, among other things, to vote all shares of Common Stock owned by them for adoption of the Merger Agreement and approval of the Merger. These stockholders also have agreed to vote their shares against any combination proposal or other matters that may interfere with the Merger. As of the Record Date, 6,855,285 shares of Common Stock, or approximately 43% of the shares entitled to vote at the Special Meeting, were subject to the Voting Agreement. See "The Voting Agreement."

                                     THE PARTIES

MEDICAL INNOVATIONS. Medical Innovations provides specialized and high-tech home health care services, home medical equipment, homemaker services, and intravenous therapies. This full complement of home health care services is designed to address the specific needs of patients in a variety of diagnostic groups, including patients receiving treatment for cancer, diabetes, wounds, AIDS and high risk pregnancies. Medical Innovations has a staff of full time nursing, homemaker, pharmacy, and therapy personnel and access to carefully screened registries of qualified clinicians, all of whom interact with physicians to implement a customized plan of home health care for each patient. Substantially all products used by Medical Innovations in its home infusion therapies are prepared in pharmacies owned by Medical Innovations. Medical Innovations also provides comprehensive home health care management and consulting services to hospitals, skilled nursing facilities, and other providers under contractual arrangements. See "Medical Innovations."

    The principal offices of Medical Innovations are located at One Riverway, Suite 2300, Houston, Texas 77056, telephone number (713) 688-6600.

HORIZON. Horizon is a leading provider of post-acute health care services, including specialty health care services and long-term care services, principally in the Midwest, Southwest and Northeast regions of the United States. Horizon provides specialty health care service through 37 acute rehabilitation hospitals in 16 states (2,065 beds), 58 specialty hospitals and subacute care units in 17 states (1,905 beds), 186 outpatient rehabilitation clinics in 21 states and 2,618 rehabilitation therapy contracts in 38 states. Horizon provides long-term care services through 121 owned or leased facilities (15,047 beds) and 143 managed facilities (15,984 beds) in a total of 19 states. Other medical services offered by Horizon include pharmacy, laboratory, Alzheimer's care, physician management, non-invasive medical diagnostic, home respiratory, home infusion therapy and hospice care.

    Post-acute care is the provision of a continuum of care to patients for the twelve month period following discharge from an acute care hospital. Post-acute care services that Horizon provides include: (a) inpatient and outpatient rehabilitative services; (b) subacute care; (c) long-term care; (d) contract rehabilitation therapy services; (e) pharmacy and related services; (f) clinical laboratory services; (g) non-invasive medical diagnostic services; (h) home respiratory supplies and services; (i) home infusion supplies and services; and
(j) hospice care. Horizon's integrated post-acute health care system is intended to provide continuity of care for its patients and enable payors to contract with one provider to provide for virtually all of the patient's needs during the period following discharge from an acute care facility.

    The principal offices of Horizon are located at 6001 Indian School Road, N.E., Suite 530, Albuquerque, New Mexico 87110, telephone number (505) 881-4961.

                      INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board with respect to the Merger, Medical Innovations' stockholders should be aware that, under the provisions of the Merger Agreement, each outstanding stock option to purchase Common Stock granted under Medical Innovations' employee stock option plans, whether vested or unvested ("Options"), and each Common Stock Warrant (as defined in the Merger Agreement) will be terminated in exchange for cash equal to the difference between the exercise price per share of Common Stock purchasable under such Options and Common Stock Warrants and $1.85, multiplied by the number of shares of Common Stock purchasable under the Options and Common Stock Warrants. Arthur L. Rice, a director of Medical Innovations and President of Hospital HomeCare Corporation (HHCC"), a wholly-owned subsidiary of Medical Innovations, holds Options to purchase 100,000 shares of Common Stock at an exercise price of $1.6875 under the 1988 Stock Option Plan, which is currently 20% vested. Mr. Rice will receive $16,250 in exchange for these Options. J. William Wilson, Secretary and General Counsel of Medical Innovations, holds Options to purchase 50,000 shares of Common Stock at an exercise price of $1.50 under the 1993 Employee Stock Option Plan, none of which is currently vested. Mr. Wilson will receive $17,500 in exchange for these Options. David C. Horn, Vice President, Treasurer and Chief Financial Officer of Medical Innovations, is the only holder of Options under the 1993 Executive Security Stock Option Plan. Mr. Horn holds Options to purchase 125,000 shares of Common Stock at an exercise price of $0.50, which Options vest upon a "change in control" of Medical Innovations or the termination of Mr. Horn without cause. Mr. Horn will receive $168,750 in exchange for these Options. Mark H. Fisher, Chairman of the Board, President and Chief Executive Officer of Medical Innovations, holds Common Stock Warrants to purchase an aggregate of 483,774 shares of Common Stock at various exercise prices. Mr. Fisher will receive $230,866 in exchange for these Common Stock Warrants. Harvey R. Houck, Jr., a director of Medical Innovations, holds Common Stock Warrants to purchase an aggregate of 1,211,046 shares of Common Stock at various exercise prices. Mr. Houck will receive $517,229 in exchange for these Common Stock Warrants. See "Certain Terms of the Merger Agreement -- Warrants and Stock Options." In considering the recommendation of the Board with respect to the Merger, Medical Innovations' stockholders should also be aware that the Merger Agreement contains certain provisions with respect to indemnification of Medical Innovations' directors and officers. See "Certain Terms of the Merger Agreement -- Indemnification."

                         THE MERGER AND THE MERGER AGREEMENT

TERMS OF THE MERGER. At the Effective Time, Merger Sub will merge with and into Medical Innovations, with Medical Innovations being the surviving corporation and becoming a wholly owned subsidiary of Horizon. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Common Stock outstanding at the Effective Time will be converted into the right to receive $1.85 in cash.

RECOMMENDATION OF BOARD OF DIRECTORS. THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF MEDICAL INNOVATIONS AND RECOMMENDS THAT THE STOCKHOLDERS OF MEDICAL INNOVATIONS ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. The Board reached its conclusion after searching for a "strategic partner" during much of the second half of 1995, and after Medical Innovations had provided management services to Horizon for over seven months, after executing an Agreement and Plan of Merger (the "Original Merger Agreement") with Horizon, pursuant to which each share of Common Stock would have been converted into shares of Horizon common stock, and after considering several alternatives to the merger contemplated by the Original Merger Agreement, including a sale of Medical Innovations' Medicare operations to Horizon. Based upon its business judgment regarding trends in the health care industry, Medical Innovations' acquisition plans, Medical Innovations' need for additional capital, and other factors, the Board believed that it was not in Medical Innovations' best interest to (i) attempt to proceed under the Original Merger Agreement,
(ii) proceed with negotiations for the sale of Medical Innovations' Medicare operations to Horizon, or (iii) terminate the Original Merger Agreement without entering into an alternative transaction with Horizon and, subsequently, attempt to raise additional capital or attempt to find another strategic partner and that the proposed Merger represented the best opportunity available to maximize stockholder value. See "The Merger -- Background" and "-- Medical Innovations' Reasons for the Merger; Recommendation of Board of Directors." In considering the recommendation of the Board with respect to the Merger, Medical Innovations stockholders should consider the information set forth in "Summary -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR TO MEDICAL INNOVATIONS. Montgomery Securities ("Montgomery") was retained by Medical Innovations to render an opinion with respect to the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by such holders in connection with the Merger. The full text of the written opinion of Montgomery, dated as of May 15, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Appendix B to this Proxy Statement and should be read carefully in its entirety. Montgomery's opinion is directed only to the fairness from a financial point of view of the consideration to be received by holders of Common Stock pursuant to the Merger, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. See "The Merger -- Opinion of Financial Advisor to Medical Innovations."

EFFECTIVE TIME OF THE MERGER. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or, to the extent susceptible to waiver, waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meeting.


CERTAIN CONDITIONS TO THE CONSUMMATION OF THE MERGER. The obligations of Horizon and Medical Innovations to consummate the Merger are subject to the satisfaction of certain conditions including the following: (i) adoption of the Merger Agreement and approval of the Merger by the stockholders of Medical Innovations; (ii) the absence of any order making the Merger illegal or otherwise prohibiting consummation of the Merger; and (iii) the absence of certain regulatory conditions. In addition, the obligations of each of Horizon and Medical Innovations are subject to the accuracy of the representations and warranties of the other party and to compliance with all agreements and covenants on the part of the other party contained in the Merger Agreement. Either Horizon or Medical Innovations may extend the time for performance of any of the obligations of the other party or waive compliance with those obligations at its discretion. See "Certain Terms of the Merger Agreement -- Conditions to the Merger."

GOVERNMENTAL APPROVALS. On May 24, 1996, Horizon and Medical Innovations each filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") a notification and report, together with requests for early termination of the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger. Expiration or early termination of the applicable waiting period under the HSR Act is a condition to the obligations of Horizon and Medical Innovations to consummate the Merger. On June 4, 1996, the FTC and the DOJ granted early termination of the applicable waiting period under the HSR Act. Medical Innovations has been advised by its counsel that the Merger will not constitute a "change of ownership" of the Medical Innovations "providers" for purposes of the Medicare program. However, for Medicaid purposes, one or more of the state Medicaid programs may consider this transaction to constitute a change of ownership and may require the providers to file the necessary state notifications in connection with the changes of ownership. See "The Merger -- Governmental and Regulatory Approvals and Matters." Medical Innovations is not aware of any other governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws.

NO SOLICITATION. The Merger Agreement provides that Medical Innovations will not initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal relating to any Competing Transaction (as defined below), or enter into discussions or negotiations with any person in furtherance of a Competing Transaction, or agree to, or endorse, a Competing Transaction; PROVIDED, HOWEVER, that the Board may authorize its representatives to furnish information or enter into discussions or negotiations with respect to an unsolicited bona fide proposal in writing relating to a Competing Transaction for which financing, to the extent required, is then committed (except that a financing commitment is not required for purposes of furnishing information only), if, and only to the extent that, the Board, after consultation with and based upon the advice of outside legal counsel, determines in good faith that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by the DGCL. Medical Innovations is required to provide Horizon written notice prior to taking any such actions and to notify Horizon of any inquiries or proposals received by Medical Innovations and copies of any written inquiry or proposal. Further, the Board may take such actions as may be necessary to comply with Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with regard to a Competing Transaction. A "Competing Transaction" means any merger, consolidation, share exchange, business combination or similar transaction involving Medical Innovations or any of its Significant Subsidiaries (as defined in the Merger Agreement) or the acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a substantial portion of the assets of, Medical Innovations or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement. See "Certain Terms of the Merger Agreement -- No Solicitation."

TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of Horizon and Medical Innovations or (ii) by either party if (a) the Merger has not been consummated before September 30, 1996 (provided, however, that the Merger Agreement may be extended by either Horizon or Medical Innovations to a date no later than December 31, 1996 under certain circumstances), (b) any court or governmental order shall have prohibited consummation of the Merger, (c) the required approvals of the stockholders of Medical Innovations are not received at the Special Meeting, or (d) if Medical Innovations accepts a bona fide written proposal made by a third party relating to a Competing Transaction on terms that the Board determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of counsel, and for which financing, to the extent required, is then committed (a "Superior Proposal").

BY HORIZON. Horizon may terminate the Merger Agreement (i) upon a breach of any material representation, warranty, covenant or agreement on the part of Medical Innovations set forth in the Merger Agreement, or if any such representation or warranty shall have become untrue, in either case such that Horizon's conditions to closing of the Merger would not be satisfied, subject to a limited cure period under certain circumstances, or (ii) if the Board withdraws, modifies or changes its recommendation of the Merger in a manner adverse to Horizon or recommends to the stockholders of Medical Innovations any Competing Transaction, or resolves to do so, or (iii) if a tender or exchange offer for outstanding shares of capital stock of Medical Innovations then representing more of the combined power to vote generally for the election of directors than is subject to the Voting Agreement as of the date of the Merger Agreement is commenced, and the Board does not recommend that stockholders not tender their shares into such offer, or (iv) if any person (other than Horizon or an affiliate thereof) shall have acquired beneficial ownership or the right to acquire beneficial ownership of outstanding shares of capital stock of Medical Innovations then representing more of the combined power to vote generally for the election of directors than is subject to the Voting Agreement as of the date of the Merger Agreement.

BY MEDICAL INNOVATIONS. Medical Innovations may terminate the Merger Agreement upon a breach of any material representation, warranty, covenant or agreement on the part of Horizon set forth in the Merger Agreement, or if any such representation or warranty shall have become untrue, in either case such that Medical Innovations' conditions to effecting the Merger would not be satisfied, subject to a limited cure period under certain circumstances.

    See "Certain Terms of the Merger Agreement -- Termination or Amendment of the Merger Agreement."

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

TERMINATION FEE. If the Merger Agreement is terminated upon the occurrence of certain of the events described above, Medical Innovations will be required to pay to Horizon a termination fee of $1 million. See "Certain Terms of the Merger Agreement -- Expenses and Termination Fee."

WARRANTS AND STOCK OPTIONS. Medical Innovations has the obligation under the Merger Agreement to take all actions necessary to cause each Option, whether vested or unvested, and each Common Stock Warrant to be exercised, expire pursuant to its terms or be terminated immediately prior to the Effective Time in exchange for the right to receive cash equal to the product of (i) the number of shares of Common Stock subject to such Option or Common Stock Warrant, and (ii) the amount by which $1.85 exceeds the exercise price per share of such Option or Common Stock Warrant.

INDEMNIFICATION. Horizon agrees in the Merger Agreement to indemnify and hold harmless Medical Innovations and its directors and officers from and against liabilities to which any indemnified party may become subject under the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act or otherwise, insofar as such liability arises out of or is based upon any untrue statement or alleged untrue statement of a material fact relating to such indemnifying party and contained in the Proxy Statement or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein with respect to such indemnifying party not misleading or necessary to make the statements in the Proxy Statement with respect to such indemnifying party, in light of the circumstances under which they were made, not misleading.

    The Merger Agreement provides that (i) for a period of five years after the Effective Time, Medical Innovations will not amend its charter or bylaws to reduce or limit the rights of indemnity afforded to the present and former directors and officers of Medical Innovations thereunder or as to the ability of Medical Innovations to indemnify such persons, or to hinder, delay or make more difficult the exercise of such rights of indemnity or ability to indemnify and
(ii) Medical Innovations will at all times exercise the powers granted to it by its charter and bylaws and by applicable law to indemnify to the fullest extent possible the present and former directors, officers, employees and agents of Medical Innovations against claims made against them arising from their service in such capacities. The Merger Agreement also provides for Horizon to guarantee payment of Medical Innovations' indemnification obligations under certain circumstances.

                               THE VOTING AGREEMENT

    Pursuant to the Voting Agreement, certain stockholders of Medical Innovations, including all of the directors, have agreed, among other things, to vote all shares of Common Stock owned by them in favor of the Merger Agreement. As of the Record Date, 6,855,285 shares of Common Stock, or approximately 43% of the shares entitled to vote at the Special Meeting, were subject to the Voting Agreement. See "The Voting Agreement."

                       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash for shares of Common Stock pursuant to the Merger or pursuant to the exercise of appraisal rights with respect to shares of Common Stock will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local and other tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes to the extent of the difference between the cash received and the holder's basis in the shares of Common Stock exchanged for cash. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The
Merger -- Certain Federal Income Tax Consequences." HOLDERS OF COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER PARTICULAR TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

                          RIGHTS OF DISSENTING STOCKHOLDERS

    In connection with the Merger, holders of Common Stock who comply with certain requirements and procedures set forth in Section 262 of the DGCL may be entitled to seek an appraisal of their shares and to obtain the "fair value" of their shares. To exercise appraisal rights, holders of Common Stock must comply strictly with the procedural requirements of

Section 262 of the DGCL, a description of which is set forth under "The Merger -
- - Rights of Dissenting Stockholders," and the full text of which is included as Appendix C hereto.

                                  MARKET PRICE DATA

    The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "MIXX." On February 12, 1996, the last trading day prior to the date of the joint announcement by Horizon and Medical Innovations that they had executed the Original Merger Agreement, the closing per share sales price of the Common Stock, as reported by the Nasdaq SmallCap Market, was $1.625. On May 15, 1996, the last trading day prior to the release of the joint announcement by Horizon and Medical Innovations that they had executed the Merger Agreement, the closing per share sales price of the Common Stock, as reported by the Nasdaq SmallCap Market, was $1.25. On June 14, 1996, the closing per share sales price of the Common Stock, as reported by the Nasdaq SmallCap Market, was $1.625. See "Market Price Data; Dividends." Stockholders are urged to obtain current market quotations for the Common Stock.

                                   DIVIDEND POLICY

    Medical Innovations has never paid cash dividends on the Common Stock. Medical Innovations presently intends to retain earnings to finance the expansion of its business and, therefore, does not expect to pay any cash dividends in the foreseeable future. Any determination as to the payment of cash dividends will depend upon Medical Innovations' earnings, general financial condition, capital needs and other factors deemed pertinent by the Board, as well as any limitations imposed by Medical Innovations' lenders under its financing arrangements. Medical Innovations' current credit facilities prohibit the payment of dividends. See "Market Price Data; Dividends."

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

                                 MEDICAL INNOVATIONS

INTRODUCTION

    Medical Innovations provides specialized and high-tech home health care services, home medical equipment, homemaker services, and intravenous therapies. This full complement of home health care services is designed to address the specific needs of patients in a variety of diagnostic groups, including patients receiving treatment for cancer, diabetes, wounds, AIDS and high risk pregnancies. Medical Innovations has a staff of full time nursing, homemaker, pharmacy, and therapy personnel and access to carefully screened registries of qualified clinicians, all of whom interact with physicians to implement a customized plan of home health care for each patient. Substantially all products used by Medical Innovations in its home infusion therapies are prepared in pharmacies owned by Medical Innovations. Medical Innovations also provides comprehensive home health care management and consulting services to hospitals, skilled nursing facilities, and other providers under contractual arrangements.

    Medical Innovations believes that its home health care business is part of a growing industry. Pressure to reduce health care costs through shorter institutional stays, combined with the escalating price of health care, the aging of the American population and an increasing awareness by consumers that quality health care can be administered at home, has resulted in rapid growth of the market for home health care. Moreover, physicians are increasingly being asked by patients and payors to oversee health care services at home, or in other environments which are less costly than hospitalization. Medical Innovations offers health care services in environments familiar to the patient, with systems that assist the physician in maintaining control of medical treatment, at a price that Medical Innovations believes compares favorably with alternative means of treatment.

    Medical Innovations' strategy has been to expand through acquisitions, develop additional complementary health care services, increase the number of patients served in its existing markets, introduce new therapies, and provide management and consulting services to other providers of home health care. As described below, Medical Innovations completed seven acquisitions in 1993 through 1995, and formed a management services division in late 1993. The management services division was expanded in May 1995 by the merger with HHCC and in September 1995 by the execution of a five-year contract to start-up and manage the homecare operations of Horizon.

    Effective January 1, 1993, Medical Innovations acquired substantially all of the operating assets, except cash and accounts receivable, of Preferred Pharmacy, Inc. and Preferred Homecare, Inc. (collectively, "Preferred"), a provider of home infusion therapy and skilled homecare services in the Houston, Texas area.

    Effective May 1, 1993, Medical Innovations acquired all of the issued and outstanding shares of common stock of Physician's Visiting Nurse Service, Inc. ("PVNS"), a provider of skilled homecare and homemaker services exclusively in the state of Texas.

    Effective September 1, 1993, Medical Innovations acquired all of the outstanding common stock of Advance Healthcare, Inc. ("Advance"), a provider of home intravenous therapies in the Richmond, Virginia area.

    Effective February 11, 1994, Medical Innovations acquired certain assets of STAT Specialty Home Health Care, Inc. ("STAT"), a provider of skilled homecare services in the Texas Rio Grande Valley and Houston areas.

    Effective April 1, 1994, Medical Innovations acquired all of the outstanding common stock of PRN Home Health Care of Nevada, Inc. and affiliates ("PRN Nevada"), a provider of skilled homecare and homemaker services in the state of Nevada.

    On January 31, 1995, Medical Innovations acquired certain assets of PharmaThera, Inc.'s Pensacola, Florida branch (the "PharmaThera Branch"), a provider of infusion therapy services in the Pensacola, Florida area.

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

    On May 19, 1995, Medical Innovations acquired all of the outstanding common stock of HHCC, a provider of homecare management and consulting services in various states, in a "stock for stock" merger accounted for as a pooling of interests.

    As of December 31, 1995, Medical Innovations provided its home health care services in Texas, Nevada, Virginia, and Florida and its homecare management services in Texas, Nevada and various other states.

    The principal offices of Medical Innovations are located at One Riverway, Suite 2300, Houston, Texas 77056, telephone number (713) 688-6600.

SERVICES

    Medical Innovations provides services through teams of clinicians, including homemakers, home health aides, licensed practical nurses, licensed registered nurses, registered pharmacists, physical therapists, occupational therapists, speech therapists, and medical social workers. In most of Medical Innovations' operations, its clinicians form tightly knit interdisciplinary teams, each of which provides home health care to patients in a defined geographic area. In connection with the administration of home infusion therapies, Medical Innovations' pharmacies prepare the necessary pharmaceuticals, such as nutritional solutions, antineoplastic chemotherapy agents, antibiotics and other medications.

    Medical Innovations has established written policies and procedures prescribing standards for patient care and has established an internal quality assurance program including chart audits, pharmacy surveys, patient interviews and customer questionnaires. Medical Innovations conducts clinical and operational audits of each branch office on a periodic basis to assure compliance with these standards. The clinical staff actively participates with the corporate staff in the quality assurance program.

    To assist in maintaining high standards for quality care, Medical Innovations has established medical advisory boards comprised of prominent physicians that provide advice on specific medical issues. Medical Innovations also consults from time to time with medical specialists on clinical procedures and new therapies. In addition, Medical Innovations has sought and obtained accreditation from the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) for most of its operations. Medical Innovations' health care specialists and home nursing staff must meet experience and training criteria. In accordance with state and federal regulations, each member of such staff is tested and evaluated at the time of employment, prior to providing patient care.

NURSING SERVICES. Medical Innovations offers a full line of intermittent and extended services for both infusion and general nursing needs of patients. Medical Innovations maintains an extensive registry of carefully screened staff, including registered nurses, licensed vocational nurses, and home health aides. Skilled nursing services include the following: (i) administering injections;
(ii) changing dressings and other care for wounds, incisions and stomas;
(iii) monitoring vital signs; (iv) catheter care; (v) drawing lab samples;
(vi) administering enteral nutrition therapy; and (vii) patient education. Infusion nursing services include attended infusion drug administrations, catheter placements and blood transfusions.

PERSONAL ASSISTANCE. Homemakers and home health aides provide hourly or around-the-clock assistance with bathing, hygiene tasks, bed linen changes and general cleaning of the patient's living area and other personal care needs.

PHYSICAL THERAPY. Physical therapists provide structured therapies for the patient's improved ambulation, use of equipment, prostheses training, therapies for the patient's increased bed mobility, prescribed exercise programs, and needed therapy to improve activities of daily living.

OCCUPATIONAL THERAPY. Occupational therapists provide structured therapies for the patient's improved upper body mobility, training in home for bath activities and equipment, and increased independence in the patient's activities of daily living.

SPEECH THERAPY. Speech therapists provide structured therapies for the patient's increased communication skills and improved swallowing techniques following a trauma.

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

MEDICAL SOCIAL SERVICES. Medical Innovations employees counsel patients to alleviate stresses encountered during illnesses by providing needed information and support, as well as coordination of community services for the patient and family.

EQUIPMENT AND ENTERAL THERAPY. Medical Innovations provides durable medical equipment and medical supplies that are needed to complete therapy in the home, coordinated by nurse managers and patient service representatives. Infusion pumps and supplies are stocked, maintained and dispensed according to industry standards in Medical Innovations' pharmacies. Patients receive comprehensive training and counseling on all medical supplies provided as part of their therapies.

SPECIALIZED HOME HEALTH CARE PROGRAMS. Medical Innovations develops special programs to address specific patient needs, managed care companies and physicians as an effective way to reduce health care costs and ensure quality patient care.

FACILITY STAFFING. Medical Innovations currently provides nurse staffing services to hospitals and other institutions in Virginia and Nevada.

MANAGEMENT SERVICES. Medical Innovations provides comprehensive homecare management and consulting services to hospitals, rural health clinics, skilled nursing facilities, and other providers under contractual arrangements.

REIMBURSEMENT FOR SERVICES

    Patients, their insurers or other third-party payors, if applicable, are billed directly by Medical Innovations for its products and services provided. Nursing services are generally billed at a specified rate per visit or per hour and pharmaceuticals are priced based on "per diem" rates or on an item-by-item basis.

    Virtually all of Medical Innovations' revenue is attributable to amounts from third-party payors. Like other medical service providers, Medical Innovations is subject to lengthy collection periods as a result of third-party payment procedures. Consequently, management of accounts receivable through effective billing and reimbursement procedures is critical to Medical Innovations' financial success.

    Before a patient begins home health care services, reimbursement specialists contact the patient's third-party payor to determine eligibility for, and the extent of, insurance coverage. The billing and reimbursement process requires the collection, review and approval of a significant number of documents. Certain payors such as Medicare, Medicaid, and some managed care plans require very specific procedures and documentation prior to providing reimbursement. Medical Innovations' reimbursement specialists work closely with third-party payors and are directly responsible for assessing patient coverage, ensuring the adequacy of documentation, submitting the documentation and claims to the third-party payors, and expediting payment. Medical Innovations accepts assignments of insurance benefits from the patient and, in most instances, the third-party payors reimburse Medical Innovations directly.

    Reimbursement coverage is provided through private sources, such as insurance companies, self-insured employers and patients, as well as through Medicare, Medicaid, and other government programs. During 1995, Medical Innovations' payor mix was approximately 51% Medicare, 6% Medicaid, 20% other government programs, and 23% private insurance and private pay. Private health care insurance typically reimburses a higher amount for a given therapy and provides a broader range of benefits than Medicare and most other government programs. In addition, reimbursement from government payors is generally based on the cost of services provided, which is subject to examination and retroactive adjustment after reimbursement. Medical Innovations has not had a material amount of claims refused by insurance companies or a material amount of reimbursement by government payors adjusted downward upon final settlement. From time to time, Medical Innovations enters into negotiated pricing arrangements with third parties, including Health Maintenance Organizations (HMOs) and Preferred Provider Organizations (PPOs). Such "managed care" arrangements are becoming more prevalent in the health care industry. Medical Innovations will continue to enter into such pricing arrangements to the extent such arrangements provide for adequate reimbursement for services provided.

    In addition to extensive, existing health care regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The United States

Congress is currently reviewing extensive Medicare reform, which may include drastic changes to the health care industry as providers face pressure to contain costs associated with Medicare. In addition, Medical Innovations anticipates that both Congress and state legislatures will continue to review comprehensive reform legislation that may effect fundamental changes in the nation's health care system. The scope of any health care reform, whether at the federal or state level, is uncertain. The profitability of Medical Innovations could be adversely affected by any new government regulation limiting the levels of reimbursement and by the continuing efforts of governmental and private payors to independently reduce costs by lowering reimbursement rates, increasing medical review of bills for services, and negotiating for reduced payment rates.

    Currently, Medicare reimbursement for home health care nursing services and supplies are under a cost-based model that does not necessarily encourage efficiency or cost effectiveness. However, in the near future, Medical Innovations believes it is likely that some form of a prospective reimbursement system will be in place that will provide an incentive for home health care companies to reduce costs while maintaining quality in their services. Medical Innovations will continue to focus on reducing its costs and developing superior patient outcomes in anticipation of such change.

    Medical Innovations is compensated on a fixed fee basis, per patient visit fee basis, or combination thereof, under its management and consulting services contracts with hospitals, skilled nursing facilities, and other providers.

PROGRAM EDUCATION AND PATIENT BASE EXPANSION

    Expanding the base of health care services to patients is highly dependent upon the professional reputation of the service provider and its ability to respond to client demands at competitive prices. Since patients are obtained primarily through referrals from physicians and case managers, Medical Innovations emphasizes establishing and maintaining professional relationships with referral sources in the areas where Medical Innovations does business.

    Medical Innovations maintains a program education staff which contacts physicians, third party payors and other referral sources, explaining Medical Innovations' comprehensive home health care program. Typically, a source will make initial referrals to Medical Innovations on a trial basis after it becomes familiar with the scope and quality of Medical Innovations' patient care services. To obtain referrals, Medical Innovations emphasizes high quality, reliability of patient service, and its geographic coverage area, plus detailed reporting and consultation with referral sources.

    Medical Innovations provides information about its services to a wide range of patient referral sources, such as physicians, medical groups, hospital discharge planners, prepaid health plans, nursing agencies, and case managers. An important element of Medical Innovations' expansion is to provide information to referral sources concerning the availability of home infusion care and the cost-saving advantages of home therapy. Medical Innovations may also assist referral sources in establishing procedures for the identification of candidates for whom home health care may be appropriate. Primarily due to escalating pressures to contain health care costs, third-party payors are participating to a greater extent in decisions regarding health care alternatives and, consequently, are becoming more important in the referral process. Medical Innovations endeavors to ensure that its services and products are provided in a manner and at a price which enables patients to utilize third-party reimbursement through insurance and non-governmental subsidies.

    Medical Innovations from time to time may enter into contractual and other arrangements with medical professionals, institutions and third-party payors, which may include arrangements with prepaid health plans, under which Medical Innovations agrees to provide services to members of the organization at negotiated prices.

SUPPLIERS

    Medical Innovations purchases all pharmaceuticals and other materials and buys or rents equipment required in connection with Medical Innovations' business from a number of suppliers. Medical Innovations has not experienced, and does not anticipate that it will experience, difficulty in purchasing such materials or renting such equipment. In the event that its current suppliers cease to sell materials or rent equipment to Medical Innovations, Medical Innovations believes that alternate sources can readily be located to adequately meet its needs at comparable prices.

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

COMPETITION

    The home health care business is highly fragmented, with a large number of small providers serving local markets and a smaller number of larger regional and national providers. Medical Innovations believes that the number of providers is declining due to the continuing consolidation within the health care industry. Medical Innovations competes with a large number of companies and programs in most areas in which it provides services and products. These competitors include major national and regional companies, hospital-based programs, physician groups and nursing agencies. Medical Innovations believes that the principal competitive factors are a reputation for quality service, a range of services, experience, and price. Provider size is also becoming an important factor as a result of the increased emphasis on managed care.

    The competitive factors most important to attracting referral sources and patients for Medical Innovations' home nursing and its other services and products are name recognition in the marketplace, reputation for quality of service, geographic area covered, and price, as well as provider size.

    Medical Innovations' competitors in the home infusion business include a large number of home health care providers of various sizes that offer intravenous therapy as their only home health care product and service. The development of alternative means of treating infections or administering nutrition which do not involve infusion therapy also could adversely affect Medical Innovations' home infusion business. Medical Innovations competes in this market based upon a number of factors, including quality of care and service, the ability to service the geographic area, the ability to develop and maintain relationships with referral sources, and price.

    Competition for Medical Innovations' management services division is currently relatively limited as compared to its other services and products, but could increase as other companies with home health care expertise enter this market. In addition, the hospitals and other providers that are customers, or potential customers of Medical Innovations' management services, may decide to perform such management internally.

GOVERNMENT REGULATION

STATE REGULATION. Health care services are subject to substantial regulation by the various states in which Medical Innovations conducts its business. In particular, Medical Innovations' facilities are subject to state laws governing pharmacies, home health agencies, nursing services, health planning and professional ethics. The United States Food and Drug Administration and Drug Enforcement Agency also require each facility containing a pharmacy to be registered to dispense controlled substances. These regulations impose substantive standards on the level of home health care provided, as well as licensing and record keeping requirements. Such licenses generally require annual renewal. The state governmental bodies that presently regulate Medical Innovations are the state departments of health, the state boards of pharmacy and the state departments of public safety. Additionally, Medical Innovations' nurses and pharmacists are licensed by respective state agencies. The failure of a facility to obtain, renew or maintain any required regulatory approvals or licenses could adversely affect continued expansion of Medical Innovations and could prevent such facility from offering its existing services to patients.

    Some of the states in which Medical Innovations operates have laws that prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers and referral sources that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. In addition, some states restrict certain business relationships between physicians and pharmacies. Possible sanctions for violation of these restrictions include loss of licensure and civil and criminal penalties. These statutes vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. Medical Innovations believes that it currently has no relationship which would be considered to be in violation of these statutes in any material respect and intends to structure referral arrangements, if any, with health care providers in compliance with the relevant state statutes.

FEDERAL REGULATION. Medical Innovations has Medicare-certified home health care agencies in Texas, Virginia and Nevada. HCFA promulgates, through its selected intermediaries and administrators, certain controls and standards applicable to the provision of services and reimbursement of those services to Medicare patients. The business of Medical Innovations may be impacted by changes in these regulations. In addition, Medical Innovations is subject to laws and regulations which relate to business corporations in general, including antitrust laws, occupational health and safety laws and environmental laws which, among other things, include the disposal, transportation, and handling of hazardous and infectious wastes. None of these laws and regulations have had a material adverse effect on Medical Innovations' business or competitive position or required material capital expenditures on the part of Medical Innovations.

    Medical Innovations is also subject to Section 112B(b) of the Social Security Act (commonly known as the Federal Illegal Remuneration Law), which prohibits certain actions and practices deemed by Congress to be fraudulent or abusive in nature. In particular, the Federal Illegal Remuneration Law prohibits financial arrangements between providers of health care services to government health care program (including Medicare and Medicaid) beneficiaries, such as Medical Innovations, and potential referral sources, such as physicians, that are designed to induce patient referrals to the providers. The Federal Illegal Remuneration Law contains both civil and criminal sanctions. The prohibitions contained in this statute have been broadly construed by federal courts and administrative agencies charged with enforcement of the statute and apply to any type of financial transaction between providers of health care services to Medicare and Medicaid beneficiaries and referral sources. Medical Innovations believes that it currently has no financial relationship which would be considered to be in violation of the Federal Illegal Remuneration Law in any material respects.

    In addition to the Federal Illegal Remuneration Law, Section 1877 of the Social Security Act (commonly known as the Stark Law) imposes certain restrictions upon referring physicians and providers of certain designated health services under the Medicare and Medicaid programs. Subject to certain exceptions, the Stark Law provides that if a physician (or a family member of a physician) has a financial relationship with an entity, (i) the physician may not make a referral to the entity for the furnishing of designated health services reimbursable under the Medicare and Medicaid programs, and (ii) the entity may not bill for designated health services furnished pursuant to a prohibited referral. Entities and physicians committing an act in violation of the Stark Law are subject to civil monetary penalties and exclusion from the Medicare and Medicaid programs. The designated health services include home health services, outpatient prescription drugs, durable medical equipment, and other services furnished through Medical Innovations' facilities. Financial relationships subject to the Stark Law are defined to include compensation arrangements, as well as investment interests such as those held by investors in Medical Innovations. Thus, physicians who invest in Medical Innovations, or have family members who invest in Medical Innovations, will be prohibited from referring Medicare and Medicaid patients to facilities owned by Medical Innovations. Medical Innovations intends to monitor interests held by physicians or family members of physicians and comply with the referral prohibitions, as well as structure all compensation arrangements with physicians, if any, in compliance with the requirements of the Stark Law.

    Medical Innovations believes that it is in material compliance with all applicable laws and regulations. Medical Innovations is unable to accurately predict what additional legislation, if any, may be enacted in the future relating to Medical Innovations' business or the health care industry, including third-party reimbursement, or what effect any such legislation may have on Medical Innovations.

EMPLOYEES

    At March 31, 1996, Medical Innovations employed approximately 690 full-time executive, administrative, program education, technical and patient care employees. Medical Innovations utilizes, on a part-time, hourly or per visit basis, nurses, nurse aides and attendants. Medical Innovations maintains registries of over 3,000 nurses, nurse aides and attendants in Texas, Virginia, Nevada and Florida. To date, Medical Innovations has not experienced any shortages in the availability of qualified nursing or other professionals.

PROPERTIES

    As of March 31, 1996, Medical Innovations leased approximately 8,600 square feet of space in Houston, Texas for its corporate offices. Medical Innovations also leased office space for all of its other operations, including four locations in Virginia, one location in Florida, four locations in Nevada, and approximately thirty-five locations in Texas. These other facilities range in size from approximately 380 square feet to approximately 18,000 square feet, with the average size being approximately 3,400 square feet. Medical Innovations believes that such facilities are generally adequate and suitable for its current operating activities. Medical Innovations does not, nor does it plan to, own any real property. Aggregate monthly rent for Medical Innovations' facilities was approximately $135,000 as of March 31, 1996.

LEGAL PROCEEDINGS

    There are no material pending legal proceedings to which Medical Innovations or any of its subsidiaries is a party or of which any of their property is the subject.

                             MARKET PRICE DATA; DIVIDENDS

The following table sets forth the quarterly high and low sales prices for the Common Stock:


                                                 COMMON  STOCK
                                                      MIXX
                                             -----------------------

                                            HIGH                LOW
                                            ----                ----

FISCAL YEAR ENDED DECEMBER 31, 1994

    First Quarter                           2-1/2               1-11/16
    Second Quarter                          2-3/16              1-3/4
    Third Quarter                           2-11/32             1-9/16
    Fourth Quarter                          1-11/16             1-3/8

FISCAL YEAR ENDED DECEMBER 31, 1995

    First Quarter                           1-5/8               1-1/4
    Second Quarter                          1-7/8               1-1/4
    Third Quarter                           2-11/16             1-21/32
    Fourth Quarter                          2-7/32              1-13/32

FISCAL YEAR ENDED DECEMBER 31, 1996

    First Quarter                           2                   1-1/8
    Second Quarter (through June 14, 1996)  1-11/16             1-5/32


The listed quotations reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

Medical Innovations has never paid cash dividends on the Common Stock. Medical Innovations presently intends to retain earnings to finance the expansion of its business and, therefore, does not expect to pay any cash dividends in the foreseeable future. Any determination as to the payment of cash dividends will depend upon Medical Innovations' earnings, general financial condition, capital needs and other factors deemed pertinent by the Board, as well as any limitations imposed by Medical Innovations' lenders under its financing arrangements. Medical Innovations' current credit facilities prohibit the payment of dividends.

                      SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected historical consolidated financial information of Medical Innovations and subsidiaries shown below, insofar as it relates to each of the years ended December 31, 1995, 1994 and 1993, has been derived from Medical Innovations' consolidated financial statements audited by Price Waterhouse LLP, independent accountants. The selected historical financial information of Medical Innovations and subsidiaries shown below, insofar as it relates to the three months ended March 31, 1996 and 1995, has been derived from Medical Innovations' unaudited consolidated financial statements and includes, in the opinion of Medical Innovations' management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information for such periods. Results for such three month periods is not necessarily indicative of the results which may be expected for the fiscal year as a whole. The information set forth below is qualified by reference to and should be read in conjunction with Medical Innovations' consolidated financial statements and related notes included elsewhere in this Proxy Statement.


                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                               ---------------------------------------------
                                                THREE MONTHS
                                                ENDED MARCH 31,                        YEAR ENDED DECEMBER 31, (1)
                                              -----------------         --------------------------------------------------------
                                             1996       1995(1)(2)     1995(2)      1994(4)      1993(8)      1992         1991
                                             ----       ----           ----         ----         ----         ----         ----
Consolidated Statement of
 Operations Data:
   Revenues                               $16,484      $15,928      $69,389      $60,378      $34,577       $9,958       $9,288
   Income (loss) from operations              522          565(3)     2,860(3)     1,786(5,6)   1,632(6)      (369)         259
   Net income (loss)                          158          261        1,110          610(7)       742         (307)         113
   Net income (loss) per common
    and common equivalent share              0.01         0.02         0.07         0.04         0.05        (0.03)        0.01

Consolidated Balance Sheet Data
 (at period end):
   Total assets                           $27,959      $28,197      $29,090      $27,593      $20,841       $4,373       $3,614
   Working capital                          4,394          247        5,223        3,812        1,991        2,209          583
   Long-term debt(9)                        9,687        6,781       10,590       10,040        4,266          672           20
   Total stockholders' equity(10)           9,530        8,338        9,339        8,071        7,785        2,111        1,138
   Book value per common share               0.60                      0.59

___________________________________


(1) Restated to reflect the merger with HHCC in May 1995 which was accounted for as a pooling of interests.

(2) Includes two months of results for the three months ended March 31, 1995 and eleven months of results for the year ended December 31, 1995 from the PharmaThera Branch which was acquired on January 31, 1995.

(3) Includes a reduction of expenses of approximately $245,000 resulting from the abatement of nonrecurring payroll tax penalties and interest attributable to prior years.

(4) Includes approximately eleven months of results from STAT which was acquired effective February 11, 1994, and nine months of results from PRN Nevada which was acquired effective April 1, 1994.

(5) Includes income of approximately $533,000 relating to PVNS preacquisition Medicare Cost Reports.

(6) Includes payroll tax penalties and employee injury costs of $151,000 in 1993 and $134,000 in 1994 which were recovered in 1994 pursuant to the PVNS settlement.

(7) Includes a pre-tax gain of $128,500 from sale of a minority interest in the Company's Pensacola, Florida operation.

(8) Includes a full year of results of Preferred which was acquired effective January 1, 1993, eight months of results from PVNS which was acquired effective May 1, 1993, and four months of results of Advance which was acquired effective September 1, 1993.

(9) Exclusive of obligation to the former owners of PVNS, which is included in accrued liabilities - see notes to accompanying consolidated financial statements of Medical Innovations.

(10) No Common Stock dividends were declared during any of the periods presented.


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                         CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    The following table presents selected financial information for the periods indicated as a percentage of revenues and sets forth the percentage dollar increase (decrease) of such items from period to period.


                                             PERCENTAGE OF REVENUES
                                  --------------------------------------------
                                    THREE MONTHS
                                   ENDED MARCH 31,    YEAR ENDED DECEMBER 31,
                                  ----------------   -------------------------
                                  1996      1995     1995      1994     1993
                                 ------    ------   ------    ------   ------
REVENUES                          100.0%    100.0%   100.0%    100.0%   100.0%
                                 ------    ------   ------    ------   ------

DIRECT PATIENT CARE                58.0%     62.0%    60.1%     62.5%    61.9%
SELLING, GENERAL & ADMINISTRATIVE  36.9%     33.6%    34.0%     32.7%    31.5%
PROVISION FOR DOUBTFUL ACCOUNTS     1.9%       .9%     1.7%      1.6%     1.9%
MERGER TRANSACTION COSTS             --        --       .1%       .3%      --
                                 ------    ------   ------    ------   ------

INCOME FROM OPERATIONS              3.2%      3.5%     4.1%      2.9%     4.7%

GAIN ON SALE OF MINORITY INTEREST    --        --       --        .2%      --
INTEREST EXPENSE                    1.4%      1.5%     1.5%      1.4%     1.2%
                                 ------    ------   ------    ------   ------

INCOME BEFORE INCOME TAXES          1.8%      2.0%     2.6%      1.7%     3.5%
INCOME TAX PROVISION                 .8%       .4%     1.0%       .7%     1.3%
                                 ------    ------   ------    ------   ------

NET INCOME                          1.0%      1.6%     1.6%      1.0%     2.2%
                                 ------    ------   ------    ------   ------
                                 ------    ------   ------    ------   ------



                                          PERCENTAGE CHANGE FROM PRIOR PERIOD
                                       -----------------------------------------
                                        THREE MONTHS           YEAR ENDED
                                       ENDED MARCH 31,         DECEMBER 31,
                                       --------------    -----------------------
                                         1996 VS.       1995 VS.       1994 VS.
                                           1995           1994           1993
                                          -------       --------       --------
REVENUES                                     3.5%          14.9%          74.6%

DIRECT PATIENT CARE                        (3.2)%          10.6%          76.3%
SELLING, GENERAL & ADMINISTRATIVE           13.9%          19.5%          81.3%
PROVISION FOR DOUBTFUL ACCOUNTS            110.5%          24.3%          44.2%
MERGER TRANSACTION COSTS                      N/A        (65.4)%            N/A
                                          -------       --------       --------

INCOME FROM OPERATIONS                     (7.5)%          60.2%           9.4%

INTEREST EXPENSE                           (4.2)%          24.1%         104.3%
                                          -------       --------       --------

INCOME BEFORE INCOME TAXES                (10.0)%          70.1%        (13.0)%
INCOME TAX PROVISION                      116.7 %          53.7%         (5.3)%
                                          -------       --------       --------

NET INCOME                                (39.5)%          82.0%        (17.8)%
                                          -------       --------       --------
                                          -------       --------       --------


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


REVENUES. Revenues for 1995 were $69,389,360, an increase of $9,011,212, or 14.9%, over 1994 revenues of $60,378,148. Of this increase, approximately $2,658,000 was due to the acquisition of PRN Nevada effective April 1, 1994. A full year of PRN Nevada revenues were included in 1995 while 1994 included only nine months of PRN Nevada revenues. Also, an increase of approximately $748,000 was attributable to the PharmaThera Branch acquisition on January 31, 1995, and accordingly, 1994 did not include any PharmaThera Branch revenues. The management division's revenues increased by $1,021,000, or 64.4%, primarily as the result of contracts entered into in 1995 and the recognition of approximately $212,000 in revenues resulting from the early termination of two management contracts in 1995. The remaining increase of $4,584,000 was comprised of (i) an increase in revenues of $4,727,000, or 11.3%, in Texas nursing and pharmacy operations, (ii) an increase in revenues from Virginia nursing and pharmacy operations of $1,481,000, or 21.7%, (iii) a decrease in revenues of $1,254,000, or 66.5%, in the New Jersey operation which was closed in July 1995, and (iv) a decrease in revenues of $334,000, or 4.0%, in the Nevada nursing operations as this location continues to experience an increase in management contract activity. On a company-wide basis in 1995, nursing and related revenues increased by $4,470,000, or 11.0%, homemaker revenues increased by $1,634,000, or 13.8%, and pharmacy revenues increased by $1,921,000, or 31.6%, compared to 1994. Medical Innovations' revenues have been affected by changes in reimbursement policies and rates of various third party payors; however, it is impossible to determine the exact magnitude thereof.

DIRECT PATIENT CARE. Costs of direct patient care in 1995 were $41,731,088, an increase of $3,981,259, or 10.6%, over 1994, resulting primarily from the corresponding increase in revenues described above. As a percentage of revenues, such costs were 60.1% in 1995, compared to 62.5% in 1994. The decrease as a percentage of revenues is attributable to several factors, including (i) the increase in management services revenue, which costs are included in selling, general and administrative expenses, (ii) elimination of unprofitable nurse staffing services in one of the Houston, Texas branches, which had a higher than normal direct patient care cost as a percentage of revenues, (iii) reduction in employee injury claims in the self-insured Texas nursing and homemaker operations, and (iv) the substantial increase in pharmacy revenues which has a lower direct patient care cost as a percentage of revenues than nursing services.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. In 1995, selling, general and administrative expenses were $23,576,444, an increase of $3,845,062, or 19.5% over such expenses of $19,731,382 in 1994. A large portion of the increase amounting to approximately $2,800,000 is attributable to the addition of key management and other administrative personnel in the clinical operating divisions and increased corporate overhead (primarily personnel) to support Medical Innovations' growth. Also, $725,000 of the increase is associated with the PRN Nevada acquisition, effective April 1, 1994. A full year of PRN

Nevada selling, general and administrative expenses was included in 1995, while 1994 included only nine months of such expenses. Additionally, an increase of $506,000 is attributable to the PharmaThera Branch, which was acquired on January 31, 1995, and accordingly, 1994 did not include any PharmaThera Branch expenses. During 1995, selling, general and administrative expenses were reduced by approximately $245,000, resulting from the abatement of non-recurring payroll tax penalties attributable to prior periods. As a percentage of revenues, selling, general and administrative expenses increased from 32.7% in 1994 to 34.0% in 1995 due primarily to the reasons set forth above.

PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts was $1,159,695 in 1995, an increase of $226,544, or 24.3% over the 1994 provision of $933,151. The increase is primarily related to the corresponding revenue increase described above, particularly the pharmacy revenue. As a percentage of revenue, the provision for doubtful accounts in 1995 and 1994 was approximately the same (1.7% and 1.6%, respectively).

MERGER TRANSACTION COSTS. Costs of $61,774 were expensed in 1995 in connection with the merger of HHCC into Medical Innovations.

INCOME FROM OPERATIONS. Income from operations was $2,860,359 in 1995, an increase of $1,074,838 or 60.2%, over 1994. The increase is principally attributable to growth in the management services division, which increased by $1,464,000 over 1994. Also, income from the Texas and Nevada operations increased 13.5% ($479,000) and 18.2% ($127,000), respectively. In 1995, an abatement of payroll tax penalties originating in a prior year reduced selling, general and administrative expenses by $245,000, thus increasing income from operations. These increases in 1995 were offset by increased corporate overhead of $662,000 to support Medical Innovations' growth, a decrease in operating income in the Virginia operations of 58.5% ($277,000), operating losses in Florida of $163,000, which had nominal losses in 1994, and increased operating losses of $142,000 in the New Jersey operation, which was closed in July 1995. Emphasis has been placed on improving the operating results in Florida and Virginia, with a focus on increasing the business volume of these operations, as well as a reduction of certain costs and expenses not expected to impact Medical Innovations' ability to achieve revenue increases in such markets. During 1995, adjustments to the reserve for government program settlements resulted in a net charge against income of approximately $62,600, as compared to a net credit to income of $479,000 in 1994, a decrease of approximately $541,400 in income from operations between the two years. The 1995 results of operations were also lower by approximately $116,000 due to the difference in merger transaction costs being recognized in 1995 and 1994.

INTEREST EXPENSE. Interest expense increased $207,443, or 24.1%, to $1,067,189 in 1995, compared to $859,746 in 1994, primarily due to increases in the prime interest rate in 1995 over 1994. When applying the percentage increase in average interest rates to interest expense incurred in 1994, this equates to a $204,000 increase in expense for 1995. The remainder of the increase results from interest on additional debt incurred in connection with Medical Innovations' acquisitions and for working capital purposes.

PROVISION FOR INCOME TAXES. The effective tax rate for 1995 is 38.1% compared to 42.2% in 1994. Such effective tax rate was lower in 1995, primarily due to a permanent book and tax difference created by a nontaxable abatement of certain payroll tax penalties and interest in 1995. See also Note 7 to the accompanying consolidated financial statements of Medical Innovations for the year ended December 31, 1995 for more detailed information concerning the items causing the difference between the effective tax rate and the statutory tax rate of 34% for these periods and the differences between the two periods.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

REVENUES. Revenues for 1994 were $60,378,148, an increase of $25,800,944, or 74.6%, compared to 1993 revenues of $34,577,204. Of this increase, approximately $8,350,000 was due to the effect of the PVNS acquisition effective May 1, 1993. A full year of PVNS revenues was included in 1994, while 1993 included only eight months. Another $8,411,000 of the 1994 revenue increase was due to the acquisition of PRN Nevada effective April 1, 1994. Additionally, the acquisitions of Advance and STAT (effective September 1, 1993 and February 11, 1994, respectively) had an increasing effect on revenues of approximately $1,700,000. The remaining 1994 increase in revenues of approximately $7,340,000 was due primarily to the growth in the number of patients served by Medical Innovations' nursing operations in Texas which, combined with infusion operations, grew approximately 26% ($6,610,000), and the growth of infusion and nursing business in Virginia, which increased approximately 17% ($858,000) compared to 1993. The growth in Texas and Virginia was somewhat offset by a decrease of 22% ($545,000) in revenues of the New Jersey operations. On a company-wide basis, nursing revenues increased 100% ($20,466,000) in 1994 compared to 1993. Homemaker services revenue increased 83% ($5,385,000) in 1994 over 1993. Also, management services revenue increased 34% ($369,000) in 1994 over 1993. These increases were somewhat offset by a decrease in pharmacy revenues of 7% ($438,000), due partially to a decrease in volume and lower reimbursement rates. Medical Innovations' revenues have been affected by changes in reimbursement policies and rates of various third party payors; however, it is impossible to determine the exact magnitude thereof.

DIRECT PATIENT CARE. Costs of direct patient care in 1994 were $37,749,829, an increase of $16,337,995, or 76.3%, over 1993 direct patient care costs of $21,411,834, resulting primarily from the corresponding increase in revenues from patient volume described above. As a percentage of revenues, such costs were 62.5% and 61.9% of revenues in 1994 and 1993, respectively. Medical Innovations continues to experience close involvement by payors in referring and managing patients. Accordingly, Medical Innovations makes extensive use of personnel who are paid on a "per patient visit" basis. This enables adjustments of personnel costs to be made in response to changes in reimbursement and volume without being burdened with a large full-time staff.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. In 1994, selling, general and administrative expenses were $19,731,382, an increase of $8,845,385, or 81.3%, over such expenses of $10,885,997 in 1993. The increase was due primarily to the acquisitions of PVNS and PRN Nevada, expansion of operations in Virginia and Texas, and increased corporate overhead costs to support Medical Innovations' growth. As a percentage of revenues, such costs increased to 32.7% in 1994 compared to 31.5% in 1993. The percentage increase was attributable to the need for Medical Innovations to expand its management resources for anticipated continuing growth which had not yet been offset by a corresponding growth in revenues. Corporate overhead increased by approximately $1,081,000, or 52%, in 1994 over such costs totaling approximately $2,086,000 in 1993. Also, amortization of excess costs over net assets of acquired companies increased to approximately $306,000 in 1994 as compared to approximately $133,000 in 1993, an increase of $173,000, or 129%, due to the increase in excess cost over net assets of acquired companies from various acquisitions in 1993 and 1994. Selling, general and administrative expenses were reduced by $285,000 in 1994, pursuant to the PVNS settlement, for the recovery of costs of which $134,000 and $151,000 were previously charged against 1994 and 1993 income, respectively.

PROVISION FOR DOUBTFUL ACCOUNTS. Although the provision for doubtful accounts of $933,151 in 1994 increased $286,115 over the 1993 provision of $647,036, as a percentage of revenues such provision decreased to 1.6% in 1994, compared to 1.9% in 1993, primarily as the result of a change in Medical Innovations' payor mix. Medical Innovations' revenues from government programs, including Medicare and Medicaid, increased from 68% in 1993 to 79% in 1994, primarily because of the acquisitions of PVNS and PRN Nevada, whose revenues from government programs represent a proportionately higher percentage of total revenues. For the most part, a contractual allowance is recognized directly against revenues from government programs as compared to a provision for doubtful accounts for certain other payors.

MERGER TRANSACTION COSTS. Costs of $178,265 were recognized in 1994 in connection with the merger of HHCC into Medical Innovations.

INCOME FROM OPERATIONS. Income from operations was $1,785,521 in 1994, a 9.4% increase over income from operations of $1,632,337 for 1993. However, as a percentage of revenues, income from operations decreased to 2.9% in 1994 as compared to 4.7% for 1993. This percentage decrease is primarily attributable to lower margins resulting from the change in Medical Innovations' service and payor mix as described above, reduced profitability of the Houston, Texas and New Jersey operations, losses in the Florida start-up operation, and increased corporate overhead costs to support Medical Innovations' growth. Various operational changes continued to be implemented in the Houston, Texas and New Jersey, as well as the Virginia operations to achieve increased profitability. Further, in 1994, income of $479,000 was recognized in connection with changes in estimates of the reserve for government program settlements. This amount consisted of (i) income of $200,000 as a result of final settlement of the PVNS June 30, 1992 of Medical Innovations Cost Report, (ii) income of $333,000 related to favorable revisions in proposed audit adjustments and reopenings of the PVNS Medicare Cost Reports for the years ended June 30, 1990 and 1991, and
(iii) expense of $54,000 related to post-acquisition Medicare Cost Reports. See also Note 6 to the accompanying consolidated financial statements of Medical Innovations.

GAIN ON SALE OF MINORITY INTEREST. In the second quarter of 1994, Medical Innovations sold a 20% ownership interest and a 5% net profits interest in its then existing Pensacola, Florida home healthcare business for cash, and realized a pre-tax gain of $128,500.

INTEREST EXPENSE. Interest expense increased $438,907, or 104.3%, to $859,746 in 1994, compared to $420,839 in 1993, primarily as a result of interest on debt incurred in connection with the PVNS and PRN Nevada acquisitions and for working capital purposes to fund Medical Innovations' operations and growth, including the post acquisition operations of PVNS and PRN Nevada. A portion of the increase was also attributable to increases in the prime interest rate charged by banks in 1994 over 1993. The weighted average of the prime interest rate in 1994 was 7.1%, compared to 6.0% in 1993. Virtually all of Medical Innovations' borrowings bear interest at floating interest rates based on prime.

PROVISION FOR INCOME TAXES. Medical Innovations' effective tax rate in 1994 was approximately 42.2% compared to 38.8% in 1993. See Note 7 to the accompanying consolidated financial statements of Medical Innovations for the year ended December 31, 1995 for detailed information regarding the difference in the effective tax rates between 1993 and 1994 and the items causing the differences between the effective tax rates and the statutory rate of 34% in both years.

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995.

REVENUES. Revenues for the first quarter of 1996 were $16,484,226, an increase of $556,235, or 3.5%, over revenues of $15,927,991 for the first quarter of 1995. This increase was primarily due to the growth in the Virginia nursing and pharmacy operations and in the management services division. Revenue in the Virginia operations increased by approximately $434,000, or 27.6%, while management services revenue increased by approximately $345,000, or 104.4%. These increases were somewhat offset by the closure of the New Jersey operations in July 1995, which had revenues of approximately $263,000 in the first quarter of 1995. On a company-wide basis, in the first quarter of 1996, durable medical equipment (DME) revenues increased by approximately $345,000, or 115.3%, homemaker revenues increased by approximately $321,000, or 9.9%, nursing and related revenues decreased by approximately $241,000, or 2.3%, due to reduced visit volume on a comparable basis between the periods, and pharmacy revenues decreased by approximately $115,000, or 7.9%, compared to the first quarter of 1995.

DIRECT PATIENT CARE. Costs of direct patient care in the first quarter of 1996 were $9,556,524, a decrease of $312,233, or 3.2%, from the first quarter of 1995. The dollar decrease is due primarily to a reduction in skilled nursing payroll of approximately $380,000, or 8.2%, in response to the decline in nursing revenues as set forth above, as well as the reduction of nurse supervisory personnel in the homemaker division. As a percentage of revenues, such costs were 58.0% in the first quarter of 1996 compared to 62.0% in the first quarter of 1995. The decrease in percentage is due to reduction in skilled nursing payroll referred to above and, to a lesser extent, the increase in revenues of the management services division, which carries no direct patient care costs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. In the first quarter of 1996, selling, general and administrative expenses were $6,088,328, an increase of $744,399, or 13.9% over the first quarter of 1995. Approximately $300,000 of the increase was due to the addition, subsequent to the first quarter of 1995, of information services and administrative personnel to support the development and implementation of an improved clinical and reimbursement system. Also, an increase of approximately $200,000 was due to increased overhead to support the growth in revenues of the management services division. The remaining amount of the increase was due to the reduction of approximately $245,000 in selling, general and administrative expenses in the first quarter of 1995, resulting from the recovery of certain nonrecurring payroll related costs attributable to prior periods, without a corresponding reduction in such expenses for the same period in 1996. As a percentage of revenues, selling, general and administrative expenses increased to 36.9% in the first quarter of 1996 compared to 33.6% in the first quarter of 1995 for the reasons set forth above.

PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts was $317,013 in the first quarter of 1996, an increase of $166,379, or 110.5%, compared to the first quarter of 1995. This increase was due to additional provisions to expense, in particular, approximately $102,000 in the Virginia operations and, to a lesser extent, the increase in revenues described above. As a percentage of revenues, the provision for doubtful accounts was 1.9% in the first quarter of 1996, compared to .9% in the first quarter of 1995. Such percentage increase resulted from the additional provisions to expense as set forth above.

INCOME FROM OPERATIONS. Income from operations was $522,361 in the first quarter of 1996, a decrease of $42,310, or 7.5% over the first quarter of 1995. As previously stated, in the first quarter of 1995, selling, general and administrative expenses were reduced by approximately $245,000 resulting from the recovery of certain nonrecurring payroll related costs attributable to prior periods, without a corresponding reduction in the first quarter of 1996. Additionally, the Virginia operations incurred operating losses of approximately $106,000 in the first quarter of 1996, compared to income of approximately $58,000 in the first quarter of 1995, resulting in a decrease in operating income of approximately $164,000. Substantial emphasis has been placed on improving the operating results in Virginia, including the reduction of certain costs and expenses not expected to impact the Company's ability to achieve revenue increases in this operation. Offsetting these decreases was an operating income increase in the Texas operations of $219,000, or 25.7%; an increase in operating income of the management services division of $100,000, or 43.4%; and the closing of the New Jersey operations in July 1995, which incurred losses of $87,000 in the first quarter of 1995. Operating income in the first quarter of 1996 was reduced slightly by the loss of a managed care contract in Texas which occurred late in the first quarter of 1996. In future periods, quarterly income from operations is projected to be reduced by approximately $75,000 as a result of this lost contract. Medical Innovations continues to actively market its services to other managed care companies.

PROVISION FOR INCOME TAXES. The effective tax rate for the first quarter of 1996 was 45.4%, compared to 18.9% for the first quarter of 1995. Such effective tax rate was substantially higher in 1996 primarily due to a permanent book and tax difference created by a nontaxable abatement of certain payroll related costs in 1995. See also Note 8 to the accompanying condensed financial statements for the three months ended March 31, 1996 for more detailed information concerning the items causing the difference between the effective tax rate and the statutory tax rate of 34% for these periods and the differences between the two periods.

EXCESS COST OVER NET ASSETS OF ACQUIRED COMPANIES

    "Excess cost over net assets of acquired companies" comprises a significant portion of Medical Innovations' total assets. Medical Innovations reviews the carrying value of this asset for potential impairment at each balance sheet date. The principal factors considered by Medical Innovations in its recoverability assessment include market share and competitive conditions, technological and regulatory changes (including reimbursement), demand trends and earnings trends of the acquired companies. Medical Innovations is not currently aware of any adverse changes in these factors that would result in an impairment of this asset in the future. However, projection of current facts and circumstances to future periods is inherently uncertain.

    Management believes that the excess cost over net assets of acquired companies has an unlimited useful life and therefore has assigned a forty-year amortization period for this asset. In determining that the life of this asset is unlimited, management considered factors such as: (1) the market share, locations, reputation and related business attributes of each acquisition as discussed above; (2) the nature of the home healthcare industry, which is positively impacted by aging trends and the continued transfer of patients from high-cost, acute care settings to home healthcare; (3) the increasing acceptance by medical professionals of home healthcare as a better alternative to institutionalized care; and (4) the nature of the personal services provided, which will be continuously needed in the future and are not subject to obsolescence. Reductions to the estimated useful life of this asset could have a material effect on Medical Innovations' results of operations. Medical Innovations is not currently aware of any events or trends which would indicate a reduction in the useful life should be made. See Notes 1 and 2 to the accompanying consolidated financial statements of Medical Innovations.

LIQUIDITY AND CAPITAL RESOURCES

The following table sets forth, for the periods indicated, the level of Medical Innovations' cash and cash equivalents, working capital and its current and debt-to-equity ratios (including the restatement to reflect the merger with HHCC in May 1995 which was accounted for as a pooling of interests):

                                  LIQUIDITY AND CAPITAL RESOURCES
                                  (DOLLAR AMOUNTS IN THOUSANDS)
                                  -------------------------------
                                    MARCH 31,        DECEMBER 31,
                                      1996              1995
                                  -----------      --------------
Cash and cash equivalents          $   225           $   293
Working capital                    $ 4,394           $ 5,223
Current ratio                         1.54              1.61
Debt-to-equity ratio                  1.93              2.11


GENERAL

    Medical Innovations has entered into various debt obligations with a bank and others, including the former owners of acquired companies, resulting in total outstanding borrowings of approximately $10,691,000 at March 31, 1996. Such total debt amount is exclusive of a contractual obligation to the former owners of PVNS, which is addressed in the discussion below concerning Medical Innovations' other commitments. The terms and other information regarding such borrowings are more fully described in the accompanying consolidated financial statements of Medical Innovations.

    Medical Innovations' stockholders' equity at March 31, 1996 was $9,529,616, which increased $190,312 from December 31, 1995. Such increase resulted principally from net income for the period. Medical Innovations' debt-to-equity ratio improved from 2.11 to 1.93 between these dates, primarily due to the increase in stockholders' equity, debt repayments, and the amount borrowed under Medical Innovations' revolving credit facilities was less at March 31, 1996 than at December 31, 1995.

ITEMS AFFECTING LIQUIDITY AND CAPITAL RESOURCES

    Medical Innovations' total debt (including capitalized lease obligations) will require approximately $2,190,000 for principal and interest payments during the twelve months ending March 31, 1997, based on the assumptions that interest rates and Medical Innovations' borrowing levels remain constant. Medical Innovations also has commitments under employment agreements to various officers and other employees, as well as contractual obligations of approximately $332,000 to the former owners of PVNS over the twelve months ending March 31, 1997. In addition, Medical Innovations is committed under various operating leases (office facilities, automobiles, and computer and equipment), for payments totaling approximately $2,040,000 (including month-to-month leases that are expected to be continued or replaced) over the twelve months ending March 31, 1997. As of March 31, 1996, Medical Innovations had no other significant commitments and no material planned purchases of property and equipment.

    Medical Innovations has been experiencing some difficulty in collecting certain receivables. At March 31, 1996, such receivables consisted of: (i) approximately $800,000 of claims receivable from a Texas welfare program that exceed the normal amount of receivables outstanding for this operation, (ii) approximately $590,000 of claims receivable from the Nevada Medicaid intermediary relating to untimely billing thereof, for which an informal appeal for payment has been made to the Nevada Medicaid program (see also Note 7 to the accompanying condensed consolidated financial statements), and (iii) approximately $600,000 receivable under a management services contract, collection of which is being litigated. With respect to the receivables of $1,990,000 set forth in (i) through (iii) above, $800,000 is related to timing and documentation delays and as such is not believed to be subject to any material collection risk. Of this amount, Medical Innovations has collected approximately $110,000 from April 1 through May 8, 1996 and expects to collect a substantial portion of the remaining amount of $690,000 by the end of the third quarter of 1996. The other $1,190,000 of receivables set forth in (ii) and (iii) above are being appealed or litigated and thus, the timing and amount of collection are less certain. At March 31, 1996, Medical Innovations had reserves of approximately $550,000 attributable to the receivables set forth in (i) through (iii) above, which it believes to be adequate for any loss that will be incurred thereon. The receivable amounts referred to above, not yet collected as of May 8, 1996, could be withheld longer than expected, could continue to be delayed in collection and could be adversely impacted by third-party determinations. While Medical innovations believes that it is taking appropriate actions to collect the amounts described above and to manage its investment in accounts receivable, its anticipated growth may continue to require cash for working capital in excess of cash generated from operations.

    As previously stated, net accounts receivable decreased approximately $1,366,000 from December 31, 1995 to March 31, 1996. Of this decrease, approximately $900,000 consists of a reduction in PVNS and PRN Nevada Medicare receivables, which enhanced Medical Innovations' liquidity during this three-month period. This reduction was due to payments received from the Medicare intermediary consisting of (i) advances in connection with a timing change for reimbursing costs which resulted from a change in Medicare intermediaries and
(ii) reimbursement in excess of costs incurred during 1995 and the first quarter of 1996. Such remaining amounts of approximately $2,600,000 will be repaid to the Medicare intermediary through August 1996. These repayments are somewhat offset by amounts totaling approximately $1,500,000 received from the Medicare intermediary in April 1996 for reimbursable costs incurred in March 1996. The net amount of approximately $1,100,000 due the Medicare intermediary after March 31, 1996 will result in the Company utilizing a substantial portion, if not all, of its available borrowing capacity under its revolving credit facilities and may require the Company to obtain additional financing.

YEAR END 1995 COMPARED TO YEAR END 1994

    Cash decreased by approximately $1,323,000 from December 31, 1994 to December 31, 1995, primarily due to the growth in Medical Innovations' accounts receivable, and its cash needs for other purposes. Working capital increased by approximately $1,411,000 from December 31, 1994 to December 31, 1995 and the current ratio increased from 1.43 at December 31, 1994 to 1.61 at December 31, 1995, due to various factors including an increase in net accounts receivable and a decrease in current debt maturities. Accounts receivable, net of reserves, at December 31, 1995 increased by approximately $2,151,000, or 22%, from December 31, 1994, due to Medical Innovations' growth in revenues and other matters as set forth above. Additionally, accounts payable and accrued liabilities increased by approximately $247,000 and accrued compensation and benefits increased by approximately $234,000 from December 31, 1994 to December 31, 1995. For the year ending December 31, 1995, net cash of approximately $142,100 was provided from operating activities, while Medical Innovations used cash of approximately $1,138,700 for financing activities during this period. In 1995, Medical Innovations used cash of approximately $97,600 in the acquisition of the PharmaThera Branch and approximately $229,400 to acquire property and equipment.

YEAR END 1994 COMPARED TO YEAR END 1993

    Working capital increased by approximately $1,821,000 from December 31, 1993 to December 31, 1994 and the current ratio increased from 1.23 at December 31, 1993 to 1.43 at December 31, 1994, primarily due to the extension of certain of Medical Innovations' debt maturities into 1996, a portion of which was classified as current at December 31, 1993. Accounts receivable, net of reserves, at December 31, 1994 increased by approximately $2,031,000, or 26%, from December 31, 1993, due to Medical Innovations' growth in revenues, which resulted primarily from Medical Innovations' various acquisitions, the growth of Medical Innovations' existing operations, and other matters as set forth above. Additionally, accounts payable and accrued liabilities increased by approximately $268,000 and accrued compensation and benefits increased by approximately $685,000 from December 31, 1993 to December 31, 1994. For the year ending December 31, 1994, net cash of approximately $2,735,000 was provided from financing activities, while Medical Innovations used cash of approximately $1,397,000 for operating activities during this period. In 1994, Medical Innovations used cash of approximately $277,000 in the acquisition of STAT, approximately $908,000 in the acquisition of PRN Nevada, and approximately $682,000 to acquire property and equipment.

    Medical Innovations received proceeds, net of offering costs, of $2,627,315 from the offering of shares of Common Stock upon the exercise of outstanding public warrants completed in December 1993. In 1994, $1,981,000 of such proceeds were used to repay principal on the debt incurred to acquire PVNS. The remaining proceeds were utilized for working capital purposes. No similar offering of Common Stock or other equity securities occurred in 1994.

MARCH 31, 1996 COMPARED TO YEAR END 1995

    Cash decreased by approximately $68,000 from December 31, 1995 to March 31, 1996. Related thereto, at March 31, 1996, Medical Innovations had $800,000 less outstanding under its revolving credit facilities than at December 31, 1995. For the three months ended March 31, 1996, net cash of approximately $1,353,000 was provided by operating activities, while Medical Innovations used cash of approximately $1,189,000 for financing activities. Also during this period, Medical Innovations used cash of approximately $177,000 in investing activities and approximately $55,000 to acquire property and equipment. Working capital decreased by approximately $829,000 during the three-month period ended March 31, 1996. The current ratio also decreased to 1.54 at March 31, 1996 from 1.61 at December 31, 1995. These decreases are due to various factors, consisting primarily of a decrease of approximately $1,366,000 in net accounts receivable between these dates, without a corresponding decrease in current liabilities.

                                 THE SPECIAL MEETING

DATE, TIME AND PLACE

    The Special Meeting will be held on Thursday, July 11, 1996, at One Riverway, 20th Floor, Houston, Texas, commencing at 10:00 a.m. local time.

PURPOSES OF THE SPECIAL MEETING

    The purposes of the Special Meeting are to consider and vote upon (i) a proposal to adopt the Merger Agreement and approve the Merger and (ii) such other matters as may properly be brought before the Special Meeting.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were approximately 216 holders of record of the 15,954,880 shares of Common Stock then issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Beneficial Ownership of Certain Stockholders and Management of Medical Innovations" for information regarding persons known to the management of Medical Innovations to be the beneficial owners of more than 5% of the outstanding Common Stock. A complete list of the stockholders entitled to notice of, and to vote at, the Special Meeting will be available for examination at the offices of Medical Innovations in Houston, Texas during normal business hours by any Medical Innovations stockholder, for any purpose germane to the Special Meeting, for a period of 10 days prior to the Special Meeting.

VOTING AND REVOCATION OF PROXIES

    A form of proxy for use by stockholders of Medical Innovations at the Special Meeting accompanies this Proxy Statement. All properly executed proxies that are received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. IF A HOLDER OF COMMON STOCK EXECUTES AND RETURNS A PROXY AND DOES NOT SPECIFY OTHERWISE, THE SHARES REPRESENTED BY SUCH PROXY WILL BE VOTED "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD. A stockholder of Medical Innovations who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by (i) executing and returning a proxy bearing a later date,
(ii) filing written notice of such revocation with the Secretary of Medical Innovations stating that the proxy is revoked or (iii) attending the Special Meeting and voting in person.

VOTE REQUIRED

    The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. Adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of a majority of the issued and outstanding Common Stock entitled to vote thereon. On the Record Date, there were 15,954,880 shares of Common Stock outstanding and entitled to vote at the Special Meeting. In determining whether the Merger Agreement and the Merger have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger.

    Certain stockholders of Medical Innovations, including all of the members of the Board, have agreed pursuant to the Voting Agreement to vote all shares of Common Stock owned by them in favor of the Merger Agreement and the Merger. As of the Record Date, 6,855,285 shares of Common Stock, or approximately 43% of the shares entitled to vote at the Special Meeting, were subject to the Voting Agreement. The signatories to the Voting Agreement have also agreed to vote such shares against any business combination proposal or other matter that may interfere or be inconsistent with the Merger or the Merger Agreement (including, without limitation, a Competing Transaction). The obligations of the signatories to the Voting Agreement are not subject to the continued support of the Board in recommending approval and adoption of the Merger Agreement (although the Voting Agreement would terminate upon a termination of the Merger Agreement). See
"The Voting Agreement."

SOLICITATION OF PROXIES

    In addition to solicitation by mail, the directors, officers, employees and agents of Medical Innovations may solicit proxies from its stockholders by personal interview, telephone, telegram or otherwise. Medical Innovations will bear the costs of the solicitation of proxies from its stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Medical Innovations for the forwarding of solicitation materials to the beneficial owners thereof. Medical Innovations will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

OTHER MATTERS

    At the date of this Proxy Statement, the Board does not know of any business to be presented at the Special Meeting other than as set forth in the notices attached to this Proxy Statement. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                      THE MERGER

GENERAL DESCRIPTION OF THE MERGER

    The Merger Agreement provides that, at the Effective Time, Merger Sub will merge with and into Medical Innovations, with Medical Innovations being the surviving corporation, and, subject to the terms and conditions of the Merger Agreement and the provisions of the DGCL concerning dissenting stockholders' right of appraisal, each outstanding share of Common Stock will be converted into the right to receive $1.85 in cash. As a consequence of the Merger, Medical Innovations will become a wholly owned subsidiary of Horizon.

BACKGROUND

    Beginning in May 1995, Mark H. Fisher, Medical Innovations' President and Chief Executive Officer, had informal conversations with senior management of Medical Innovations and other health care companies in an effort to explore strategic alternatives available to Medical Innovations. At such time, Medical Innovations determined that it would be in its best interest to expand its operations through a strategic partnership.

    At Medical Innovations' 1995 Annual Meeting of Stockholders, held on
June 14, 1995, Mr. Fisher explained to the Medical Innovations stockholders in attendance what positive steps had been taken to that point, but that, in order for Medical Innovations to continue to grow and maintain its competitive position in the markets served, a "strategic partner" was required. A strategic partner was defined as an entity in the health care industry that could bring to Medical Innovations business opportunities, synergies of operations and, most importantly, expanded access to capital. The Board observed that the health care industry, in general, and the home health care segment of this industry, in particular, was rapidly consolidating, and concluded that Medical Innovations had to grow substantially in order to maintain and continue to improve its competitive position. A strategic partner was required to provide the assets, including capital, that Medical Innovations would need to finance such growth. The Board believed that opportunities to finance acquisitions using primarily Medical Innovations stock were limited, and due to limited access to additional capital, Medical Innovations would have difficulty financing the non-stock portion of the acquisition consideration and the working capital requirements resulting from the acquisitions necessary to achieve a desired size. The strategic partnership could have taken the form of, among other things, a contractual relationship, an equity or other form of investment in Medical Innovations, or the acquisition of Medical Innovations by another health care company.

    Medical Innovations' management recognized that its relatively small size was becoming an important factor in its ability to effectively compete in the expanding managed care environment. Managed care companies are increasingly trying to reduce the number of providers with whom they contract. Larger providers, with a broad range of services and large geographic coverage, therefore, were at an advantage over Medical Innovations in obtaining managed care business.

    Management of Medical Innovations spent much of the summer of 1995 having informal meetings with prospective strategic partners. One such prospective partner was Horizon. In early August 1995, Horizon sent certain representatives of its Medical Specialty Services division to gather information regarding Medical Innovations, to determine whether to pursue a strategic relationship with Medical Innovations. After Horizon completed its information gathering, on August 13, 1995, Mr. Fisher met with Neal M. Elliott, President and Chief Executive Officer of Horizon, and Albert Sousa, President of Horizon's Medical Specialty Services division, at Horizon's offices in Dallas, Texas. At this meeting, Horizon agreed to enter into a management agreement with Medical Innovations, effective September 1, 1995, under which Medical Innovations would provide management and consulting services to Horizon relating to the establishment, acquisition and operation of home health agencies by Horizon.

    In 1995, the United States Congress proposed certain changes to the Medicare program as part of the effort to balance the federal budget. As part of these changes, Congress proposed to replace the current Medicare home health care cost reimbursement system with a prospective payment system ("PPS"). If the PPS proposal had been signed by the President, it could likely have had an adverse impact on Medical Innovations, which received approximately 51% of its revenues from Medicare in fiscal 1995. Accordingly, because of the uncertainty regarding Medicare legislation and related reimbursement issues, as well as increased competition from, among others, hospitals and other providers establishing their own home health care operations, Medical Innovations became a less attractive acquisition candidate.

    During the week of January 22, 1996, Mr. Fisher once again met with Mr. Elliott and Mr. Sousa to discuss the status of the management agreement and Horizon's entry into home health care. They agreed that the relationship between Medical Innovations and Horizon was progressing favorably, and additional areas of potential growth were discussed. At this meeting, the parties also agreed that a combination of Medical Innovations and Horizon would be more efficient than the contractual relationship then in place. As a result, during the week of January 29, 1996, Horizon sent representatives to perform a more extensive due diligence investigation of Medical Innovations.


    Between February 1, 1996 and February 12, 1996 representatives of Horizon and Medical Innovations negotiated the pricing and structure of the transaction and terms and conditions of a proposed merger agreement and related documents. On February 13, 1996, Medical Innovations and Horizon executed the Original Merger Agreement pursuant to which each share of Common Stock would have been converted into .0645 of one share of the common stock of Horizon (the Original Exchange Ratio"); provided, however, that if the Horizon Market Value (as defined below) was (i) less than $24.787 per share, the Original Exchange Ratio would be equal to $1.60 divided by the Horizon Market Value, and (ii) more than $29.48 per share, the Original Exchange Ratio would be equal to $1.90 divided by the Horizon Market Value. The "Horizon Market Value" was equal to the average closing price per share of

Horizon's common stock on the New York Stock Exchange (the "NYSE") for the 20 trading days immediately preceding the date on which the merger was consummated (the "Determination Period"). Other than the merger consideration and those provisions that are inapplicable to a cash merger, the terms of the Original Merger Agreement and the Merger Agreement are substantially identical.

    The Original Exchange Ratio, and the potential adjustments thereto, were arrived at based upon a number of factors, none of which individually was determinative, including the then current prices at which each of the companies' stock was trading in the marketplace, the liquidity of shares of Horizon's common stock versus the liquidity of the Common Stock, the value of Medical Innovations as an independent operation, and the premium that the Board believed should be paid for acquisition of a controlling interest in Medical Innovations. The exchange ratio was based upon a value of the Common Stock of $1.75 per share. On February 12, 1996, the closing price of Common Stock on the Nasdaq SmallCap Market was $1 5/8 per share and the closing price of Horizon's common stock on the NYSE on such date was $26 per share.

    On February 7, 1996, Medical Innovations retained Montgomery to render an opinion to the Board with respect to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Medical Innovations under the Original Merger Agreement.

    On February 12, 1996, the Board held a special telephonic meeting to consider in detail the proposed Original Merger Agreement. At that meeting, legal counsel reviewed with the Board the material terms and conditions of the Original Merger Agreement and the related documents and the fiduciary obligations of the members of the Board in connection with the proposed transaction. Montgomery then made a financial presentation to the Board and rendered an oral opinion (subsequently confirmed by delivery of a written opinion dated as of February 12, 1996) to the effect that, subject to certain matters stated in such opinion, the consideration to be received by the holders of Common Stock pursuant to the proposed merger was fair to such holders, as of such date. After discussion, the Board unanimously approved the proposed merger, the Original Merger Agreement and the related documents. The parties executed the Original Merger Agreement and related agreements on February 13, 1996, and public announcement of such execution was made that evening.

    Subsequent to the execution of the Original Merger Agreement, Horizon announced several adverse or potentially adverse developments. These developments included (i) anticipated earnings for its third quarter ending February 29, 1996 that were below analysts' consensus expectations, (ii) an investigation by the Office of Inspector General of the Department of Health and Human Services and the DOJ with respect to certain of Horizon's Medicare Part B and related co-insurance billings; and (iii) litigation with Tenet Healthcare Corporation. On February 13, 1996, the price of Horizon's common stock, as quoted on the New York Stock Exchange, closed at $26 per share. The closing price of Horizon's common stock on March 18, the trading day following the last of the foregoing public announcements, was $13 3/4 per share. Subsequent to these developments, several stockholder lawsuits were filed against Horizon alleging violations of federal and state securities laws by Horizon and certain of its current and former officers and directors based to a large extent on such developments and the decrease in trading price of Horizon's common stock.

    Based on the Original Exchange Ratio, the number of shares of Common Stock outstanding at February 13, 1996, and the closing price of Horizon's common stock on February 13, 1996, Horizon would have been required to issue approximately 1.03 million shares of its common stock to effect the merger contemplated by the Original Merger Agreement. Based on the closing of Horizon's common stock on March 18, 1996, the number of Horizon shares required to be issued would have increased to approximately 1.86 million.

    In early April 1996, representatives of Horizon approached representatives of Medical Innovations regarding potential developments at Horizon that might preclude the proposed merger from being treated as a "pooling of interests" for financial accounting purposes, and suggested that the Original Merger Agreement be amended to reflect that the merger would be accounted for as a "purchase". In anticipation of such an amendment, Medical Innovations contacted Montgomery to determine the effect that such an amendment would have on Montgomery's fairness opinion of February 12, 1996. Representatives of Montgomery indicated at that time that Montgomery had concerns regarding the unquantifiable risk to holders of Horizon common stock resulting from the developments at Horizon discussed above, and that Montgomery would not be prepared to reissue its fairness opinion regarding a merger in which the stockholders of Medical Innovations would

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receive shares of Horizon's common stock. Representatives of Montgomery indicated, however, that Montgomery would likely be able to issue a new fairness opinion based upon a cash merger with similar pricing.

    On or about April 15, 1996, Mr. Elliott contacted Mr. Fisher to indicate that Horizon was reluctant to proceed under the Original Merger Agreement and to request that Medical Innovations consider alternatives to the merger under the Original Merger Agreement. On April 25, 1996, the Board met to discuss such alternatives. The Board discussed various alternatives to the merger under the Original Merger Agreement, including (i) termination of the Original Merger Agreement, (ii) the sale of Medical Innovations' Medicare operations to Horizon, and (iii) a cash merger. After a discussion with legal counsel, the Board unanimously agreed that it preferred to go forward with the merger under the Original Merger Agreement, but authorized Mr. Fisher to negotiate with Horizon regarding alternatives to that merger which would provide at least equivalent value to the stockholders of Medical Innovations.

    Between April 15, 1996 and May 10, 1996 representatives of Horizon and Medical Innovations explored several alternative transactions, primarily the sale of Medical Innovations' Medicare operations and a concurrent amendment to Medical Innovations' existing management and consulting agreement with Horizon, under which Medical Innovations would manage the transferred operations. See "The Merger -- Existing Relationships with Horizon." On May 10, 1996, Mr. Fisher met with Mr. Elliott to discuss the status of negotiations relating to the Medicare operations sale. At that meeting, Mr. Fisher told Mr. Elliott that the proposed sale did not fit with Medical Innovations long term strategic plans to grow to a size that would allow Medical Innovations to compete more effectively. After some discussion, they agreed that such a sale was not practical, and that a cash merger, at $1.85 per share of Common Stock, was the best alternative transaction. Mr. Fisher and Mr. Elliott agreed to propose that alternative transaction to their respective boards of directors.

    On May 13, 1996, the Board met to discuss the cash merger alternative agreed to by Mr. Fisher and Mr. Elliott. In that discussion, the Board considered (among other things) that (i) unless the trading price of Horizon's common stock increased significantly, the Original Exchange Ratio would be equal to $1.60 divided by the Horizon Market Value, and , as a result, the market price of the Horizon common stock to be received by stockholders of Medical Innovations upon the effectiveness of the merger contemplated by the Original Merger Agreement would likely be less than the cash consideration of $1.85, (ii) the proposed cash merger was not a tax free exchange for the Medical Innovations stockholders, and (iii) the cash merger would eliminate the risk to the Medical Innovations stockholders that the price of the Horizon common stock would decline during the Determination Period or after the effective date of the stock merger. The Board determined that the cash merger was the best alternative available to maximize value for the Medical Innovations stockholders. The Board also considered alternatives to the cash merger, including (i) attempting to go forward under the Original Merger Agreement, (ii) proceeding with negotiations for the sale of the Medicare operations to Horizon, and (iii) termination of the Original Merger Agreement without entering into an alternative transaction with Horizon. The Board determined that going forward with the merger under the Original Merger Agreement was impractical because of Horizon's apparent reluctance to proceed pursuant to that agreement and Montgomery's concerns regarding its fairness opinion. The Board also determined that the sale of the Medicare operations would not provide value to the stockholders equal to the stock merger, and that such a transaction did not address many of the objectives, set forth above, that initially led to the decision for Medical Innovations to seek a strategic partner. Finally, the Board determined that the proposed cash merger was superior to terminating the Original Merger Agreement and commencing a new search for another strategic partner. The Board then approved the cash merger, subject to satisfactory documentation and a satisfactory fairness opinion from Montgomery. Between May 13, 1996 and May 15, 1996 representatives of Horizon and Medical Innovations negotiated the remaining terms and conditions of the Merger Agreement and related documents.

    On May 15, 1996, the Board held a special telephonic meeting to consider the Merger and the Merger Agreement. At such meeting, legal counsel reviewed with the Board the material terms and conditions of the Merger Agreement and the related documents and again reviewed the fiduciary obligations of the members of the Board in connection with the proposed transaction. Montgomery then made a financial presentation to the Board and rendered an oral opinion (subsequently confirmed by delivery of a written opinion dated as of May 15, 1996) to the effect that, subject to certain matters stated in such opinion, the consideration to be received by the holders of Common Stock pursuant to the Merger was fair to such holders, as of such date. After discussion, the Board unanimously approved the Merger, the Merger Agreement and the related documents. The parties executed the Merger Agreement and related agreements on May 15, 1996, and public announcement of such execution was made the next morning.

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

MEDICAL INNOVATIONS' REASONS FOR THE MERGER;
 RECOMMENDATION OF BOARD OF DIRECTORS

    At a meeting held on May 15, 1996, the Board concluded that the Merger was fair to and in the best interests of the stockholders of Medical Innovations, approved the Merger Agreement and the Merger, and recommended that the stockholders of Medical Innovations adopt the Merger Agreement and approve the Merger. Based upon its business judgment regarding trends in the health care industry, Medical Innovations' growth and acquisition opportunities, Medical Innovations' need for additional capital, and other factors, the Board believed that the proposed Merger represented the best opportunities to maximize stockholder value. In coming to that conclusion, the Board belived that it was not in Medical Innovations' best interest to
(i) attempt to proceed under the Original Merger Agreement, (ii) proceed with negotiations for the sale of Medical Innovations' Medicare operations to Horizon, or (iii) terminate the Original Merger Agreement without entering into an alternative transaction with Horizon and, subsequently, attempt to raise additional capital or commencing a new search for another strategic partner. See "--Background."

    In reaching its determination, the Board considered a number of factors, including without limitation the matters discussed above and the following:

    (i) the immediate benefits to Medical Innovations' stockholders inherent in the terms of the Merger. In this regard, unless the trading price of Horizon's common stock increased significantly, the Original Exchange Ratio would be equal to $1.60 divided by the Horizon Market Value, and, as a result, the market price of the Horizon common stock to be received by stockholders of Medical Innovations upon the effectiveness of the merger contemplated by the Original Merger Agreement would likely be less than the cash consideration of $1.85. In addition, in light of the consolidation of the health care industry and the Board's perception that only by growing substantially could Medical Innovations be successful in the long term, the Board concluded that the Merger represented the best opportunity to maximize stockholder value;

    (ii) the Merger would eliminate the risks to the Medical Innovations stockholders that the price of the Horizon common stock would decline during the Determination Period or after the effective date of the stock merger;

    (iii) the relative prospects for expansion and growth in stockholder values as a stand-alone entity. The Board concluded that the health care industry was consolidating rapidly and that larger, more diversified companies were likely to be the most successful;

    (iv) Medical Innovations' substantial need for additional capital in the form of debt or equity, for working capital and acquisitions, and the relative prospects for raising capital in current industry conditions as a stand-alone entity. The Board determined that Medical Innovations would need substantial amounts of additional capital in the form of debt, equity, or some combination thereof. The Board concluded that the costs of debt capital would be too high and would adversely affect earnings and that additional equity capital would further dilute earnings and adversely affect the price of the Common Stock in the marketplace;

    (v) the potential cost savings in management and general and administrative expenses. The Board concluded that Medical Innovations would have to invest substantial amounts of money in additional assets and personnel in order to properly manage itself as it expanded;

    (vi) the realization that further consolidations in the health care industry, including home health care companies, were likely, that Medical Innovations would be at a competitive disadvantage as a stand-alone entity in the current environment, and that market conditions were favorable to a transaction in the current time frame; and

    (vii) the oral opinion of Montgomery rendered to the Board on May 15, 1996 (subsequently confirmed by delivery of a written opinion dated as of such date) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by the holders of Common Stock was fair to such holders, from a financial point of view, as of such date. The Board did not specifically adopt the opinion of Montgomery, but rather considered such opinion in the total mix of information regarding the proposed Merger that was available to, and evaluated, by the Board.

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

    The Board believes that all of the factors described above supported its conclusion that the Merger is in the best interests of Medical Innovations and its stockholders. Because the Board believes that the Merger is in the best interest of all stockholders and that no material conflicts of interest exist between the Board and nonaffiliated stockholders, an independent representative to represent the interests of any stockholder was not retained.

    The Board also recognized that the possibility of a higher offer was not precluded by the Merger Agreement.

    In analyzing the proposed Merger, the Board evaluated the factors and considerations described above and consulted with its financial and legal advisors and with Medical Innovations management. In evaluating the Merger versus the merger contemplated in the Original Merger Agreement, the Board considered factors (i) and (ii) above, with more weight assigned to factor (i). In evaluating the Merger versus other alternatives, the Board considered the other factors, but did not view any one such factor as determinative and did not assign particular weight to any one such factor. Based upon the information presented to the directors, the members of the Board unanimously adopted the Merger Agreement and recommended that the stockholders of Medical Innovations vote "FOR" the adoption of the Merger Agreement and approval of the Merger.

OPINION OF FINANCIAL ADVISOR TO MEDICAL INNOVATIONS

    Pursuant to an engagement letter dated February 7, 1996 (the "Engagement Letter"), Medical Innovations retained Montgomery to render an opinion with respect to the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by such holders in connection with the Merger. Montgomery is a nationally recognized firm, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Medical Innovations selected Montgomery to render a fairness opinion in connection with the Merger on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the health care and investment communities. Montgomery was not retained to, nor did it advise Medical Innovations with respect to, alternatives to the Merger or Medical Innovations' underlying business decision to proceed with or effect the Merger. Further, Montgomery was not requested to, nor did it, solicit or assist Medical Innovations in soliciting offers for Medical Innovations from other potential acquirors.

    At the May 15, 1996 meeting of the Board, Montgomery rendered its oral opinion, subsequently confirmed in writing as of such date, that the consideration to be received by the holders of Common Stock pursuant to the Merger was fair to such holders, from a financial point of view, as of such date.

    THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE BOARD IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION IS ADDRESSED TO THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MEDICAL INNOVATIONS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

    In connection with its opinion, Montgomery, among other things:
(i) reviewed certain publicly available financial and other data with respect to Medical Innovations, including Medical Innovations' consolidated financial statements for recent years and interim periods to March 31, 1996 and certain other relevant financial and operating data relating to Medical Innovations made available to Montgomery from published sources and from the internal records of Medical Innovations; (ii) reviewed certain publicly available financial and other data with respect to Horizon, including Horizon's consolidated financial statements for recent years and interim periods to February 29, 1996;
(iii) reviewed the draft form of the Merger Agreement provided to Montgomery by Medical Innovations on May 15, 1996; (iv) reviewed certain historical market prices and trading volumes of Common Stock as reported by the Nasdaq SmallCap Market; (v) compared Medical Innovations from a financial point of view with certain other companies in the home health care industry, which Montgomery deemed to be relevant; (vi) considered the financial terms, to the extent publicly available, of selected recent business combinations in the home health care and health services industries which Montgomery deemed to be comparable, in whole or in part, to the Merger; (vii) reviewed and discussed with representatives of the management of Medical Innovations certain information of a business and financial nature regarding Medical Innovations, furnished to Montgomery

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

by Medical Innovations; and (viii) performed such other analyses and examinations as Montgomery deemed appropriate. Montgomery was not provided with, nor did it review, any internal financial forecasts with respect to Medical Innovations.

    In connection with its review, Montgomery relied upon the accuracy and completeness of the foregoing information and did not assume any obligation independently to verify such information. Montgomery assumed that there were no materially positive changes in Medical Innovations' assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Montgomery by Medical Innovations. Montgomery also assumed that the Merger would be consummated in a manner that complies in all respects with the Exchange Act and all other applicable federal and state statutes, rules and regulations. In rendering its opinion, Montgomery expressed no view with respect to, nor did it consider, the tax consequences of the Merger to any stockholder of Medical Innovations. In addition, Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any assets or liabilities (contingent or otherwise) of Medical Innovations, nor was Montgomery furnished with any such appraisals. Finally, Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery as of May 15, 1996. Accordingly, although subsequent developments may effect Montgomery's opinion, Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

    Montgomery further assumed, with Medical Innovations' consent, that the Merger would be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Medical Innovations of any conditions to its obligations thereunder.

    Set forth below is a brief summary of the report presented by Montgomery to the Board on May 15, 1996 in connection with its opinion.

ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Montgomery compared certain financial information for Medical Innovations to the corresponding publicly available information of certain other home health care companies. Montgomery reviewed the financial information of four publicly traded home health care companies which Montgomery deemed to be reasonably similar to Medical Innovations: The Care Group, Home Health Corp. of America, Hospital Staffing and U.S. Homecare (collectively, the "Home Health Care Selected Companies"). Montgomery calculated multiples of such companies of "Aggregate Value" (defined for this purpose as total market capitalization plus total long-term debt minus cash and cash equivalents) to latest twelve months revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"), and compared those multiples against the multiples for Medical Innovations implied by the Merger Consideration (as that term is defined in the Merger Agreement). All multiples were based on closing stock prices as of May 14, 1996. Montgomery also analyzed the profitability of Medical Innovations and the Home Health Care Selected Companies.

    The ranges of multiples for the Home Health Care Selected Companies (excluding certain multiples which Montgomery deemed not material) were as follows: (i) the ratio of Aggregate Value to latest twelve months revenues yielded a range of 0.6x to 1.6x, with an average of 0.7x; (ii) the ratio of Aggregate Value to latest twelve months EBITDA yielded a range of 4.0x to 13.1x, with an average of 7.3x; (iii) the ratio of Aggregate Value to latest twelve months EBIT yielded a range of 9.1x to 18.9x, with an average of 12.9x. The Merger Consideration equated to implied multiples of latest twelve months revenues, EBITDA and EBIT for Medical Innovations of 0.6x, 10.8x, and 14.7x, respectively.

ANALYSIS OF COMPARABLE MERGER AND ACQUISITION TRANSACTIONS. Using publicly available information, Montgomery analyzed the purchase price and implied transaction multiples of latest twelve months revenues and EBIT paid or proposed to be paid in the following selected transactions in the home health care industry since January 1, 1993 (target/acquiror): Alliance Home Health/Help at Home Inc.; Star Multi Care Services/AMSERV Healthcare Inc.; Nurse Care Inc./National Home Health Care Corp.; Hooper Holme's Inc./Olsten Corp.; In Home Health/Manor Care Inc.; Home Care Affiliates/Housecall Medical Resources; Caremark International's Medical Home Infusion Division/Coram Healthcare; PharmaThera/Medical Innovations; PRN Nevada/Medical Innovations; Home Nutritional Services/WR Grace & Co.; STAT/Medical Innovations; Advance/Medical Innovations; PVNS/Medical Innovations; and Preferred/Medical Innovations (collectively, the "Selected Transactions"). These multiples were compared with the multiples of Medical Innovations latest twelve months revenues and EBIT implied by the Merger Consideration.

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    The range of multiples of latest twelve months revenues and EBIT of the
Selected Transactions (excluding certain multiples which Montgomery deemed not material) were as follows: (i) latest twelve months revenues: 0.1x to 1.3x (with a mean of 0.49x) and (ii) latest twelve months EBIT: 6.0x to 17.0x (with a mean of 11.8x). The Merger Consideration equated to implied multiples of latest twelve months revenues and EBIT for Medical Innovations of 0.6x and 14.7x, respectively.

    The summary set forth above does not purport to be a complete description of the presentation by Montgomery to the Board or of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation to the Board. In addition, Montgomery may have given various analyses more or less weight than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Medical Innovations. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

    In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Medical Innovations. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger to the holders of Common Stock in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    As noted under the caption "Medical Innovations Reasons for the Merger; Recommendation of the Board of Directors," Montgomery's opinion and presentation to the Board were among many factors taken into consideration by the Board in making its determination to approve the Merger and to submit the Merger Agreement for the approval of the holders of Common Stock.

    Pursuant to the Engagement Letter, Medical Innovations engaged Montgomery to render an opinion to its Board with respect to the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by them in connection with the Merger. Medical Innovations agreed to pay Montgomery $200,000 for delivery of the opinion, all of which has been paid. Medical Innovations also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, Medical Innovations has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of business, Montgomery trades equity securities of Medical Innovations for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of certain federal income tax consequences of the Merger to the holders of Common Stock and is based upon current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Medical Innovations will not seek any ruling from the Internal Revenue Service or an opinion of counsel with respect to the Merger. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets.

    For federal income tax purposes, a holder of Common Stock who exchanges such shares for cash pursuant to the Merger or who receives cash in exchange for such shares pursuant to the exercise of appraisal rights will be treated as having

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

sold his or her shares of Common Stock for cash in a taxable transaction. Gain or loss will be recognized on the exchange to the extent of the difference between the cash received and the holder's adjusted tax basis in the shares of Common Stock so exchanged.

    In general, any gain or loss recognized by a stockholder in the Merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by stockholders will be long-term capital gain or loss if the Common Stock giving rise to such recognized gain or loss have been held for more than one year; otherwise such capital gain or loss will be short term. An individual's long-term capital gain is subject to federal income tax at a maximum rate of 28% while any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year. Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

    For corporations, a capital gain is subject to federal income tax at a maximum rate of 35% while any capital loss can be offset only against other capital gains. Any unutilized capital loss can be carried back three years and forward five years to be offset against net capital gains in such years.

    Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent (as defined below) must withhold 31% of all cash payments to which a holder of Common Stock or other payee is entitled pursuant to the Merger Agreement, unless the stockholder or other payee provides a tax identification number (social security, in case of an individual, or employer identification number, in the case of other stockholders) and certifies that such number is correct. Each stockholder, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Exchange Agent.

    THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE GENERAL INFORMATION ONLY. EACH HOLDER OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

GOVERNMENTAL AND REGULATORY APPROVALS

ANTITRUST MATTERS. Transactions such as the Merger are reviewed by the DOJ and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Horizon and Medical Innovations filed notification reports, together with requests for early termination of the waiting period, with the DOJ and the FTC under the HSR Act on May 24, 1996. On June 4, 1996, the DOJ and the FTC granted early termination of the applicable waiting period under the HSR Act.

    At any time before or after the Effective Time, the DOJ, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Horizon to divest itself, in whole or in part, of Medical Innovations or of other businesses conducted by Horizon. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Horizon and Medical Innovations will prevail.

MEDICARE AND MEDICAID. Medical Innovations has been advised by its counsel that the Merger will not constitute a "change of ownership" of the Medical Innovations "providers" for purposes of the Medicare program. However, for Medicaid purposes, one or more of the state Medicaid programs may consider this transaction to constitute a change of ownership and may require the providers to file the necessary state notifications in connection with the changes of ownership.

    Except as described above, Horizon and Medical Innovations are not aware of any other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a purchase under generally accepted accounting principles.

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EXISTING RELATIONSHIPS WITH HORIZON

    Horizon and Medical Innovations have entered into a Consulting and Management Services Master Agreement dated September 1, 1995 under which Medical Innovations has agreed to provide certain consulting and management services for a period of five years for the purpose of assisting Horizon in establishing home health agencies. Such services include taking all action reasonable and necessary to establish home health agencies at such locations as Horizon designates and managing all operations of home health agencies established and operated by Horizon pursuant to that agreement. As compensation for the services provided by Medical Innovations, Horizon has agreed to pay Medical Innovations a base fee of $100,000 per month for the first year of the agreement and an additional monthly fee equal to $9.00 multiplied by the total number of patient visits during each month (less the base monthly fee paid in the first year).

RIGHTS OF DISSENTING STOCKHOLDERS

    A holder of Common Stock who makes the demand described below with respect to such shares, who continuously is the holder of record of such shares through the Effective Time, and who otherwise complies strictly with the statutory requirements of Section 262 of the DGCL ("Section 262") will be entitled to have such shares of Common Stock appraised by the Delaware Court of Chancery (the "Delaware Court") and to receive payment of the "fair value" of such shares in lieu of the cash to be received by holders of Common Stock pursuant to the Merger Agreement.

    In order to exercise appraisal rights, holders of Common Stock must demand and perfect their rights in strict accordance with the conditions established by
Section 262. All references in this summary of appraisal rights to a "holder" or "holders of Common Stock" are to the holder of record of Common Stock. HOLDERS OF COMMON STOCK WHO WISH TO SEEK APPRAISAL ARE ADVISED TO CONSULT WITH THEIR LEGAL COUNSEL REGARDING HOW TO DEMAND AND PERFECT SUCH APPRAISAL RIGHTS.

    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX C TO THIS PROXY STATEMENT. THIS DISCUSSION SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER OF COMMON STOCK WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, BECAUSE FAILURE TO TIMELY AND STRICTLY COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to such meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of
Section 262. This Proxy Statement constitutes such notice to holders of Common Stock.

    Each holder of Common Stock electing to exercise appraisal rights must deliver to Medical Innovations written demand for appraisal before the vote on the adoption of the Merger Agreement and approval of the Merger. In general, stockholders electing to exercise their appraisal rights (if available) must satisfy all of the conditions of Section 262 and must not vote for adoption of the Merger Agreement and approval of the Merger. It is unsettled under Delaware law whether a stockholder (other than a record owner of shares held by multiple beneficial owners, as discussed below) can split its holdings (whether by class or by shares within the same class) and vote some shares in favor of the adoption of the Merger Agreement and approval of the Merger while abstaining or voting against adoption of the Merger Agreement and approval of the Merger with respect to other shares in an effort to preserve appraisal rights with respect to the shares not voted in favor of adoption of the Merger Agreement and approval of the Merger. A stockholder who signs and returns a proxy without expressly specifying that such shares be voted against adoption of the Merger Agreement and approval of the Merger or that an abstention be registered with respect to such shares in connection with the Merger will effectively have thereby waived his or her appraisal rights because, in the absence of express contrary instructions, such shares will be voted in favor of the Merger. See "The Special Meeting -- Voting and Revocation of Proxies."

    Only a holder of record of Common Stock is entitled to exercise appraisal rights for the Common Stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holder of record fully and correctly, as such holder's name appears on his or her stock certificates, and must reasonably inform Medical Innovations of the identity

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

of the holder of record and that such holder intends thereby to demand appraisal of the Common Stock. A person having a beneficial interest in Common Stock held of record in the name of another person, such as a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized herein to perfect such person's appraisal rights. If the Common Stock is owned of record by a person other than the beneficial owner, including a broker, fiduciary or other nominee, such demand must be executed by or on behalf of the record owner. If the Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. A record owner, such as a broker, fiduciary or other nominee, who holds Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Common Stock outstanding in the name of such record owner.

    A holder of Common Stock who elects to exercise appraisal rights should mail or deliver his or her written demand to Medical Innovations at its principal executive offices, attention: Corporate Secretary. The written demand for appraisal should specify the holder's name and mailing address, the number of shares of Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares.

    Within ten days after the Effective Time, Medical Innovations, as the surviving corporation, must provide notice to all holders who have complied with
Section 262 that the Merger has become effective. Within 120 days after the Effective Time, either Medical Innovations, as the surviving corporation, or any holder of Common Stock who has complied with the required conditions of
Section 262, may file a petition in the Delaware Court demanding a determination of the fair value of the shares of all holders seeking appraisal. There is no present intent on the part of Medical Innovations to file an appraisal petition, and holders of Common Stock seeking to exercise appraisal rights should not assume that Medical Innovations will file such a petition. Holders of Common Stock who desire to have their shares appraised should initiate any steps required to perfect their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any holder of Common Stock who has theretofore complied with subsections (a) and (d) of Section 262 will be entitled, upon written request, to receive from Medical Innovations a statement setting forth the aggregate number of Common Stock with respect to which demands for appraisal have been received by Medical Innovations, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by Medical Innovations or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, the rights of holders of Common Stock to appraisal shall cease.

    If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine the holders of Common Stock, if any, entitled to appraisal rights. The Delaware Court may require the holders who have demanded an appraisal of the Common Stock and who had stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any holder of Common Stock fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such holder. After determining the holders of Common Stock entitled to appraisal, the Delaware Court will appraise the Common Stock owned by such holders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment of expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In WEINBERGER V. UOP INC., the Delaware Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of the company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation." In WEINBERGER, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of

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

the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment of expectation of the merger." Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

    Holders of Common Stock considering demanding appraisal of their shares should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value as determined under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Court and assessed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a holder of Common Stock seeking appraisal, the Delaware Court may order that all or a portion of the expenses incurred by any holder of Common Stock in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged PRO RATA against the value of all Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any holder of Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to holders of record of Common Stock at a date prior to the Effective Time.

    Any holder of Common Stock may withdraw such holder's demand for appraisal by delivering to Medical Innovations a written withdrawal of such demand for appraisal and acceptance of the terms of the Merger, except (i) that any such attempt to withdraw such demand made more than 60 days after the Effective Time will require written approval of Medical Innovations, and (ii) that no appraisal proceeding properly instituted in the Delaware Court shall be dismissed as to any holder of Common Stock without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware court deems just.

                        CERTAIN TERMS OF THE MERGER AGREEMENT

    The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

    The Merger Agreement provides that, as promptly as practicable after the satisfaction or waiver of the conditions to effecting the Merger, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. It is anticipated that, if the Merger Agreement is approved and adopted at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meeting or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

    At the Effective Time, each outstanding share of Common Stock, other than shares of Common Stock held in the treasury of Medical Innovations or owned by Horizon or any direct or indirect wholly-owned subsidiary of either Horizon or Medical Innovations, which shares will be canceled at the Effective Time, will be converted into the right to receive $1.85 in cash. All shares of Common Stock will be canceled at the Effective Time. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

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

    At or prior to the Effective Time, Horizon will deposit with a bank or trust company to be determined (the "Exchange Agent"), for the benefit of holders of Common Stock immediately preceding the Effective Time, for exchange in accordance with the Merger Agreement, through the Exchange Agent, funds that will be sufficient to enable the Exchange Agent to make payments with respect to all shares of Common Stock (the "Exchange Fund"). The Exchange Agent will, pursuant to irrevocable instructions, deliver cash in exchange for surrendered certificates representing Common Stock out of the Exchange Fund.

    As soon as practicable following the Effective Time, Horizon will cause the Exchange Agent to mail to each record holder of Common Stock at the Effective Time, a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging Common Stock certificates for cash. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Medical Innovations of shares of Common Stock that were outstanding immediately prior to the Effective Time. Share certificates should not be surrendered for exchange by stockholders of Medical Innovations prior to the Effective Time and the receipt of a letter of transmittal. Until so surrendered and exchanged, each certificate previously evidencing Common Stock shall represent solely the right to receive cash on the terms set forth in the Merger Agreement.

    Any portion of the Exchange Fund that remains unclaimed by the former holders of Common Stock for six months after the Effective Time will be delivered to Horizon, upon demand, and any former holders of Common Stock who have not exchanged Common Stock for cash must look only to Horizon for such cash.

WARRANTS AND STOCK OPTIONS

    Section 6.9 of the Merger Agreement provides that Medical Innovations will take all actions necessary to cause each outstanding Option, whether vested or unvested, and each Common Stock Warrant to be exercised or expire according to its terms prior to the Effective Time, or terminate immediately prior to the Effective Time in exchange for the right to receive cash equal to the product of (i) the number of shares of Common Stock subject to such Option or Common Stock Warrant, as the case may be, and (ii) the amount by which $1.85 exceeds the exercise price per share of such Option or Common Stock Warrant. Assuming that no Options are exercised prior to their expiration before the Effective Time, holders of Options granted under Medical Innovations 1988 Stock Option Plan, 1993 Employee Stock Option Plan, and 1993 Executive Security Stock Option Plan will receive cash in the aggregate amount of approximately $476,221. Arthur L. Rice, a director of Medical Innovations and President of HHCC, holds Options to purchase 100,000 shares of Common Stock at an exercise price of $1.6875 under the 1988 Stock Option Plan, which is currently 20% vested. Mr. Rice will receive $16,250 in exchange for these Options. J. William Wilson, Secretary and General Counsel of Medical Innovations, holds Options to purchase 50,000 shares of Common Stock at an exercise price of $1.50 under the 1993 Employee Stock Option Plan, none of which is currently vested. Mr. Wilson will receive $17,500 in exchange for these Options. David C. Horn, Vice President, Treasurer and Chief Financial Officer of Medical Innovations, is the only holder of Options under the 1993 Executive Security Stock Option Plan. Mr. Horn holds Options to purchase 125,000 shares of Common Stock at an exercise price of $0.50, which Options vest upon a "change in control" of Medical Innovations or the termination of Mr. Horn without cause. Mr. Horn will receive $168,750 in exchange for these Options.

    Assuming that no Common Stock Warrants are exercised prior to expiration before the Effective Time, holders of Common Stock Warrants will receive cash in the aggregate amount of $773,654. Mark H. Fisher, Chairman of the Board, President and Chief Executive Officer of Medical Innovations, holds Common Stock Warrants to purchase an aggregate of 483,774 shares of Common Stock at various exercise prices. Mr. Fisher will receive $230,866 in exchange for these Common Stock Warrants. Harvey R. Houck, Jr., a director of Medical Innovations, holds Common Stock Warrants to purchase an aggregate of 1,211,046 shares of Common Stock at various exercise prices. Mr. Houck will receive $517,229 in exchange for these Common Stock Warrants.

CONDITIONS TO THE MERGER

    The respective obligations of Horizon and Medical Innovations to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by Medical Innovations and Horizon,

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

in whole or in part, to the extent permitted by applicable law: (a) the Merger Agreement shall have been adopted and the Merger shall have been approved by a vote of the holders of a majority of the outstanding shares of Common Stock;
(b) no Governmental Entity (as defined in the Merger Agreement) or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (c) the applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement shall have expired or been terminated; (d) there shall not have been any action taken, or condition, restriction or limitation imposed by any Governmental Entity in connection with the grant of a regulatory approval necessary to the consummation of the Merger that would, with respect to the continuing business, operations or future prospects of Medical Innovations, constitute a Company Material Adverse Effect (as defined in the Merger Agreement) or an Acquiror Material Adverse Effect (as defined in the Merger Agreement).

    The obligation of Horizon to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Horizon, in whole or in part:
(a) each of the representations and warranties of Medical Innovations contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (b) Medical Innovations shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; (c) Medical Innovations will have complied with Section 6.9 of the Merger Agreement, as described under "Certain Terms of the Merger Agreement -- Warrants and Stock Options"; and (d) the Preferred Stock Warrant (as defined in the Merger Agreement) shall not have been exercised.

    The obligation of Medical Innovations to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Medical Innovations, in whole or in part: (a) each of the representations and warranties of Horizon and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time as though made as of the Effective Time; and (b) Horizon and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time.

    There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of Medical Innovations, Merger Sub and Horizon relating to, among other things, (i) various corporate organizational and authority matters, (ii) votes required to approve the Merger Agreement, (iii) brokers, and (iv) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations and defaults under their respective charters and bylaws and certain other agreements and documents. The Merger Agreement also contains various representations and warranties of Medical Innovations, relating to, among other things, (i) its capitalization,
(ii) compliance with law, (iii) the documents and reports filed by it with the United States Securities and Exchange Commission (the Commission") and any applicable state securities authorities, and the accuracy of the information contained therein, (iv) the absence of certain changes and events,
(v) litigation, (vi) employee benefit and labor matters, (vii) taxes,
(viii) certain business practices, (ix) insurance, (x) properties,
(xi) management contracts of Medical Innovations, and (xii) the fairness opinion of Montgomery. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

    Medical Innovations has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by Horizon, it will and will cause its subsidiaries to (a) operate its business in the usual and ordinary course consistent with past practices;
(b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers; (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

    Medical Innovations has also agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by Horizon, it will not do, and will not permit any of its subsidiaries to do, any of the following: (a)(i) increase the compensation payable to or to become payable to any director or executive officer;
(ii) increase the compensation payable or pay bonuses to employees other than in the ordinary course of business, subject to certain exceptions; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee, subject to certain exceptions; (iv) establish, adopt or enter into any employee benefit plan or arrangement; or (v) amend, or take any other actions with respect to, any of Medical Innovations' benefit plans, subject to certain exceptions; (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests, with certain exceptions; (c)(i) except for certain matters and subject to certain exceptions, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations, subject to certain exceptions; (ii) effect any reorganization or recapitalization; or
(iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock; (d)(i) except for certain matters and as contemplated by the Merger Agreement, issue, sell, grant, award, deliver or limit the voting rights of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms materially more favorable to the holders thereof; or
(iii) take any action to accelerate the vesting of options; (e) acquire or agree to acquire any business or other entity, or otherwise acquire any assets of any other person (with certain exceptions); (f) sell or otherwise dispose of any of its assets or any assets of any of its subsidiaries, with certain exceptions;
(g) release any third party from its obligations under any existing standstill agreement or arrangement relating to a Competing Transaction (as defined in the Merger Agreement) or otherwise under any confidentiality or other similar agreement relating to material information; (h) propose to adopt certain amendments to its charter or bylaws; (i) change any of its significant accounting policies or take certain actions with respect to taxes; (j) incur any obligation for borrowed money or purchase money indebtedness, with certain exceptions; (k) enter into certain material contracts; or (l) agree in writing or otherwise to do any of the foregoing.

    Horizon has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by Medical Innovations, it will not take any action, and will nor permit its subsidiaries to take any action, that will result in an Acquiror Material Adverse Effect.

NO SOLICITATION

    Medical Innovations has agreed not to initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Medical Innovations or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Medical Innovations or any of its subsidiaries to take any such action, and Medical Innovations is required to promptly notify Horizon of all relevant terms of any such inquiries and proposals received by Medical Innovations or any of its subsidiaries or by any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Medical Innovations is required to promptly deliver or cause to be delivered to Horizon a copy of such inquiry or proposal; PROVIDED, HOWEVER, that the Board may (i) furnish information to, or enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity relating to a Competing Transaction if, and only to the extent that (A) such unsolicited bona fide proposal is a bona fide written proposal made by a third party relating to a Competing Transaction on terms that the Board determines it cannot then reject in favor of the Merger, based on applicable fiduciary duties and the advice of counsel and for which financing, to the extent required, is then committed, (B) the Board, after duly considering the written advice of

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

outside legal counsel to Medical Innovations, determines in good faith that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by the DGCL and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Medical Innovations has provided written notice to Horizon to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; or (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction.

CERTAIN POST-MERGER MATTERS

    Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and Medical Innovations, as the surviving corporation, will succeed to all of the assets, rights and obligations of Merger Sub.

    Pursuant to the Merger Agreement, the Medical Innovations Certificate of Incorporation and the Medical Innovations By-laws, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of Medical Innovations, as the surviving corporation, until amended as provided therein and pursuant to the DGCL.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement and approval of the Merger by the stockholders of Medical Innovations: (a) by mutual consent of Horizon and Medical Innovations; (b) by Horizon, upon a breach of any material representation, warranty, covenant or agreement on the part of Medical Innovations set forth in the Merger Agreement, or if any representation or warranty of Medical Innovations shall have become untrue, in either case such that Horizon's conditions to effecting the Merger would not be satisfied, subject to a limited cure period under certain circumstances (a "Terminating Medical Innovations Breach"); (c) by Medical Innovations, upon a breach of any material representation, warranty, covenant or agreement on the part of Horizon or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Horizon or Merger Sub shall have become untrue, in either case such that the conditions to Medical Innovations effecting the Merger would not be satisfied, subject to a limited cure period under certain circumstances (a "Terminating Horizon Breach"); (d) by either Horizon or Medical Innovations, if there shall be any Order (as defined in the Merger Agreement) which is final and nonappealable preventing the consummation of the Merger, subject to a limited exception; (e) by either Horizon or Medical Innovations, if the Merger shall not have been consummated before September 30, 1996; PROVIDED, HOWEVER, that the Merger Agreement may be extended by written notice of either Horizon or Medical Innovations to a date not later than December 31, 1996 if the Merger shall not have been consummated as a result of Medical Innovations, Horizon or Merger Sub having failed by September 30, 1996 to receive all required regulatory approvals or consents with respect to the Merger or as the result of the entering of an Order; (f) by either Horizon or Medical Innovations, if the Merger Agreement and the Merger shall fail to receive the requisite vote or consent for approval and adoption by the stockholders of Medical Innovations; (g) by Horizon, if (1) the Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Horizon or shall have resolved to do any of the foregoing; (2) a tender offer or exchange offer for outstanding shares of capital stock of Medical Innovations then representing more of the combined power to vote generally for the election of directors than is subject to the Voting Agreement as of the date of the Merger Agreement is commenced, and the Board does not recommend that stockholders not tender their shares into such tender or exchange offer, or (3) any person (other than Horizon or an affiliate thereof) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Medical Innovations then representing more of the combined power to vote generally for the election of directors than is subject to the Voting Agreement as of the date of the Merger Agreement; or (h) by Medical Innovations or Horizon, if Medical Innovations accepts a Superior Proposal and pays the Termination Fee (as defined below) and the expenses as required by the Merger Agreement. See "Certain Terms of the Merger Agreement -- Expenses and Termination Fee."

    Subject to limited exceptions, including the survival of Medical Innovations' agreement to pay a fee in the amount of $1,000,000 (the "Termination Fee") to Horizon under certain circumstances, in the event of the termination of the Merger Agreement, the Merger Agreement will become void, there will be no liability on the part of Horizon, Merger Sub or Medical Innovations or any of their respective officers of directors to the other and all rights and obligations of the parties thereto will cease, except that no party will be relieved from its obligations with respect to any breach of the Merger Agreement.

    The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the stockholders of Medical Innovations, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock is to be converted pursuant to the Merger Agreement upon consummation of the Merger. At any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party thereto, (b) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and (c) waive compliance by the other party with any of the agreements or conditions contained therein.

EXPENSES AND TERMINATION FEE

    All expenses incurred by Horizon or Medical Innovations will be borne by the party incurring such expenses; PROVIDED HOWEVER, that Horizon may, at its option, pay any expenses incurred by Medical Innovations in connection with the Merger.

    The Merger Agreement provides that Medical Innovations will pay to Horizon the Termination Fee if the Merger Agreement is terminated (i) by either Horizon or Medical Innovations as a result of the Merger Agreement and the Merger failing to receive the requisite vote of the stockholders of Medical Innovations and, prior to the presentment of the Merger and the Merger Agreement to the holders of Common Stock, Medical Innovations shall have furnished information to, or entered into discussions or negotiations with, any person or entity with respect to a Competing Transaction involving Medical Innovations or any of its subsidiaries and the Board shall have not reaffirmed its recommendation to the stockholders of Medical Innovations with respect to the transactions contemplated by the Merger Agreement in time of such presentment; (ii) by Horizon, if the Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Horizon (or resolves to do so); (iii) by Horizon, if the Board shall recommend any Competing Transaction to Medical Innovations' stockholders (or resolves to do so); (iv) by Horizon, if a tender or exchange offer for outstanding shares of capital stock of Medical Innovations then representing more of the combined power to vote generally for the election of directors than subject to the Voting Agreement as of the date of the Merger Agreement is commenced, and the Board does not recommend that stockholders not tender their shares into such tender or exchange offer; (v) by Horizon, as a result of any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" being formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Medical Innovations then representing more of the combined power to vote generally for the election of directors than is subject to the Voting Agreement as of the date of the Merger Agreement;
(vi) by Horizon or Medical Innovations as a result of Medical Innovations accepting a Superior Proposal; or (vii) (a) by Horizon or Medical Innovations as a result of a Terminating Medical Innovations Breach, which is not cured within the applicable cure period, or as a result of the Merger not being consummated before September 30, 1996 (provided, however, that the Merger Agreement may be extended by either Horizon or Medical Innovations to a date no later than December 31, 1996 under certain circumstances) at which time a Terminating Medical Innovations Breach existed and (b) within nine months after such termination a Competing Transaction is consummated (with certain exceptions) or any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Medical Innovations then representing more of the combined power to vote generally for the election of director than is subject to the Voting Agreement as of the date of the Merger Agreement.

INDEMNIFICATION

    Medical Innovations and Horizon each agree in the Merger Agreement to indemnify and hold harmless each other and each other's directors and officers, from and against any loss, claim, damage, cost, liability, obligation or expense (including reasonable attorney's fees and costs of investigation) to which any indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such loss, claim, damage, cost, liability, obligation or expense or actions in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of a material fact relating to such indemnifying party and contained in the Proxy Statement or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein with respect to such indemnifying party not misleading or necessary to make the statements therein with respect to such indemnifying party, in light of the circumstances under which they were made, not misleading.

    The Merger Agreement provides that (i) for a period of five years after the Effective Time, Medical Innovations will not amend its charter or bylaws to reduce or limit the rights of indemnity afforded to the present and former directors and officers of Medical Innovations thereunder or as to the ability of Medical Innovations to indemnify such persons, or to hinder, delay or make more difficult the exercise of such rights of indemnity or ability to indemnify and
(ii) Medical Innovations will at all times exercise the powers granted to it by its charter and bylaws and by applicable law to indemnify to the fullest extent possible the present and former directors, officers, employees and agents of Medical Innovations against claims made against them arising from their service in such capacities.

    The Merger Agreement also provides that Horizon will guarantee the payment of Medical Innovations' indemnification obligations up to an amount determined as of the Effective Time equal to (i) the fair market value of any Medical Innovations assets distributed to Horizon, minus (ii) any Medical Innovations liabilities assumed by Horizon, minus (iii) the fair market value of any Horizon assets contributed to Medical Innovations, and plus (iv) any Horizon liabilities assumed by Medical Innovations.

                               THE VOTING AGREEMENT

    In connection with the execution of the Merger Agreement, Harvey R.
Houck, Jr., Harvey R. Houck, Jr. & Patricia W. Houck Foundation, Inc., Mark H. Fisher, Arthur L. Rice, Lauretta Rice Colvin, Angela Rice McBride, Thomas Kaled, Luis Campos, Philip Tuttle and John Schurwon (collectively, the "Stockholders") have entered into a voting agreement with Horizon, dated as of May 15, 1996 (the "Voting Agreement"). As of the date of the Voting Agreement, the Stockholders held shares of Common Stock representing, in the aggregate, approximately 43% of the voting power of Medical Innovations. The Voting Agreement was entered into after negotiations between Horizon and Medical Innovations. Horizon requested the Stockholders to enter into the Voting Agreement in order to ensure that the Stockholders, in their individual capacities as stockholders, would vote their shares in favor of the Merger and in opposition to any Competing Transaction. Horizon's request was presented as an integral part of the overall transaction, and the Stockholders agreed to execute the Voting Agreement to facilitate the Merger.

    As of the Record Date, the Stockholders held 6,855,285 shares of Common Stock, representing approximately 43% of the shares entitled to vote at the Special Meeting. Pursuant to the Voting Agreement, the Stockholders have, among other things, agreed to vote all shares of Common Stock beneficially owned by them in favor of the Merger and (if requested by Horizon, not (i) to attend, or vote any Common Stock beneficially owned by them at, any annual or special meeting of stockholders or (ii) to execute any written consent of stockholders) against any combination proposal or other matter that may interfere or be inconsistent with the Merger.

    The Stockholders have also agreed that no Stockholder will, directly or indirectly, sell, transfer, pledge or otherwise dispose of, or grant a proxy with respect to, any shares of Common Stock to any person other than Horizon or its designee, or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing.

    The Voting Agreement also provides that no Stockholder will, in his or her capacity as a stockholder, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize or permit any employee, investment banker, financial advisor, attorney, accountant or other representative retained by any Stockholder to take any such action.

    The parties to the Voting Agreement have agreed that nothing in the Voting Agreement will be deemed to prohibit any Stockholder from acting in accordance with such Stockholder's fiduciary duties solely to the extent that such

Stockholder is acting in the capacity of officer or director of Medical Innovations. The Voting Agreement terminates upon the termination of the Merger Agreement.

                                 BENEFICIAL OWNERSHIP
                             BY CERTAIN STOCKHOLDERS AND
                          MANAGEMENT OF MEDICAL INNOVATIONS

    The following table sets forth certain information regarding the beneficial ownership, as of the close of business on the Record Date, of shares of Common Stock by each person who is known to Medical Innovations to be a beneficial owner of 5% or more of the Common Stock, each current director, certain executive officers of Medical Innovations as of the Record Date and all current directors and executive officers of Medical Innovations as a group. The Common Stock is the only class of voting securities outstanding. Unless otherwise indicated, each person or entity set forth in the table has sole investment and voting power with respect to all shares shown as beneficially owned, subject to community property laws, where applicable, shares of Common Stock are owned beneficially and of record, unless otherwise specified.


NAME AND ADDRESS
OF BENEFICIAL OWNER (1)                                  NUMBER         PERCENT
- -----------------------                                  ------         -------

                                                      SHARES BENEFICIALLY OWNED
                                                      -------------------------
Mark H. Fisher. . . . . . . . . . . . .                     934,529(2)    5.7%
Thomas J. Kaled . . . . . . . . . . . .                     963,409(3)    6.0%
David C. Horn . . . . . . . . . . . . .                      70,000(4)       *
J. William Wilson . . . . . . . . . . .                       3,110          *
Arthur L. Rice. . . . . . . . . . . . .                   2,053,609(5)   12.9%
Luis T. Campos, M.D.. . . . . . . . . .                     749,795(6)    4.7%
Harvey R. Houck, Jr.. . . . . . . . . .                   2,324,683(7)   13.5%
Philip A. Tuttle. . . . . . . . . . . .                     468,004       2.9%
All executive officers and
  directors as a group (8 persons). . .                   7,567,139(8)   42.7%
Horizon/CMS Healthcare Corporation. . .                   8,588,287(9)   48.6%
  601 Indian School Road, Suite 500
  Albuquerque, New Mexico 87110
John Schurwon . . . . . . . . . . . . .                     351,430(10)   2.2%
  One Riverway #2300
  Houston, Texas 77056


___________

*   Less than 1%

(1) The address for all officers and directors is One Riverway, Suite 2300, Houston, Texas 77056.

(2) Includes 450,755 shares owned of record by Mr. Fisher and 483,774 shares purchasable by Mr. Fisher under Common Stock Warrants exercisable within 60 days after the Record Date. Excludes 7,500 shares held by a member of Mr. Fisher's family, the beneficial ownership of which Mr. Fisher disclaims.

(3) Includes 948,409 shares owned of record by Mr. Kaled and 15,000 shares owned by his spouse.

(4) Includes 20,000 shares owned of record by Mr. Horn and 50,000 shares purchasable by Mr. Horn under Options exercisable within 60 days after the Record Date.

(5) Includes shares owned of record by Mr. Rice and his wife, of which 101,680 shares are held in escrow. Such escrowed shares will be transferred to Mr. and Mrs. Rice, subject to any right of offset Medical Innovations may have against such shares for indemnification claims relating to the acquisition of HHCC. Includes 20,000 shares purchasable by Mr. Rice under Options exercisable within 60 days after the Record Date. Excludes 1,228,864 shares held by members of Mr. Rice's family, the beneficial ownership of which Mr. Rice disclaims.

(6) Includes 744,795 shares owned of record by Dr. Campos and 5,000 shares owned by his spouse.

(7) Includes 489,241 shares owned of record by Mr. Houck, 224,396 shares owned of record by his wife, 400,000 shares owned of record by the Harvey R. Houck and Patricia W. Houck Foundation, Inc., a foundation controlled by Mr. and
Mrs. Houck, and 1,211,046 shares purchasable by Mr. Houck under Common Stock Warrants exercisable within 60 days after the Record Date. Excludes 508,304 shares held by members of Mr. Houck's family, the beneficial ownership of which Mr. Houck disclaims.

(8) Includes 1,764,820 shares purchasable by executive officers and directors under Common Stock Warrants and Options exercisable within 60 days after the Record Date.

(9) Includes 6,855,285 shares owned by certain stockholders of Medical Innovations, including executive officers and directors, who executed the Voting Agreement with Horizon described below, and 1,733,002 shares purchasable by such stockholders under Common Stock Warrants and Options exercisable within 60 days after the Record Date. All but 987,224 of the shares listed as beneficially owned by Horizon are also listed as being beneficially owned by others in the table. These shares have been included as being beneficially owned by Horizon solely because Horizon may, under Rule 13d-3 promulgated under the Exchange Act, be deemed to have shared voting power as to such shares for the sole purpose of approving the proposed merger of Horizon and Medical Innovations (and various related matters). Horizon does not have any investment power, or voting power for any other purpose. Horizon disclaims beneficial ownership of any such shares.

(10) Mr. Schurwon may be deemed a beneficial owner of over 5% of Common Stock, as described below. Includes 333,248 shares owned of record by Mr. Schurwon and 18,182 shares purchasable by Mr. Schurwon under Common Stock Warrants exercisable within 60 days after the Record Date.

    Mark H. Fisher, Harvey R. Houck, Jr. and John Schurwon (the "Collateral Guarantors") received, among other consideration, warrants to purchase an aggregate of 100 shares of the Medical Innovations' authorized Class A preferred stock for the purchase price of $100.00 per share (the "Preferred Warrants"), as compensation for their financing of the PVNS acquisition in 1993. The Preferred Warrants are currently exercisable only in the event of certain defaults by Medical Innovations or the Collateral Guarantors under (i) Medical Innovations' $3,625,000 term loan with its bank (the "Term Note"), (ii) the loan documents representing a $1,575,000 revolving credit facility (the "Guaranteed Revolver"), or (iii) the related collateral maintenance agreements, or the bank liquidates the collateral of the Collateral Guarantors. The Preferred Warrants expire when the outstanding balance of the Term Note, added to the Guaranteed Revolver, is $1,175,000 or less and Medical Innovations is not in default under the Term Note or the Guaranteed Revolver. If the Preferred Warrants are exercised and the outstanding balance of the Term Note and the Guaranteed Revolver are $3,625,000 or more, the holders of the preferred stock have the right to elect a majority of the members of the Board. The Collateral Guarantors have executed a Voting Trust Agreement governing the Preferred Warrants, which provides for Mr. Houck, as trustee, to vote all shares of preferred stock issued upon exercise of the Preferred Warrants, until such shares are redeemed. Mr. Houck, therefore, upon exercise of the Preferred Warrants, may obtain the right to elect additional directors that constitute a majority of the Board. The total aggregate balance of the Term Note and the Guaranteed Revolver as of March 31, 1996, was $5,200,000. The Collateral Guarantors may be deemed to be a "group" under the rules of the Commission and may each, therefore be deemed to beneficially own all of the shares of Common Stock held by the other Collateral Guarantors. Each of the Collateral Guarantors disclaim any beneficial ownership of the shares of Common Stock held by the others.

                               INDEPENDENT ACCOUNTANTS

    It is expected that representatives of Price Waterhouse LLP will be present at the Special Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                STOCKHOLDER PROPOSALS

    If the Merger is not consummated, any proposals of stockholders of Medical Innovations intended to be presented at the Annual Meeting of Stockholders of Medical Innovations to be held in 1996 must have been received by Medical Innovations, addressed to the Secretary of Medical Innovations at One Riverway, Suite 2300, Houston, Texas 77056, by no later than January 13, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                AVAILABLE INFORMATION

    Medical Innovations is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by Medical Innovations can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. After the Merger, registration of the Common Stock under the Exchange Act will be terminated. Copies of the documents referred to herein may also be obtained from Medical Innovations, without charge, upon request to Medical Innovations, Mark H. Fisher, President, One Riverway, Suite 2300, Houston, Texas 77056.

                             INDEX TO MEDICAL INNOVATIONS
                     HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS













                                                                         PAGE
                                                                         ----
Consolidated Financial Statements as of December 31, 1995 and 1994
   And for the Years Ended December 31, 1995, 1994 and 1993:
    Report of Independent Accountants                                     F-2
    Balance Sheets                                                        F-3
    Statements of Operations                                              F-4
    Statements of Stockholders' Equity                                    F-5
    Statements of Cash Flows                                              F-6
    Notes to Consolidated Financial Statements                            F-8

Condensed Consolidated Financial Statements as of March 31, 1996
   And for the Three Months Ended March 31, 1996 and 1995:
    Condensed Balance Sheets                                              F-25
    Condensed Statements of Operations                                    F-26
    Condensed Statements of Cash Flows                                    F-27
    Notes to Condensed Consolidated Financial Statements                  F-29

                          REPORT OF INDEPENDENT ACCOUNTANTS




To the Stockholders and Board of Directors of Medical Innovations, Inc.


In our opinion, the accompanying consolidated financial statements listed in the accompanying index on page F-1 present fairly, in all material respects, the financial position of medical innovations, inc. And its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in note 14 to the consolidated financial statements, the Company entered into an agreement in May 1996 to merge with Horizon/CMS Healthcare Corporation.




/s/ Price Waterhouse LLP
Price Waterhouse LLP

Houston, Texas
March 18, 1996, except for Note 14,
Which is as of May 15, 1996

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                             CONSOLIDATED BALANCE SHEETS


                                                                               DECEMBER 31,
                                                                       ----------------------------
                   ASSETS                                              1995                  1994
                                                                       ----                  ----
Current assets:
 Cash and cash equivalents                                         $   292,666         $ 1,415,294
 Short-term investments                                                     --             201,000
 Accounts receivable, net                                           11,981,393           9,830,269
 Inventories                                                           324,750             257,360
 Deferred income taxes                                                 546,227             347,047
 Other                                                                 632,104             532,046
                                                                   -----------         -----------
       Total current assets                                         13,777,140          12,583,016


Property and equipment, net                                          2,120,249           1,926,209
Excess cost over net assets of acquired
  companies, net of amortization of
  $761,383 and $438,896                                             12,008,946          12,258,000
Other, net                                                           1,183,821             825,656
                                                                   -----------         -----------

       Total Assets                                                $29,090,156         $27,592,881
                                                                   -----------         -----------
                                                                   -----------         -----------

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Notes payable and other debt                                     $  1,171,193        $  1,773,798
 Accounts payable and accrued liabilities                            2,871,216           2,623,754
 Accrued compensation and benefits                                   2,752,828           2,518,077
 Reserve for government program settlements                            917,199           1,784,256
 Income taxes payable                                                  841,887              70,773
                                                                   -----------         -----------
      Total current liabilities                                      8,554,323           8,770,658

Notes payable and other debt                                        10,590,163          10,040,016
Other accrued liabilities                                              498,913             678,236
Deferred income taxes                                                  107,453              32,804
                                                                   -----------         -----------
      Total liabilities                                             19,750,852          19,521,714
                                                                   -----------         -----------


Stockholders' equity:
 Preferred stock - par value $.01 per share; 3,000,000
   shares authorized, none issued or outstanding                            --                  --
 Common stock - par value $.0075 per share; 75,000,000
   shares authorized, 15,927,873 and 15,828,873 shares
   Issued and outstanding                                              119,459             118,717
 Additional paid-in capital                                          7,506,917           7,349,517
 Retained earnings                                                   1,712,928             602,933
                                                                   -----------         -----------
       Total stockholders' equity                                    9,339,304           8,071,167
                                                                   -----------         -----------


Commitments and contingencies                                      -----------         -----------

       Total liabilities and stockholders' equity                  $29,090,156         $27,592,881
                                                                   -----------         -----------
                                                                   -----------         -----------



            THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                    1995                1994                1993
                                                    ----                ----                ----

Revenues                                        $69,389,360         $60,378,148         $34,577,204
                                                -----------         -----------         -----------
Costs and expenses:
 Direct patient care                             41,731,088          37,749,829          21,411,834
 Selling, general and administrative             23,576,444          19,731,382          10,885,997
 Provision for doubtful accounts                  1,159,695             933,151             647,036
 Merger transaction costs                            61,774             178,265                  --
                                                -----------         -----------         -----------
Total costs and expenses                         66,529,001          58,592,627          32,944,867
                                                -----------         -----------         -----------

Income from operations                            2,860,359           1,785,521           1,632,337
Gain on sale of minority interest                        --             128,500                  --
Interest expense                                  1,067,189             859,746             420,839
                                                -----------         -----------         -----------

Income before income taxes                        1,793,170           1,054,275           1,211,498

Provision for income taxes                          683,175             444,469             469,465
                                                -----------         -----------         -----------

Net income                                      $ 1,109,995         $   609,806         $   742,033
                                                -----------         -----------         -----------
                                                -----------         -----------         -----------

Net income per common and common
   equivalent share                             $       .07         $       .04         $       .05
                                                -----------         -----------         -----------
                                                -----------         -----------         -----------

Weighted average common and common
   equivalent shares outstanding                 16,697,192          17,374,982          15,899,342
                                                -----------         -----------         -----------
                                                -----------         -----------         -----------



            THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                         COMMON STOCK          ADDITIONAL     RETAINED
                                                  ------------------------       PAID-IN      EARNINGS
                                                    SHARES         AMOUNT        CAPITAL      (DEFICIT)         TOTAL
                                                    ------         ------        -------      ---------         -----
Balance, January 1, 1993
 As previously reported                           9,541,341       $ 71,560     $2,216,535     $ (442,923)    $1,845,172
 Pooling of interests with HHCC                   3,262,473         24,469        547,470       (305,983)       265,956
                                                 ----------       --------     ----------     ----------     ----------
Balance, January 1, 1993, as restated            12,803,814         96,029      2,764,005       (748,906)     2,111,128

Stock issued for acquisitions of:
 Preferred                                          300,000          2,250         89,055                        91,305
 PVNS                                             1,100,000          8,250      1,575,248                     1,583,498
 Advance                                            203,934          1,530        380,845                       382,375
Warrants issued for debt guarantees                                               200,000                       200,000
Exercise of warrants from public offering         1,796,336         13,472      2,879,921                     2,893,393
Offering costs                                                                   (266,078)                     (266,078)
Stock issued for services                            47,837            359         47,478                        47,837
Net income                                                                                       742,033        742,033
                                                 ----------       --------     ----------     ----------     ----------

Balance, December 31, 1993                       16,251,921        121,890      7,670,474         (6,873)     7,785,491

Stock issued for acquisition of PRN Nevada          380,952          2,857        747,143                       750,000
Tax benefit of warrants exercised                                                  38,282                        38,282
Stock returned in connection with PVNS
  settlement and subsequently cancelled            (850,000)        (6,375)    (1,268,625)                   (1,275,000)
Merger transaction costs paid by shareholder                                      100,000                       100,000
Exercise of stock options, including tax benefit     46,000            345         62,243                        62,588
Net income                                                                                       609,806        609,806
                                                 ----------       --------     ----------     ----------     ----------

Balance, December 31, 1994                       15,828,873        118,717      7,349,517        602,933      8,071,167

Purchase of minority interest                        85,000            637        142,800                       143,437
Exercise of stock options, including tax benefit     14,000            105         14,600                        14,705
Net income                                                                                     1,109,995      1,109,995
                                                 ----------       --------     ----------     ----------     ----------

Balance, December 31, 1995                       15,927,873       $119,459     $7,506,917     $1,712,928     $9,339,304
                                                 ----------       --------     ----------     ----------     ----------
                                                 ----------       --------     ----------     ----------     ----------



            THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------------
                                                         1995                1994                1993
                                                         ----                ----                ----

Cash flows from operating activities:
 Net income                                          $1,109,995        $    609,806        $    742,033
 Noncash adjustments:
   Depreciation and amortization                      1,024,316             959,979             437,335
   Deferred income taxes                               (124,531)                388              99,380
   Provision for doubtful accounts                    1,159,695             933,151             647,036
   Income recognized in connection with
    Pvns settlement                                          --            (285,016)                 --
   Professional fees incurred by shareholder                 --             100,000                  --
   Other                                                 (8,544)             16,855              24,951
 Changes in operating assets and liabilities,
   Net of acquisitions:
    Accounts receivable                              (3,310,819)         (2,317,631)         (3,112,067)
    Income taxes                                        790,341             119,073             520,284
    Other assets                                       (120,403)           (294,405)           (264,426)
    Accounts payable and accrued liabilities,
     including compensation and benefits                483,943            (267,683)            788,131
    Reserve for government program settlements         (867,057)           (934,894)                 --
    Other liabilities                                     5,184             (36,760)             59,760
                                                   ------------        ------------        ------------

     Net cash provided (used) by operating
      activities                                        142,120          (1,397,137)            (57,583)
                                                   ------------        ------------        ------------

Cash flows from investing activities:
 Sale of short term investments                         201,000                  --             414,216
 Acquisition of PVNS                                         --                  --          (5,300,654)
 Acquisition of advance                                      --                  --            (374,873)
 Acquisition of stat                                         --            (276,992)                 --
 Acquisition of PRN Nevada                                   --            (907,533)                 --
 Acquisition of PVNS                                    (56,468)                 --                  --
 Acquisition expenses                                   (41,116)            (97,021)           (133,579)
 Purchases of property and equipment                   (229,445)           (681,637)           (178,052)
 Other                                                       --              57,389                  --
                                                   ------------        ------------        ------------


   Net cash used by investing activities               (126,029)         (1,905,794)         (5,572,942)



            THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (Continued)


                                                                   YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------
                                                         1995                1994                1993
                                                         ----                ----                ----


Cash flows from financing activities:
 Proceeds from notes payable                        $        --         $ 9,960,297         $   797,976
 Proceeds from subordinated note and demand
   loans payable to related parties                     300,000           2,600,000           5,524,000
 Revolving credit facilities:
   Borrowings                                        11,670,000          15,261,764           4,307,507
   Repayments                                       (10,370,000)        (12,036,764)         (5,407,507)
 Payments on notes payable and capital lease
   obligations, including related party debt         (2,474,527)        (12,844,831)           (390,688)
 Payments on obligation to former owners of PVNS       (272,592)           (256,996)                 --
 Proceeds from exercise of warrants, net                     --                  --           2,627,315
 Proceeds from exercise of stock options                  8,400              51,880                  --
                                                    -----------         -----------          ----------

      Net cash provided (used) by financing
         activities                                  (1,138,719)          2,735,350           7,458,603
                                                    -----------         -----------          ----------

Net increase (decrease) in cash and equivalents      (1,122,628)           (567,581)          1,828,078
Cash and equivalents at beginning of year             1,415,294           1,982,875             154,797
                                                    -----------         -----------          ----------

Cash and equivalents at end of year                 $   292,666         $ 1,415,294          $1,982,875
                                                    -----------         -----------          ----------
                                                    -----------         -----------          ----------
Cash paid during the period for:
 Interest                                           $ 1,123,760         $   862,684          $  338,460
 Income taxes                                            48,769             319,376              37,079

Noncash transactions (not otherwise disclosed):
 Assets acquired under capital lease obligations    $   348,113         $   640,323          $  104,872
  Issuance of stock to acquire minority interest        143,437                  --                  --



            THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BUSINESS

Medical innovations, Inc. And its subsidiaries (collectively referred to as the "Company") specialize in providing intermittent and extended healthcare services, intravenous therapies and personal care services to patients in their home and homecare management and consulting services to hospitals, skilled nursing facilities, and other providers under contractual arrangements. As more fully described in Note 3, a large portion of the Company's business is concentrated in providing services to beneficiaries of government health programs.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Medical Innovations, Inc, and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

The consolidated financial statements for prior years have been restated to reflect a merger, accounted for as a pooling of interests, completed in May 1995 as more fully described in Note 2. In addition, certain amounts previously reported have been reclassified to conform with their 1995 presentation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. Because of the inherent subjectivity of this process, actual future results could differ from that expected at the reporting date.

REVENUE RECOGNITION

Revenue for healthcare services (including related products) is recognized when services are rendered at the net realizable amounts expected to be received from payors, patients, and others. Management and consulting fee revenue is recorded in accordance with contract terms and in the period which the services are performed. Amounts reimbursed by certain payors of healthcare services are subject to examination and retroactive adjustment. Anticipated adjustments are accrued on an estimated basis and adjusted in future periods as the final settlements are determined. Earnings are also charged with a provision for doubtful accounts based on an ongoing review of collectibility.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

For purposes of the accompanying statements of cash flows, cash equivalents include highly liquid investments with original maturities of three months or less. Similar investments with original maturities beyond three months are considered short-term investments. Investments in marketable debt securities, if any, are reported (1) at amortized cost if the Company's intent and ability is to hold such securities to maturity or (2) at fair value with unrealized gains and losses reflected as a separate component of stockholders' equity if the investments are available for use in current operations. Short-term investments at December 31, 1994 consisted of a bank certificate of deposit carried at cost which approximated market value. There were no short-term investments at December 31, 1995.

INVENTORIES

Inventories consist of medical supplies and pharmaceuticals and are stated at the lower of cost (first-in, first-out basis) or market.

EXCESS COST OVER NET ASSETS OF ACQUIRED COMPANIES

The purchase price of an acquired company is allocated to the fair value of the tangible and identifiable intangible assets (Such as contracts) and liabilities of such company as of the effective date of the acquisition, with any excess cost allocated to "excess cost over net assets of acquired companies" and amortized on a straight-line basis over forty years. In the acquisition of PVNS, advance and PRN Nevada, their respective reputations, locations, growth potential and significant market shares, combined with (i) the Company's managed care, administrative and related synergies and (ii) each acquired entity's contribution to the Company's strategy of achieving geographical strength and economies of scale, were the principal aspects of value received by the Company. These factors are indicative of going concern value rather than separate intangible assets and, accordingly, the Company allocated substantially all of the excess purchase prices for these companies to this asset.

Management believes that the "excess cost over net assets of acquired companies" has an unlimited useful life and therefore has assigned a forty-year amortization period for this asset. In determining that the life of this asset is unlimited, management considered factors such as: (1) the market share, locations, reputation and related business attributes of each acquisition as discussed above; (2) the nature of the home healthcare industry which is positively impacted by aging trends and the continued transfer of patients from high-cost, acute care settings to home healthcare; (3) the increasing acceptance by medical professionals of home healthcare as a better alternative to institutionalized care; and (4) the nature of the personal services provided which will be continuously needed in the future and are not subject to obsolescence.

The Company reviews the realizability of this asset whenever events or circumstances occur which indicate the recorded cost may not be recoverable. Principal factors considered by the Company in this review include changes in market share and competitive conditions, technological and regulatory changes (including reimbursement), demand trends, and earnings trends of the acquired companies. If such a review indicates that the undiscounted future cash flows from operations of the acquired business are less than the recorded asset, its carrying amount will be reduced to its estimated fair value. In the absence of an active market for the asset, fair value will be estimated using accepted valuation techniques, including discounted cash flow analysis. While projection of current facts and circumstances to future periods is inherently uncertain, the Company is not aware of any adverse changes in the above referenced factors.

ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

Effective January 1, 1995, the Company adopted statement of financial accounting standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which covers the accounting for the impairment of long-lived assets such as "excess cost over net assets of acquired companies." The Company believes that its previous impairment policy was substantially similar to the new requirements. Accordingly, the new standard did not have a significant effect on the Company's financial position or results of operations.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Major additions or improvements to property and equipment are capitalized and depreciated over the estimated useful lives of the related assets. Routine maintenance and repair costs are expensed as incurred. Depreciation is computed on a straight-line basis over estimated useful lives of three to five years.

OTHER ASSETS

Other assets consist primarily of debt issuance costs, which are deferred and amortized over the terms of the related debt agreements, and the allocated cost of acquired customer lists and contracts, which are amortized on a straight-line basis over their estimated useful lives of five to ten years. Additionally, costs incurred by the Company to develop its home infusion software programs for sale to third parties were capitalized and are being amortized on a straight-line basis over an estimated useful life of five years. Such costs were capitalized only after technological feasibility was reached as demonstrated by the Company's successful use in its operations. The rights to these programs were subsequently sold as described in note 11 and no further costs were capitalized; however, the Company retained the right for their use in its internal operations. Other assets are shown net of accumulated amortization of $585,344 in 1995 and $345,564 in 1994.

INCOME TAXES

Deferred income taxes are accounted for using an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. This method gives immediate effect to changes in income tax laws when enacted and the income statement effect is derived from changes in deferred income taxes on the balance sheet.

PER SHARE DATA

Net income per common and common equivalent share is based on the weighted average number of common shares and equivalents outstanding during the period, which has been restated to reflect the merger completed in 1995 as more fully described in note 2. Common stock equivalents consisting of stock options and warrants are included in the computation of weighted average shares when their effect is dilutive.

SEGMENT INFORMATION

The Company operates solely within the United States in the home healthcare industry segment.

NOTE 2 - ACQUISITIONS:

PREFERRED PHARMACY AND PREFERRED HOMECARE

Effective January 1, 1993, the Company acquired substantially all of the operating assets, except cash and accounts receivable, of Preferred Homecare, Inc.("Homecare") and Preferred Pharmacy, Inc. ("Pharmacy" and, collectively with Homecare, referred to as "preferred"), for 200,000 and 100,000 restricted shares of the Company's common stock, respectively. The acquisition was accounted for by the purchase method. Accordingly, the results of operations of the acquired companies are included with those of the Company for periods subsequent to the date of the acquisition.

PHYSICIAN'S VISITING NURSE SERVICE

Effective May 1, 1993, the Company purchased all of the outstanding common stock of Physician's Visiting Nurse Service, Inc. ("PVNS"), a provider of skilled homecare and homemaker services. Consideration for the purchase consisted of $5,312,000 in cash, 1,100,000 restricted shares of the Company's common stock, and a note payable to the former owners in the principal amount of $1,000,000. The Company also entered into agreements to make future payments to the former owners resulting in a total obligation of approximately $1,211,000, net of amounts attributable to compensation and imputed interest at 7-1/2%. Of the remaining obligation of $753,644 at December 31, 1995, $298,819 is included in accrued liabilities.

This obligation is secured by a subordinated lien on accounts receivable of the Company, is payable in approximately equal monthly installments through June 1998 and is not contingent upon any future event or action by the Company or the former owners. The acquisition was accounted for by the purchase method. Accordingly, the results of operations of PVNS are included with those of the Company for periods subsequent to the effective date of the acquisition. Substantially all of the purchase price of approximately $9,209,000 has been allocated to excess cost over net assets of acquired companies.

Effective November 18, 1994, the Company entered into an agreement with the former owners of PVNS to settle claims for certain acquisition contingencies.
In connection with the settlement, the Company received (i) 850,000 shares of its common stock issued to the former owners and escrowed since the acquisition date, which were valued at $1.50 per share, the fair market value at the settlement date, and (ii) a reduction of $275,000 in the principal amount of the above referenced note payable (see also note 5), in exchange for the release of all further obligations under an indemnification received by the Company from the former owners for acquisition contingencies. As a result, the Company assumed and recorded total estimated liabilities, aggregating approximately $1,265,000, pertaining to any adjustments from open pre-acquisition medicare cost reimbursement reports ("cost reports") (see also note 6) and other matters for which the Company received the settlement consideration as set forth above. In 1994, the Company also recorded pre-tax income of $285,000 in connection with the settlement, representing a recovery of costs associated with the acquisition contingencies previously charged against income by the Company after the acquisition date.

ADVANCE HEALTHCARE

Effective September 1, 1993, the Company acquired all of the outstanding common stock of Advance Healthcare, Inc. ("Advance") for 203,934 restricted shares of the Company's common stock and $382,375 in cash. The acquisition was accounted for by the purchase method. Accordingly, the results of operations of advance are included with those of the Company for periods subsequent to the date of the acquisition. Substantially all of the purchase price of approximately $765,000 has been allocated to excess cost over net assets of acquired companies.

STAT SPECIALTY HOME HEALTH

Effective February 11, 1994, the Company acquired certain assets of STAT Specialty Home Health Care, Inc. ("STAT") for cash in the amount of approximately $285,000, of which approximately $119,000 was allocated to purchased contracts and the remainder to property and equipment. The acquisition was accounted for by the purchase method. Accordingly, the results of operations of STAT are included with those of the Company for periods subsequent to the effective date of the acquisition.

PRN Nevada

Effective April 1, 1994, the Company purchased all of the outstanding common stock of PRN Home Health Care, Inc. of Nevada and its affiliated companies (collectively "PRN Nevada"), a provider of skilled homecare services. Total consideration to the seller consisted of $1,825,000 in cash, 380,952 restricted shares of the Company's common stock, a note payable to the former owner in the principal amount of $850,000, and an additional contingent payment estimated to be approximately $73,000, which is expected to be paid in 1996. The acquisition was accounted for by the purchase method. Accordingly, the results of operations of PRN Nevada are included with those of the Company for periods subsequent to the effective date of the acquisition. Of the total purchase price of approximately $3,726,000, the amount allocated to excess cost over net assets of acquired companies is approximately $3,169,000.

PVNS

On January 31, 1995, the Company acquired certain assets, consisting primarily of inventory, equipment, provider contracts and a customer base, of Pharmathera, Inc.'s branch operation in Pensacola, Florida ("PVNS"), a provider of infusion therapy services, for cash of approximately $56,000 and two notes with obligations totalling approximately $474,000, after adjustment. The acquisition was accounted for by the purchase method. Accordingly, the results of operations of the PVNS are included with those of the Company for periods subsequent to the acquisition date.
The price paid for provider contracts and a customer base, together with related transaction costs, totalling $441,116 was allocated to purchased contracts and is being amortized over ten years. See also note 13.

HOSPITAL HOMECARE

In May 1995, the Company issued 3,262,473 shares of its common stock in exchange for all of the issued and outstanding common stock of Hospital Homecare Corporation ("HHCC"), a provider of hospital-based home healthcare management services. Five percent of the shares issued to HHCC have been escrowed to indemnify the Company for certain specified pre-merger contingencies. This transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated to include the assets, liabilities and results of operations of HHCC, as more fully described below.

Prior to the combination, HHCC's fiscal year ended on March 31, which has been subsequently changed to conform with that of the Company. HHCC's results of operations for the fiscal year ended March 31, 1995 and 1994 are combined with the Company for the years ended December 31, 1994 and 1993, respectively. Accordingly, the Company's results of operations for the three months ended March 31, 1995 did not include HHCC. Separate results of operations of the Company and HHCC for the pre-merger annual periods included herein are as follows:


        REVENUES          COMPANY              HHCC              COMBINED
        --------          -------              ----              --------
Year ended:
   December 31, 1994    $59,110,330         $1,267,818          $60,378,148
   December 31, 1993     33,482,504          1,094,700           34,577,204

    NET INCOME (LOSS)
    -----------------

Year ended:
   December 31, 1994    $   804,026         $ (194,220)         $   609,806
   December 31, 1993        845,690           (103,657)             742,033


Transaction costs of $240,039 (without income tax benefit) were incurred by the Company and HHCC, of which $61,774 were expensed by the Company in 1995. The remaining costs of $178,265 were incurred by HHCC in the fiscal year ended March 31, 1995, and therefore, were included in the restated combined net income of the Company for the year ended December 31, 1994. Such costs are separately presented as merger transaction costs in the consolidated statement of operations.

PURCHASE PRICE ALLOCATIONS

Set forth below are the principal reasons that a significant portion of the purchase prices of the PVNS, advance and PRN Nevada acquisitions was not allocated to the following intangible assets: (1) there were no formal or informal contracts acquired except for certain PVNS contracts which were valued at $250,000; (2) physician relationships were considered to be inseparable from going concern value and the relationships were not contractual and not exclusive; (3) patients have a generally high turnover rate and, since patients do not determine the services provided or the duration thereof, and the Company is prohibited from marketing additional services to them, patients cannot be used to expand the business; and (4) the assembled workforce is readily replaceable at low cost, market rates are paid, clinical expertise is the responsibility of the employee and no significant proprietary training is provided.

PRO FORMA INFORMATION

The pro forma combined results of operations of the Company and its 1994 and 1995 acquisitions (STAT, PRN Nevada and PVNS), after giving effect to certain pro forma adjustments and assuming the acquisitions had been completed effective January 1, 1994, are as follows:

                                              YEAR ENDED
                                             DECEMBER 31,
                                                1994
                                             ------------
                                             (UNAUDITED)

    REVENUE                                 $64,467,782
    NET INCOME                                  970,489
    NET INCOME PER COMMON AND
     COMMON EQUIVALENT SHARE                       0.06


The PVNS acquisition completed on January 31, 1995 did not have a material pro forma effect on 1995 results of operations.

The pro forma information is not necessarily indicative of results which may occur in the future.

NOTE 3 - ACCOUNTS RECEIVABLE:

Accounts receivable at December 31, consisted of the following:

                                               1995            1994
                                               ----            ----
    Accounts receivable                     $12,977,110     $10,618,965
    Less allowance for doubtful accounts        995,717         788,696
                                            -----------     -----------
                                            $11,981,393     $ 9,830,269
                                             -----------     -----------

A large portion of the Company's revenues is derived from services to beneficiaries of government health programs. The percentages of the Company's net revenues derived from Medicare and state government programs were approximately 51% and 26% in 1995, 55% and 24% in 1994, and 42% and 26% in 1993,
respectively.

The Company does not require collateral for its receivables, but believes that due to the diversity of third-party payors and the concentration of receivables from government health programs (57% of receivables at December 31, 1995), credit risk is generally not significant. The Company continually monitors the adequacy of its allowance for doubtful accounts based on historical experience, collection trends and other factors.

NOTE 4 - PROPERTY AND EQUIPMENT:

Property and equipment at December 31, consisted of the following:

                                                    1995            1994
                                                    ----            ----

    Furniture and fixtures                      $1,383,716      $1,341,684
    Equipment, including computers               2,062,862       1,480,624
    Transportation equipment                       316,839         329,767
    Leasehold improvements                         195,528         167,365
                                                ----------      ----------
                                                 3,958,945       3,319,440
    Less accumulated depreciation
       and amortization                          1,838,696       1,393,231
                                                ----------      ----------

                                                $2,120,249      $1,926,209
                                                ----------      ----------
                                                ----------      ----------

Property and equipment under capital leases and the accumulated amortization thereon totalled $1,099,351 and $268,528, respectively, at December 31, 1995, and $816,088 and $134,253, respectively, at December 31, 1994.

Depreciation expense totalled $454,009 in 1995, $442,835 in 1994 and $184,408 in 1993.

NOTE 5 - NOTES PAYABLE AND OTHER DEBT:

Notes payable and other debt at December 31, consisted of the following:

                                                  1995              1994
                                                  ----              ----

 Bank revolving credit facilities             $4,725,000        $3,425,000

 Notes payable to bank                         5,200,000         5,450,000

 Term note payable to bank                            --           400,000

 Notes payable to former owners of PVNS          222,365           752,638

 Note payable to former owner of PRN Nevada      425,000           708,333

 Note payable to former owner of PharmaThera
    branch                                       339,320                --

 Notes payable to bank and others, at rates
  ranging from 8% to 14%, with various
  maturities through 1997, secured by
  property and equipment                          35,398           378,439

 Capital lease obligations                       814,273           699,404
                                             -----------       -----------
                                              11,761,356        11,813,814

 less current portion                          1,171,193         1,773,798
                                             -----------       -----------

 Noncurrent portion                          $10,590,163       $10,040,016
                                             -----------       -----------
                                             -----------       -----------


BANK REVOLVING CREDIT FACILITIES

At December 31, 1995, the Company had revolving credit facilities totalling $4,725,000 with a bank (the "Bank") that were to mature at various dates from March 31, 1996 through April 30, 1996. The interest rates on the credit facilities were prime plus 1/4% (8.75% at December 31, 1995), payable monthly. The credit facilities were secured by a first priority lien on all accounts receivable of the Company and were guaranteed by the President and another director of the Company. The related loan agreements covering $2,550,000 of the credit facilities included covenants to maintain certain net worth and a debt to net worth ratio and prohibited certain additional indebtedness and the payment of dividends. At December 31, 1995, the Company was in compliance with such loan covenants.

On March 15, 1996, the Company refinanced all of its debt with the Bank, including the above referenced revolving credit facilities, an additional revolving credit facility of $1,000,000 entered into on January 31, 1996, and the notes payable described below. The new revolving credit facilities total $7,300,000, bear interest at rates ranging from prime to prime minus 1%, payable monthly, and mature April 15, 1997. Such credit facilities totalling $5,725,000 are secured by a first priority lien on all accounts receivable of the Company and $1,575,000 of such credit facilities are secured by collateral (marketable securities) pledged to the Bank by the President, another director and a shareholder of the Company ("Collateral Guarantors"), and are guaranteed in the amount of $5,725,000 by the President and another director of the Company. The related loan agreements do not include any covenant requirements; however, such agreements do prohibit certain additional indebtedness and payments of dividends.

NOTES PAYABLE TO BANK

In June 1994, the Company borrowed $5,450,000 from the Bank ("Term Note") for the purpose of repaying a demand note of $1,650,000 and substantially all of the remaining balance on the subordinated note payable as described below. The $1,650,000 demand note was executed in March 1994 when the Company entered into a demand loan agreement with the Collateral Guarantors. The interest rate on the Term Note, which was to mature June 6, 1996, was prime minus 1% (7.5% at December 31, 1995), payable monthly. The Term Note was secured by collateral (marketable securities) pledged to the bank by the collateral guarantors. Previously, this collateral was held by the Bank as security for its loan to the collateral guarantors which was used by these individuals to make loans to the Company. During 1995, the Company repaid $250,000 on the Term Note, resulting in an outstanding principal balance of $5,200,000 at December 31, 1995.

As described above, the Company refinanced all of its debt with the Bank on March 15, 1996. In connection therewith, the Company borrowed $3,625,000 from the Bank ("New Term Note"), which matures April 15, 1997. The new Term Note bears interest at prime minus 1%, payable monthly, and is secured by collateral (marketable securities) pledged to the bank by collateral guarantors (see also discussion above regarding such collateral security).

NOTES PAYABLE TO FORMER OWNERS OF PVNS

Note In connection with the acquisition of PVNS in 1993, the Company issued a $1,000,000 note payable to the former owners of PVNS ("PVNS note") which is secured by a subordinated lien on accounts receivable of the Company and is guaranteed by the President of the Company. In January 1994, the Company repaid principal of $306,000 on this note, pursuant to its contractual obligation to apply as debt reduction, a portion of the net proceeds from the Company's offering of common stock in connection with the exercise of various outstanding warrants ("Warrant Offering") completed in December 1993. Also, the principal balance of the PVNS note was further reduced by $275,000 in November 1994 as a result of the settlement with the former owners of PVNS as more fully described in note 2. This note reduction was required to be applied to principal in inverse order of maturity. Scheduled monthly principal payments of $20,833 commenced on August 1, 1994, together with interest at prime through June 28, 1995, on which date the interest rate increased to prime plus 1% (9.5% at December 31, 1995). At December 31, 1995, the principal balance of the PVNS note was $44,006.

In November 1994, the Company borrowed $458,636 of previously escrowed cash from the former owners of PVNS for working capital purposes. Interest only was due on this note through February 1, 1995, at which date monthly principal and interest payments commenced in eighteen equal installments with a final payment due on July 1, 1996. The interest rate on the note was at prime through June 30, 1995, on which date the interest rate increased to prime plus 1% (9.5% at December 31, 1995). At December 31, 1995, the principal balance of this note was $178,359.

NOTE PAYABLE TO FORMER OWNER OF PRN NEVADA

In connection with the Company's acquisition of PRN Nevada, the Company issued an $850,000 note payable to the former owner of PRN Nevada. The note bears interest at prime (8.5% at December 31, 1995), payable monthly, and is secured by the common stock of PRN Nevada. Monthly principal payments of $23,611 commenced August 1, 1994 and are payable in such amount through July 1, 1997. During 1995, scheduled payments on this note were offset by $125,776 due from the former owner of PRN Nevada for indemnification of applicable adjustments to PRN Nevada's pre-acquisition cost reports through December 31, 1993 (see also note 6).

NOTES PAYABLE TO FORMER OWNER OF PHARMATHERA BRANCH

In connection with the acquisition of the PVNS, the Company issued two notes payable to the former owner of the PVNS. The larger note in the amount of $500,000, subsequently reduced to $400,000, is secured by all equipment of the Company's Florida operation, is non-interest bearing, and is payable at various dates through maturity on May 15, 1996. The other note in the amount of $73,956 was paid in six equal monthly principal installments of $12,326 through August 1, 1995.

SUBORDINATED NOTE PAYABLE

In connection with the acquisition of PVNS, the Company issued a $5,500,000 note payable to the collateral guarantors (as defined above). In March 1994, the Company repaid principal of $1,675,000 on the note, pursuant to its contractual obligation to apply as debt reduction a portion of the net proceeds from the Company's warrant offering completed in December 1993. On the date of such repayment, a replacement note was issued to the collateral guarantors in the amount of $3,802,370, which was repaid in June 1994 as described above.

In connection with making this subordinated loan, the collateral guarantors were granted warrants to purchase 100 shares of the Company's class a preferred stock at $100 per share. As previously described, the collateral (marketable securities) that the collateral guarantors pledged to the bank as security for the Term Note and new Term Note was previously held by the bank as security for a loan to the collateral guarantors which was used by these individuals to make loans to the Company. Thus, the collateral guarantors' risk position has not significantly changed and accordingly, the agreement governing the preferred stock warrants has been amended so that the warrants remain outstanding under substantially the same terms, except that the exercisability of the warrants now relates to the new Term Note and $1,575,000 of the new revolving credit facilities rather than the subordinated loan. Such warrants are now exercisable only in the event of certain defaults of the Company or the collateral guarantors under the new Term Note, $1,575,000 of the new revolving credit facilities, or the related collateral maintenance agreements with the bank, or in the event the bank liquidates the collateral guarantors' collateral. The warrants expire when the aggregate outstanding balance of the new Term Note, $1,575,000 of the new revolving credit facilities, and the PVNS note is $1,175,000 or less and the Company is not in default under the new Term Note and $1,575,000 of the new revolving credit facilities. If the warrants are exercised and the aggregate outstanding balance of the new Term Note, $1,575,000 of the new revolving credit facilities, and the PVNS note is $3,625,000 or more, the holders of the preferred stock have the right to elect seven of thirteen Company directors. At December 31, 1995, the aggregate principal outstanding on the Term Note and the PVNS note was $5,244,006. At all other times after warrant exercise, the holders of the preferred stock have the right to elect three of nine Company directors. If the warrants are exercised, the Company may redeem the preferred stock, at the price of $100 per share, at any time after the aggregate outstanding principal balances of the above referenced debt are less than $1,175,000.

OTHER

On June 7, 1994, the Company borrowed $500,000 from its President for working capital purposes at prime plus 2%, which was repaid on June 28, 1994. The Company also borrowed $400,000 and $50,000 from its President on September 12, 1994 and September 15, 1994, respectively, for working capital purposes at prime plus 2%, which were repaid on September 26, 1994. On April 10, 1995, the Company borrowed $300,000 from its President for working capital purposes at prime, which was repaid on May 26, 1995.

FAIR VALUE OF INDEBTEDNESS

Substantially all of the Company's indebtedness bears current rates of interest and the terms thereof are considered normal for the nature of the instruments. Accordingly, the Company believes that the carrying value of indebtedness approximates its fair value.

FUTURE MINIMUM MATURITIES

Future minimum maturities of the above described notes payable and other debt outstanding at December 31, 1995, taking into consideration the Company's debt refinancing with the bank in March 1996 as more fully described above, were as follows:


    1996                                         $1,171,193
    1997                                         10,380,734
    1998                                            157,317
    1999                                             35,544
    2000 and thereafter                              16,568
                                                -----------
                                                $11,761,356
                                                -----------
                                                -----------


NOTE 6 - RESERVE FOR GOVERNMENT PROGRAM SETTLEMENTS:

The Company's Medicare operations are subject to regulations administered by the health care financing administration. Other government programs served by the Company are also subject to regulations of various state agencies. Amounts reimbursed by the Medicare and other government programs are subject to audit and retroactive adjustment. Such adjustments which affect income are included in revenue.

In reviewing its reserve for government program settlements for adequacy, the Company considers, among other factors, recent Medicare intermediary audit results, the effect of final adjustments on open cost reports, recent interpretations of regulations and cost reporting principles, and other available current information.

In connection with the acquisition of PRN Nevada, the Company received an indemnification from the former owner of PRN Nevada for adjustments to PRN Nevada's pre-acquisition cost reports open for examination. Cost reports through December 31, 1994 have been settled. The amounts due the Company pursuant to the indemnification for cost reports through December 31, 1993 have been received (see also note 5). Adjustments to the 1994 pre-acquisition cost report period will be recovered from the above referenced indemnification and any amounts not to be recovered therefrom have been applied against the historical reserve recorded by PRN Nevada in periods prior to the acquisition date and carried forward by the Company in the acquisition. Also, PRN Nevada is experiencing difficulties in obtaining reimbursement of certain receivable claims from nevada medicaid due to untimely billing of such claims and a reserve has been established for estimated losses that may result therefrom. Collection of such receivables has been delayed awaiting resolution of a regulatory investigation for which no claim has been asserted and for which the Company's internal review indicates that it should have no material liability related thereto.

In 1994, the historical reserve of $893,000 attributable to the PVNS preacquisition cost reports was reduced by $533,000 and taken to income. Such historical reserve was considered necessary by PVNS and recorded in periods prior to the acquisition due to the magnitude of the audit adjustments proposed
by the  Medicare intermediary.   Such reserve was recorded by the Company as a
liability assumed at the

Acquisition date. The reserve reduction resulted from settlements and audit notifications for preacquisition PVNS cost reports received from the
intermediary more than one year after the PVNS acquisition date.   Of the
reserve reduction, $200,000 was recorded in the second quarter of 1994 when the Company received final "desk review" audit results of $52,000 for the June 30, 1992 PVNS cost report and $333,000 was recorded in the third quarter of 1994 when the Company was notified of the revised field audit adjustments of $1,640,000 (reduced from $2,200,000) for the June 30, 1990 and 1991 PVNS cost reports, of which the total adjustments included approximately $1,200,000 of various transportation costs. The Company's reserve adjustment in the third quarter of 1994 was recorded as a result of the reduced audit adjustments for these cost reports, the reopening of such cost reports for further review by the intermediary, and certain of the larger cost adjustments therein having been allowed in the settled June 30, 1992 cost report; thus, substantially reducing the Company's estimated total exposure for the remaining cost reports to be settled. In early 1994, the Company also recorded $138,000 as a reduction in "excess cost over net assets of acquired companies" due to a favorable result in connection with the 1988 cost report which was determined prior to the end of the PVNS acquisition allocation period. Expense of $54,000 was also recorded in 1994 related to changes in estimates for post-acquisition cost reporting periods.

Subsequently, as more fully described in note 2, the Company entered into a settlement in November 1994 with the former owners of PVNS pertaining to various acquisition contingencies including open preacquisition cost reports. In connection with this settlement, the Company assumed the total liability for final adjustments on the June 30, 1990, 1991 and 1993 PVNS cost reports which were still outstanding. In recognition thereof, the Company re-evaluated its exposure for estimated final adjustments to these open cost reports, which was previously the responsibility of the former owners of PVNS, and determined an additional reserve of approximately $975,000 was needed, and accordingly, increased the reserve in this amount. As of December 31, 1995, all such cost reports have been settled in a total amount less the reserve established.

During 1995, expense of $315,000 was recorded for increases to the reserve pertaining to estimated adjustments for current year cost reports and for nevada medicaid receivable claims. The reserve was reduced by payments of approximately $957,000 as a result of final settlements of PVNS and PRN Nevada preacquisition and post-acquisition cost reports. All preacquisition cost reports have been settled as of December 31, 1995. The reserve was also reduced by approximately $252,400, of which $200,000 was transferred to a receivable contractual allowance and approximately $52,400 was credited to income in connection with the settlements of various cost reports.

Although the process for estimating final settlements related to government programs is inherently subjective and such estimates can change as new developments occur, the Company believes the reserve for government program settlements is adequate to cover estimated adjustments to open cost reports and settlements with other government programs, and that any final determinations in connection therewith will not have a material adverse effect on the Company's financial position or results of operations.

NOTE 7 - INCOME TAXES:

The provision (benefit) for income taxes for the years ended December 31, consisted of the following:


                                                     1995                1994                1993
                                                     ----                ----                ----

    Federal:
      Current                                      $771,844            $455,741            $528,460
      Deferred                                     (124,532)            (42,272)              1,600
      Change in deferred tax
       asset valuation allowance                                             --            (100,980)
     State                                           35,863              31,000              40,385
                                                   --------            --------            --------

                                                   $683,175            $444,469            $469,465
                                                   --------            --------            --------
                                                   --------            --------            --------

The tax effects of temporary differences related to deferred tax assets (liabilities) at December 31, consisted of the following:

                                                      1995                1994
                                                      ----                ----

    Prepaid expenses                               $(43,916)           $(99,467)
    Depreciation and amortization                  (105,536)            (44,431)
    Other                                            (1,919)                 --
                                                   --------            --------
         Deferred tax liabilities                  (151,371)           (143,898)
                                                   --------            --------
    Provision for doubtful accounts                 287,635             220,619
    Accruals not currently deductible               132,838             132,909
    Compensation                                    158,629              92,986
    Other                                            11,043              11,627
                                                   --------            --------
         Deferred tax assets                        590,145             458,141
                                                   --------            --------
         Net deferred tax asset                    $438,774            $314,243
                                                   --------            --------
                                                   --------            --------

The following table reconciles the federal statutory income tax rate and the Company's effective income tax rate for the years ended December 31:

                                                          1995                1994                1993
                                                          ----                ----                ----

    Federal income taxes at statutory rates              34.0%                34.0%              34.0%
    Nondeductible amortization                            5.9                  8.1                3.5
    Other permanent differences                           1.3                 1.6                 5.3
    Utilization of operating loss carryforwards            --                 --                 (4.0)
    Income tax effect of PVNS settlement                   --                (7.8)                 --
    Recovery of nontaxable payroll related costs         (4.6)                 --                  --
    State income taxes                                    2.0                 2.5                 3.1
    Change in deferred tax asset valuation
      Allowance                                           --                   --                (7.7)
    Changes in prior year estimates and other             (.5)                3.8                 4.6
                                                         -----              -----               -----
         Effective income tax rate                       38.1%               42.2%               38.8%
                                                         -----              -----               -----
                                                         -----              -----               -----


NOTE 8 - EMPLOYEE BENEFIT PLANS:

Through December 31, 1995, the Company provided 401(k) savings plans for most of its employees who may contribute up to a certain percentage of their annual gross wages into the plans, with the Company matching the employees' contributions up to certain levels, as defined in the plans. A similar retirement savings plan was also provided to certain employees of HHCC. Effective January 1, 1996, a single 401(k) savings plan is provided for all of the Company's eligible employees. Company contributions to these plans were $176,940 in 1995, $165,406 in 1994 and $68,620 in 1993.

NOTE 9 - STOCK OPTIONS:

In May 1988, the Company adopted the 1988 stock option plan, as amended in May 1989 and December 1993 ("1988 plan"), which reserves 600,000 common shares for issuance to officers, directors and employees of the Company. In December 1993, the Company adopted the 1993 employee stock option plan ("1993 plan") which reserves 1,000,000 common shares for issuance to officers and employees of the Company.

Options under the 1988 and 1993 plans are granted at an exercise price equal to at least 100% of the fair market value of the common stock on the date of grant in the case of incentive stock options. Nonqualified option grants are generally at 85% of the fair market value under the 1988 plan and as determined by the stock option committee under the 1993 plan. All options generally vest over a five year period from the date of grant and expire within ten years. The plans restrict the rights to exercise based on employment status and percentage of stock ownership in accordance with section 422 of the internal revenue code.

The following schedule summarizes the changes in options outstanding under the 1988 and 1993 plans:

                                                    SHARES         PRICE RANGE
                                                    ------         -----------

    Outstanding, December 31, 1992                 552,500        $ .60 - 1.67

        Granted                                    350,000         1.38 - 1.94
        Cancelled                                  (52,500)         .60 - 1.67
                                                 ---------

    Outstanding, December 31, 1993                 850,000          .60 - 1.94

        Granted                                    405,000         1.38 - 2.13
        Exercised                                  (46,000)         .60 -  .67
        Cancelled                                  (97,500)         .60 - 1.67
                                                 ---------

    Outstanding, December 31, 1994               1,111,500          .60 - 2.13

        Granted                                    184,500         1.38 - 1.78
        Exercised                                  (14,000)            .60
        Cancelled                                 (250,000)         .60 - 2.06
                                                 ---------

    Outstanding, December 31, 1995               1,032,000          .60 - 2.13
                                                 ---------
                                                 ---------

At December 31, 1995, options to purchase 438,100 shares were exercisable and options to purchase 508,000 shares were available for future grant.

In December 1993, the Company also adopted the 1993 executive security stock option plan ("1993 executive plan") which reserves 500,000 common shares for issuance to officers of the Company. The option price for all grants under the 1993 executive plan is $.50 per share. The options, which expire ten years from plan formation, are exercisable only if the officer's employment is terminated without cause or a majority of the issued and outstanding common shares is acquired by a person or group not including the current President of the Company. The Company will recognize compensation expense related to these options if and when such events occur. A total of 325,000 nonqualified options have been granted under the 1993 executive plan, of which 125,000 of such options are outstanding at December 31, 1995. The remaining 200,000 options have been cancelled. None of the options are currently exercisable.

In April 1992, the Company granted stock options (not included in the 1988 Plan or 1993 Plans described above) to the then President of the Company and a current officer and director of the Company and in June 1992, the Company granted a like stock option to another director of the Company. The stock options entitle each of these individuals to purchase 250,000 shares of the Company's common stock at $1.50 per share. The options became exercisable on January 1, 1996 and expire on April 29, 1996.

Compensation associated with options granted at less than quoted market value is expensed over the vesting period and totalled $1,695 in 1995, $10,385 in 1994, and $18,160 in 1993.

In October 1995, statement of financial accounting standards no. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, was issued which covers the accounting for stock-based compensation, principally stock options. The Company believes at this time, as permitted by the standard, that it will not change its existing accounting for stock options. Additional disclosures, including pro forma effects on income of the difference between existing and the new accounting methods, will be required when adopted. The Company is required to adopt the standard no later than January 1, 1996.

NOTE 10 - STOCK WARRANTS:

In April 1992, the Company entered into an agreement with an investment banking firm to provide investment banking services to the Company for a two and one-half year term. In consideration of these services, the investment banking firm was granted warrants to purchase up to 350,000 shares of common stock of the Company at $1.50 per share, which are exercisable anytime through June 30, 1996. The warrants include customary demand and piggyback registration rights for the underlying shares. as of December 31, 1995, none of the warrants had been exercised.

In May 1992, the Company entered into an agreement with a public relations firm to provide consultation to the Company. In addition to a monthly fee, the public relations firm was granted warrants to purchase up to 64,000 shares of the Company's common stock at $1.56 per share, which are exercisable anytime through May 14, 1997. The warrants include customary piggyback registration rights for the underlying shares. As of December 31, 1995, none of the warrants had been exercised.

In June 1993, in connection with the issuance of the subordinated note payable to finance the acquisition of PVNS and a guarantee of the PVNS note, the collateral guarantors were granted warrants to purchase a total of 1,000,000 shares of the Company's common stock for the price of $1.45625 per share, which are exercisable anytime through June 29, 1998. As of December 31, 1995, none of the warrants had been exercised. The warrants were assigned a value of $150,000, which is being amortized over a five year period, and include customary demand and piggyback registration rights for the underlying shares. also, as described in note 5, the collateral guarantors were granted warrants to purchase preferred stock of the Company.

On July 21, 1993, in connection with the guarantee of the Company's Bank debt, including the Bank debt of PVNS, the President and another director of the Company were also granted warrants to purchase a total of 713,000 shares of the Company's common stock at prices ranging from $1.2375 to $1.5844 per share, which are exercisable anytime through the one-year anniversary of the date that their guarantees are no longer required by the Bank. As of December 31, 1995, none of the warrants had been exercised. The warrants include customary demand and piggyback registration rights for the underlying shares.

NOTE 11 - RELATED PARTY TRANSACTIONS:

As more fully described in note 5, the Company borrowed various amounts from the President, another director and a shareholder of the Company (also referred to herein as the collateral guarantors). All such loans were repaid as of December 31, 1995. However, these individuals continue to guarantee and collaterize various borrowings by the Company from unrelated third parties. In connection with such borrowings and related security provided, these individuals were granted warrants to purchase the Company's common stock as described in note 10 and the Company's preferred stock as described in note 5, and certain of these individuals also received fees totalling $20,000. In addition, the Company has borrowings from a family member of another director with total outstanding principal balances of $19,479 at December 31, 1995.

Through April 30, 1994, the President and another director of the Company were stockholders of a Company that sold office supplies to the Company. Total purchases from this Company were $73,708 in 1994 and $112,878 in 1993.

Effective January 1, 1993, the Company acquired substantially all of the operating assets of preferred, of which the President and another director of the Company were shareholders (see note 2).

In 1993, as compensation for services rendered in connection with the Company's acquisition of PVNS, a shareholder was awarded 100,000 shares of the Company's unregistered common stock valued at $83,500.

A director of the Company, previously the principal shareholder of HHCC, paid merger transaction costs of $100,000 on HHCC's behalf which were expensed in 1994 and included in the Company's stockholders' equity as additional paid-in capital.

In March 1993, the Company sold the rights to its home infusion software programs to a start-up Company, sequel solutions, inc. ("ssi"), owned by a group of employees including a shareholder (until January 1995) who was also a director of the Company until August 1994. In connection with the sale, the Company received notes of $335,000, which were reserved to their cost basis of $245,000. No gain was recognized at the sale date because the Company concluded that the business risks had not transferred to ssi because it was a thinly capitalized start-up Company and the related party aspects of the transaction. After the sale, through December 31, 1993, the Company provided personnel, office space and administrative services to ssi for which the Company received a reimbursement of approximately $56,000. The Company continued to utilize the software support services provided by ssi for which the Company paid $9,412 in 1995, $13,670 in 1994 and $6,610 in 1993. In December 1993, the Company entered into an agreement with the above referenced individual in which the Company exchanged the aforementioned notes and its future rights to royalties from the ssi software sales in return for the relinquishment by such individual of all rights to past and future bonuses stipulated in an employment agreement that terminated May 31, 1995. As a result of this agreement, the Company recorded a pretax charge to income of $26,000 in 1993, which is included in general and administrative expenses.

NOTE 12 - LEASE COMMITMENTS:

At of December 31, 1995, future minimum payments under noncancellable lease obligations for office space and various property and equipment, were as follows:

                                                   CAPITAL           OPERATING
                                                   LEASES            LEASES
                                                   -------           ---------

    1996                                          $377,688          $2,208,047
    1997                                           354,376           1,360,868
    1998                                           169,781             723,832
    1999                                            41,329              84,129
    2000 and thereafter                             16,951              66,885
                                                  --------          ----------


    Total minimum lease payments                   960,125          $4,443,761
                                                                    ----------
                                                                    ----------
    less imputed interest                          145,852
                                                  --------
    present value of minimum lease payment         814,273
    less current portion                           300,891
                                                  --------
    noncurrent portion                            $513,382
                                                  --------
                                                  --------

The amounts under capital leases above are included in notes payable and other debt in note 5.

Rental expense under noncancellable operating leases was $2,853,043 in 1995, $2,414,910 in 1994, and $645,124 in 1993.

NOTE 13 - MINORITY INTEREST:

In June 1994, the Company sold a 20% ownership interest and a 5% net profits interest in its then existing Pensacola, Florida homecare business for cash and realized a pretax gain of $128,500. The acquiring Company also held a 12-1/2% net profits interest in this business which it received for services provided in connection with the start-up of this operation in April 1994. In July 1995, the Company reacquired the 20% ownership interest and the 17-1/2% net profits interest for cash of $13,000 and issued 85,000 shares of its unregistered common stock, which was valued at $1.6875 per share, the fair market value on the transaction date. The total purchase price of $156,437 was allocated to purchased contracts and is being amortized over a ten year period.

NOTE 14 - SUBSEQUENT EVENT:  PROPOSED MERGER OF COMPANY

In February 1996, the Company agreed to be acquired by Horizon/CMS Healthcare Corporation ("horizon") pursuant to a merger agreement, under which the Company's stockholders would receive shares of horizon. On May 15, 1996, the Company and horizon executed a new merger agreement under which the Company's stockholders will receive cash in the amount of $1.85 for each share of the Company's common stock. Completion of the transaction is subject to, among other conditions, compliance with, and expiration of, the applicable waiting period under the hart-scott-rodino act and healthcare regulatory approvals; and approval by the stockholders of the Company. Certain affiliates of the Company holding approximately forty-three percent of the outstanding common stock of the Company have signed a voting agreement under which they have agreed to vote their shares in favor of the merger. The merger, if completed, is expected to occur in the third quarter of 1996.

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                        CONDENSED CONSOLIDATED BALANCE SHEETS

                                                           MARCH 31,        DECEMBER 31,
                                                             1996              1995
                       ASSETS                            (UNAUDITED)         (AUDITED)
                                                         ------------      ------------
Current assets:
  Cash and cash equivalents                              $    224,536      $    292,666
  Accounts receivable, net                                 10,615,364        11,981,393
  Inventories                                                 315,427           324,750
  Deferred income taxes                                       661,649           546,227
  Other                                                       748,228           632,104
                                                         ------------      ------------
           Total current assets                            12,565,204        13,777,140

Property and equipment, net                                 2,088,729         2,120,249
Excess cost over net assets of acquired
  companies, net of amortization of
  $844,242 and $761,383                                    11,926,856        12,008,946
Other, net                                                  1,378,177         1,183,821
                                                         ------------      ------------

           Total assets                                  $ 27,958,966      $ 29,090,156
                                                         ------------      ------------
                                                         ------------      ------------

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and other debt                           $  1,003,608      $  1,171,193
  Accounts payable and accrued liabilities                  2,562,716         2,871,216
  Accrued compensation and benefits                         3,031,023         2,752,828
  Reserve for government program settlements                  951,198           917,199
  Income taxes payable                                        622,870           841,887
                                                         ------------      ------------
           Total current liabilities                        8,171,415         8,554,323

Notes payable and other debt                                9,686,980        10,590,163
Other accrued liabilities                                     457,090           498,913
Deferred income taxes                                         113,865           107,453
                                                         ------------      ------------
           Total liabilities                               18,429,350        19,750,852
                                                         ------------      ------------

Stockholders' equity:
  Preferred stock - par value $.01 per share;
   3,000,000 shares authorized, none issued
   or outstanding                                                   -                 -
  Common stock - par value $.0075 per share;
   75,000,000 shares authorized, 15,954,873
   and 15,927,873 shares issued and outstanding               119,662           119,459
  Additional paid-in capital                                7,538,790         7,506,917
  Retained earnings                                         1,871,164         1,712,928
                                                         ------------      ------------
           Total stockholders' equity                       9,529,616         9,339,304
                                                         ------------      ------------
  Commitments and contingencies

           Total liabilities and stockholders' equity    $ 27,958,966      $ 29,090,156
                                                         ------------      ------------
                                                         ------------      ------------


         (SEE NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                  ----------------------------
                                                      1996             1995
                                                  ------------    ------------
Revenues                                          $ 16,484,226    $ 15,927,991
                                                  ------------    ------------
Costs and expenses:
  Direct patient care                                9,556,524       9,868,757
  Selling, general and administrative                6,088,328       5,343,929
  Provision for doubtful accounts                      317,013         150,634
                                                  ------------    ------------
    Total costs and expenses                        15,961,865      15,363,320
                                                  ------------    ------------

Income from operations                                 522,361         564,671
Interest expense                                       232,377         242,472
                                                  ------------    ------------

Income before income taxes                             289,984         322,199
Provision for income taxes                             131,748          60,808
                                                  ------------    ------------

Net income                                        $    158,236    $    261,391
                                                  ------------    ------------
                                                  ------------    ------------
Net income per common and common
  equivalent share                                $       0.01    $       0.02
                                                  ------------    ------------
                                                  ------------    ------------
Weighted average common and common
  equivalent shares outstanding                     15,945,785      15,831,584
                                                  ------------    ------------
                                                  ------------    ------------

         (SEE NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (Unaudited)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                    --------------------------
                                                       1996            1995
                                                    ----------      ----------
Cash flows from operating activities:
  Net income                                        $  158,236      $  261,391
  Noncash adjustments:
    Depreciation and amortization                      300,518         266,470
    Provision for doubtful accounts                    317,013         150,634
    Deferred income taxes                             (109,010)       (129,706)
    Other                                                  324               -
  Changes in operating assets and liabilities,
   net of acquisitions:
    Accounts receivable                              1,049,016        (833,591)
    Income taxes                                      (213,341)        188,545
    Other assets                                      (189,029)       (215,282)
    Accounts payable and  accrued liabilities,
     including compensation and benefits               (18,870)        615,543
    Reserve for government program settlements          33,999         (82,742)
    Other liabilities                                   24,282               -
                                                    ----------      ----------

    Net cash provided by operating activities        1,353,138         221,262
                                                    ----------      ----------

Cash flows from investing activities:
  Acquisition of PharmaThera Branch                          -         (56,468)
  Acquisition and merger transaction expenses         (177,030)        (41,116)
  Purchase of property and equipment                   (54,779)       (135,463)
                                                    ----------      ----------

    Net cash used by investing activities             (231,809)       (233,047)
                                                    ----------      ----------


      (SEE NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (Unaudited)


                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                   ----------------------------
                                                      1996             1995
                                                  ------------     -----------
Cash flows from financing activities:
  Proceeds from notes payable                     $  3,625,000     $         -
  Revolving credit facilities:
    Borrowings                                      10,750,000       4,300,000
    Repayments                                      (9,975,000)     (4,620,000)
  Payments on notes payable and capital lease
    obligations                                     (5,538,319)       (585,946)
  Payments on obligation to former owners of PVNS      (73,591)        (66,413)
  Proceeds from exercise of stock options               22,451           3,600
                                                  ------------     -----------
      Net cash used by financing activities         (1,189,459)       (968,759)
                                                  ------------     -----------
Net decrease in cash and cash equivalents              (68,130)       (980,544)

Cash and cash equivalents at beginning of period       292,666       1,322,407
                                                  ------------     -----------

Cash and cash equivalents at end of period        $    224,536     $   341,863
                                                  ------------     -----------

Cash paid during the period for:
  Interest                                        $    283,650     $   277,969
  Income taxes                                         477,290           4,491

Non-cash transactions (not otherwise disclosed):
  Assets acquired under capitalized lease obligations   67,551               -


     (SEE NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

                      MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                     (UNAUDITED)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The condensed consolidated financial statements of medical innovations, inc. And its subsidiaries (the "Company") have been prepared without audit, pursuant to the rules and regulations of the securities and exchange commission. As applicable under such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the presentation and disclosures herein are adequate to make the information not misleading, and that the financial statements reflect all elimination entries and adjustments (consisting of only normal recurring adjustments) which are necessary for a fair statement of the operating results for the three months ended March 31, 1996 and 1995. Operating results for these interim periods are not necessarily indicative of the results for full years.
It is suggested that these condensed consolidated interim financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 1995 annual report on form 10-k.

The condensed consolidated financial statements for the prior period have been restated to reflect the merger completed in May 1995 as more fully described in note 3. In addition, certain reclassifications have been made to previously reported information to conform to the current period presentation.

Net income per share is based on the weighted average number of common shares and equivalents outstanding during the periods, which has also been restated to reflect the merger completed in 1995, as more fully described in note 3. Common stock equivalents consisting of stock options and warrants are included in the computation of weighted average shares when their effect is dilutive.

NOTE 2 - USE OF ESTIMATES:

The Company's interim financial statements are prepared in accordance with the same accounting policies as those followed at year end. Certain items in the financial statements require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. The accuracy of such amounts is dependent upon facts that will exist and procedures that will be accomplished by the Company later in the year. Because of the inherent subjectivity of the estimation process, actual future results could differ from that expected at the reporting date.

Note 3 - ACQUISITIONS:

Set forth below is information regarding the Company's material acquisitions completed in 1993 and 1994 and all of its 1995 acquisitions:

PHYSICIAN'S VISITING NURSE SERVICE

Effective May 1, 1993, the Company purchased all of the outstanding common stock of Physician's Visiting Nurse Service, inc. ("PVNS"), which was accounted for by the purchase method. Substantially all of the purchase price of approximately $9,209,000 was allocated to excess cost over net assets of acquired companies. In connection with the acquisition, the Company entered into agreements to make future payments to the former owners resulting in a total obligation of approximately $1,295,000, net of amounts attributable to compensation and imputed interest at 7-1/2%. This obligation, which is included in accrued liabilities, is secured by accounts receivable of Company, is payable in approximately equal monthly installments through June 1998 and is not contingent upon any future event or action by the Company or the former owners. At March 31, 1996, the amount remaining on this obligation was approximately $680,000, of which approximately $291,000 was classified as current.

PRN NEVADA

Effective April 1, 1994, the Company purchased all of the outstanding common stock of prn home health care, inc. Of Nevada and its affiliated companies (collectively "PRN Nevada"). of the total purchase price of approximately $3,726,000, approximately $3,169,000 was allocated to excess cost over net assets of acquired companies.

PVNS

On January 31, 1995, the Company acquired certain assets, consisting primarily of inventory, equipment, provider contracts and a customer base, of PharmaThera, Inc.'s branch operation in Pensacola, Florida ("PVNS"), a provider of infusion therapy services, for cash of approximately $56,000 and two notes with obligations totalling approximately $474,000, after adjustment. The acquisition was accounted for by the purchase method. Accordingly, the results of operations of the PVNS are included with those of the Company for periods subsequent to the acquisition date. The price paid for provider contracts and a customer base, together with related transaction costs, totalling $441,116 was allocated to purchased contracts and is being amortized over ten years.

HOSPITAL HOMECARE

In May 1995, the Company issued 3,262,473 shares of its common stock in exchange for all of the issued and outstanding common stock of Hospital Homecare Corporation ("HHCC"), a provider of hospital-based home healthcare management services. Five percent of the shares issued to HHCC have been escrowed to indemnify the Company for certain specified pre-merger contingencies. This transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated to include the assets, liabilities and results of operations of HHCC. Prior to the combination, HHCC's fiscal year ended on March 31, which has been subsequently changed to conform with that of the Company. HHCC's results of operations for the fiscal year ended March 31, 1995 are combined with the Company for the year ended December 31, 1994. Accordingly, the Company's results of operations for the three months ended March 31, 1995 do not include HHCC.

PURCHASE PRICE ALLOCATIONS

Set forth below are the principal reasons that a significant portion of the purchase prices of PVNS, PRN Nevada and certain other acquisitions was allocated to excess costs over net assets of acquired companies, and not allocated to other intangible assets: (1) there were no formal or informal contracts acquired except for certain PVNS contracts which were valued at $250,000; (2) physician relationships were considered to be inseparable from going concern value and the relationships were not contractual and not exclusive; (3) patients have a generally high turnover rate and, since patients do not determine the services provided or the duration thereof, and the Company is prohibited from marketing additional services to them, patients cannot be used to expand the business; and (4) the assembled workforce is readily replaceable at low cost, market rates are paid, clinical expertise is the responsibility of the employee and no significant proprietary training is provided.

PRO FORMA INFORMATION

The PVNS acquisition completed on January 31, 1995 did not have a material pro forma effect on results of operations for the three month period ended March 31, 1995.

NOTE 4 - ACCOUNTS RECEIVABLE:

Accounts receivable at March 31, 1996, consisted of the following:


    Accounts receivable                               $11,508,091

    Less allowance for doubtful accounts                  892,727
                                                      -----------

                                                      $10,615,364
                                                      -----------
                                                      -----------


NOTE 5 - PROPERTY AND EQUIPMENT:

Property and equipment at March 31, 1996 consisted of the following:


    Furniture and fixtures                             $1,406,957
    equipment, including computers                      2,141,088
    transportation equipment                              316,839
    leasehold improvements                                213,627
                                                       ----------
                                                        4,078,510
    less accumulated depreciation and amortization      1,989,782
                                                       ----------

                                                       $2,088,729
                                                       ----------
                                                       ----------


NOTE 6 - NOTES PAYABLE AND OTHER DEBT:

Notes payable and other debt at March 31, 1996 consisted of the following:


    Bank revolving credit facilities                  $ 5,500,000

    Note payable to Bank                                3,625,000

    notes payable to former owners of PVNS                101,919

    Note payable to former owner of PRN Nevada            348,022

    Note payable to former owner of PVNS                  291,004

    Notes payable to Bank and others, at rates
     ranging from 8% to 8.5%, with various maturities
     through 1997                                          17,037

    Capital lease obligations                             807,606
                                                      -----------
                                                       10,690,588
    Less current portion                                1,003,608
                                                      -----------

    Noncurrent portion                                $ 9,686,980
                                                      -----------
                                                      -----------

BANK REVOLVING CREDIT FACILITIES

On March 15, 1996, the Company refinanced all of its debt with a Bank (the "Bank"). The new revolving credit facilities total $7,300,000, bear interest at rates ranging from prime to prime minus 1% (8.25% to 7.25% at March 31, 1996), payable monthly, and mature April 15, 1997. Such credit facilities totalling $5,725,000 are secured by a first priority lien on all accounts receivable of the Company. In addition, $1,575,000 of such credit facilities are secured by collateral (marketable securities) pledged to the Bank by the President, another director and a shareholder of the Company ("collateral guarantors") and the remaining $5,725,000 of these credit facilities are guaranteed by the President and another director of the Company. The related loan agreements do not include any covenant requirements; however, such agreements do prohibit certain additional indebtedness and payments of dividends.

NOTES PAYABLE TO BANK

As described above, the Company refinanced all of its debt with the Bank on March 15, 1996. In connection therewith, the Company borrowed $3,625,000 from the Bank ("Term Note"), which matures April 15, 1997. The new Term Note bears interest at prime minus 1% (7.25% at March 31, 1996), payable monthly, and is secured by collateral (marketable securities) pledged to the Bank by collateral guarantors. Previously, this collateral was held by the Bank as security for the Bank's loan to the collateral guarantors which was used by these individuals to make loans to the Company (see also subordinated note payable below).

NOTES PAYABLE TO FORMER OWNERS OF PVNS

In connection with the acquisition of PVNS, the Company issued a $1,000,000 note payable to the former owners of PVNS ("PVNS note"). After scheduled and other principal repayments, together with a settlement reduction of principal amounting to $275,000, the PVNS note had been repaid as of March 31, 1996.

In November 1994, the Company borrowed $458,636 from the former owners of PVNS for working capital purposes. Interest only was due on this note through February 1, 1995, at which date monthly principal and interest payments commenced in eighteen equal installments with a final payment due on July 1, 1996. The interest rate on the note was at prime through June 30, 1995, on which date the interest rate increased to prime plus 1% (9.25% at March 31, 1996). At March 31, 1996, the principal balance of this note was $101,919.

NOTE PAYABLE TO FORMER OWNER OF PRN NEVADA

In connection with the Company's acquisition of PRN Nevada, the Company issued an $850,000 note payable to the former owner of PRN Nevada. The note bears interest at prime (8.25% at March 31, 1996), payable monthly, and is secured by the common stock of PRN Nevada. Monthly principal payments of $23,611 commenced August 1, 1994 and are payable in such amount through July 1, 1997. During 1995 and 1996, scheduled payments on this note were offset by approximately $155,500 due from the former owner of PRN Nevada for indemnification of applicable adjustments to PRN Nevada's pre-acquisition cost reports (see also note 7).

NOTES PAYABLE TO FORMER OWNER OF PVNS

In connection with the acquisition of the PVNS, the Company issued two notes payable to the former owner of the PVNS. The larger note in the amount of $500,000, subsequently reduced to $400,000, is secured by all equipment of the Company's Florida operation and is non-interest bearing. The remaining balance due of $291,004 on this note is payable on May 15, 1996. The other note, in the amount of $73,956, was repaid in 1995.

SUBORDINATED NOTE PAYABLE

In connection with the acquisition of PVNS, the Company issued a $5,500,000 note payable to the collateral guarantors (as defined above), which was subsequently repaid. In connection with making this subordinated loan, the collateral guarantors were granted warrants to purchase 100 shares of the Company's class a preferred stock at $100 per share. As previously described, the collateral (marketable securities) that the collateral guarantors pledged to the Bank as security for a portion of the revolving credit facilities and the Term Note was previously held by the Bank as security for a loan to the collateral guarantors. Such loan was used by these individuals to make loans to the Company. Thus, the collateral guarantors' risk position has not significantly changed and, accordingly, the agreement governing the preferred stock warrants has been amended so that the warrants remain outstanding under substantially the same terms, except that the exercisability of the warrants now relates to the Term Note and $1,575,000 of the new revolving credit facilities rather than the subordinated loan. Such warrants are now exercisable only in the event of certain defaults of the Company or the collateral guarantors under the Term Note, $1,575,000 of the new revolving credit facilities, or the related collateral maintenance agreements with the Bank, or in the event the Bank liquidates the collateral guarantors' collateral. The warrants expire when the aggregate outstanding balance of the Term Note and $1,575,000 of the new revolving credit facilities is $1,175,000 or less and the Company is not in default under the Term Note and $1,575,000 of the new revolving credit facilities. If the warrants are exercised and the aggregate outstanding balance of the Term Note and $1,575,000 of the new revolving credit facilities is $3,625,000 or more, the holders of the preferred stock have the right to elect seven of thirteen
Company directors. At March 31, 1996, the aggregate principal outstanding on the $1,575,000 portion of the new revolving credit facilities and the Term
Note was $5,200,000. At all other times after warrant exercise, the holders of the preferred stock have the right to elect three of nine Company directors. If the warrants are exercised, the Company may redeem the preferred stock, at the price of $100 per share, at any time after the aggregate outstanding principal balances of the above referenced debt are less than $1,175,000.

OTHER

On April 10, 1995, the Company borrowed $300,000 from its President for working capital purposes at the prime interest rate, which was repaid on May 26, 1995.

FAIR VALUE OF INDEBTEDNESS

Substantially all of the Company's indebtedness bears current rates of interest and the terms thereof are considered normal for the nature of the instruments. Accordingly, the Company believes that the carrying value of indebtedness approximates its fair value.

NOTE 7 - RESERVE FOR GOVERNMENT PROGRAM SETTLEMENTS:

The Company's Medicare operations are subject to regulations administered by the health care financing administration. Other government programs served by the Company are also subject to regulations of various state agencies. Amounts reimbursed by the Medicare and other government programs are subject to audit and retroactive adjustment. Such adjustments which affect income are included in revenue.

In reviewing its reserve for government program settlements for adequacy, the Company considers, among other factors, recent Medicare intermediary audit results, the effect of final adjustments on open cost reports, recent interpretations of regulations and cost reporting principles, and other available current information.

In connection with the acquisition of PRN Nevada, the Company received an indemnification from the former owner of PRN Nevada for adjustments to PRN Nevada's pre-acquisition Medicare cost reports, all of which have been settled. The amounts due the Company pursuant to the indemnification for such pre-acquisition cost reports have been received (see also note 6). PRN Nevada's Medicare cost reports subsequent to December 31, 1994 remain open for examination and reserves have been established for estimated adjustments that may result therefrom. Also, PRN Nevada is experiencing difficulties in obtaining reimbursement of certain receivable claims from nevada medicaid due to untimely billing of such claims and accordingly, a reserve has been established for estimated losses that may result therefrom. In connection therewith, expense of $75,000 was recorded during the three months ended March 31, 1995. Collection of such receivables has been delayed awaiting resolution of a regulatory investigation for which no claim has been asserted and for which the Company's internal review indicates that it should have no material liability related thereto.

During 1995, all remaining open PVNS pre-acquisition Medicare cost reports were settled and the Company recorded the effect of the adjustments resulting therefrom, which included adjustments to this reserve. Such adjustments did not have a material effect on the Company's results of operations. PVNS Medicare cost reports subsequent to December 31, 1993 remain open for examination and reserves have been established for estimated adjustments that may result therefrom.

During the three month periods ended March 31, 1996 and 1995, the Company recorded expense of $34,000 and $50,000, respectively, for estimated adjustments that may result from current year Medicare cost reports, of which a portion thereof increased this reserve. Also, during the first quarter of 1995, the reserve was reduced by approximately $97,000 for an agreed upon repayment of a prior year advance received from a Medicare intermediary.

Although the process for estimating final settlements related to government programs is inherently subjective and such estimates can change as new developments occur, the Company believes the reserve for government program settlements is adequate to cover estimated adjustments to open Medicare cost reports and settlements with other government programs, and that any final determinations in connection therewith will not have a material adverse effect on the Company's financial position or results of operations.

NOTE 8 - INCOME TAXES:

The following table reconciles the federal statutory income tax rate and the Company's effective income tax rate for the three month periods ended March 31:

                                                      1996           1995
                                                      ----           ----

    Federal income taxes at statutory rates           34.0%          34.0%
    Nondeductible amortization                         8.8%           8.6%
    Other permanent differences                        (.4)%          1.6%
    Recovery of nontaxable payroll related costs         -%         (25.8)%
    State income taxes                                 3.0%            .5%
                                                      ------        -------
                Effective income tax rate             45.4%          18.9%
                                                      ------        -------
                                                      ------        -------

NOTE 9 - NEW ACCOUNTING STANDARD - STOCK BASED COMPENSATION:

In October 1995, statement of financial accounting standards no. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, was issued which covers the accounting for stock-
based compensation, principally stock options.   The Company adopted this
standard effective January 1, 1996.   However, as permitted by  the
standard, the Company will not change its existing accounting for stock options. Additional disclosures, including pro forma effect on income of the difference between existing and the new accounting method, will be required in the Company's year end financial statements. The Company does not expect that such pro forma effect on income will be material.

NOTE 10 - PROPOSED MERGER OF COMPANY

In February 1996, the Company agreed to be acquired by Horizon/CMS Healthcare corporation ("horizon") pursuant to a merger agreement, under which the Company's stockholders would receive shares of horizon. On May 15, 1996, the Company and horizon executed a new merger agreement under which the Company's stockholders will receive cash in the amount of $1.85 for each share of the Company's common stock. Completion of the transaction is subject to, among other conditions, compliance with, and expiration of, the applicable waiting period under the hart-scott-rodino act and healthcare regulatory approvals; and approval by the stockholders of the Company. Certain affiliates of the Company holding approximately forty-three percent of the outstanding common stock of the Company have signed a voting agreement under which they have agreed to vote their shares in favor of the merger. The merger, if completed, is expected to occur in the third quarter of 1996.

                             AGREEMENT AND PLAN OF MERGER


                                     BY AND AMONG



                         HORIZON/CMS HEALTHCARE CORPORATION,



                                HORIZON MI CORPORATION


                                         AND


                              MEDICAL INNOVATIONS, INC.

                                  TABLE OF CONTENTS
                                                                            PAGE

ARTICLE I.

    THE MERGER

    SECTION 1.02.       EFFECTIVE TIME.. . . . . . . . . . . . . . . . . .   2
    SECTION 1.03.       EFFECT OF THE MERGER . . . . . . . . . . . . . . .   2
    SECTION 1.04.       CERTIFICATE OF INCORPORATION; BYLAWS . . . . . . .   2
    SECTION 1.05.       DIRECTORS AND OFFICERS . . . . . . . . . . . . . .   2

ARTICLE II.

    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 2.01.       MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF
                        SECURITIES . . . . . . . . . . . . . . . . . . . .   2
    SECTION 2.02.       PAYMENT FOR COMPANY COMMON STOCK; SURRENDER OF
                        CERTIFICATES . . . . . . . . . . . . . . . . . . .   3
    SECTION 2.04.       STOCK TRANSFER BOOKS . . . . . . . . . . . . . . .   5

ARTICLE III.

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    SECTION 3.01.       ORGANIZATION AND QUALIFICATION; SUBSIDIARIES . . .   5
    SECTION 3.02.       CERTIFICATE OF INCORPORATION AND BYLAWS. . . . . .   6
    SECTION 3.03.       CAPITALIZATION . . . . . . . . . . . . . . . . . .   6
    SECTION 3.04.       AUTHORITY. . . . . . . . . . . . . . . . . . . . .   8
    SECTION 3.05.       NO CONFLICT; REQUIRED FILINGS AND CONSENTS . . . .   8
    SECTION 3.06.       PERMITS; COMPLIANCE. . . . . . . . . . . . . . . .   9
    SECTION 3.07.       REPORTS; FINANCIAL STATEMENTS. . . . . . . . . . .  11
    SECTION 3.08.       ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . .  12
    SECTION 3.09.       ABSENCE OF LITIGATION. . . . . . . . . . . . . . .  13
    SECTION 3.10.       EMPLOYEE BENEFIT PLANS; LABOR MATTERS. . . . . . .  13
    SECTION 3.11.       TAXES. . . . . . . . . . . . . . . . . . . . . . .  15
    SECTION 3.12.       CERTAIN BUSINESS PRACTICES . . . . . . . . . . . .  16
    SECTION 3.13.       VOTE REQUIRED. . . . . . . . . . . . . . . . . . .  16
    SECTION 3.14.       BROKERS. . . . . . . . . . . . . . . . . . . . . .  16
    SECTION 3.15.       INSURANCE. . . . . . . . . . . . . . . . . . . . .  16

    SECTION 3.16.       PROPERTIES . . . . . . . . . . . . . . . . . . . .  16
    SECTION 3.17.       MANAGEMENT CONTRACTS . . . . . . . . . . . . . . .  17
    SECTION 3.18.       OPINION OF FINANCIAL ADVISOR . . . . . . . . . . .  17

ARTICLE IV.

    REPRESENTATIONS AND WARRANTIES OF ACQUIROR

    SECTION 4.01.       ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.. . .  17
    SECTION 4.02.       AUTHORITY. . . . . . . . . . . . . . . . . . . . .  18
    SECTION 4.03.       NO CONFLICT; REQUIRED FILINGS AND CONSENTS . . . .  18
    SECTION 4.04.       VOTE REQUIRED. . . . . . . . . . . . . . . . . . .  19
    SECTION 4.05.       BROKERS. . . . . . . . . . . . . . . . . . . . . .  19
    SECTION 4.06.       SUFFICIENT FUNDS . . . . . . . . . . . . . . . . .  19

ARTICLE V.

    COVENANTS

    SECTION 5.01.       AFFIRMATIVE COVENANTS OF THE COMPANY . . . . . . .  20
    SECTION 5.02.       NEGATIVE COVENANTS OF THE COMPANY. . . . . . . . .  20
    SECTION 5.03.       NEGATIVE COVEANTS OF ACQUIROR. . . . . . . . . . .  23
    SECTION 5.04.       ACCESS AND INFORMATION . . . . . . . . . . . . . .  23

ARTICLE VI.

    ADDITIONAL AGREEMENTS

    SECTION 6.01.       PRESENTATION TO COMPANY STOCKHOLDERS . . . . . . .  24
    SECTION 6.02.       PROXY STATEMENT. . . . . . . . . . . . . . . . . .  25
    SECTION 6.03.       APPROPRIATE ACTION; CONSENTS; FILINGS. . . . . . .  26
    SECTION 6.04.       PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . .  27
    SECTION 6.05.       STATE TAKEOVER STATUTES. . . . . . . . . . . . . .  27
    SECTION 6.06.       MERGER SUB . . . . . . . . . . . . . . . . . . . .  28
    SECTION 6.07.       INDEMNIFICATION AND INSURANCE. . . . . . . . . . .  28
    SECTION 6.08.       OPINION OF FINANCIAL ADVISOR . . . . . . . . . . .  29
    SECTION 6.09.       STOCK OPTIONS. . . . . . . . . . . . . . . . . . .  29

ARTICLE VII.

    CLOSING CONDITIONS

    SECTION 7.01.       CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS
                        AGREEMENT. . . . . . . . . . . . . . . . . . . . .  30
    SECTION 7.02.       ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE ACQUIROR
                        COMPANIES. . . . . . . . . . . . . . . . . . . . .  30
    SECTION 7.03.       ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE
                        COMPANY. . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VIII.

    TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01.       TERMINATION. . . . . . . . . . . . . . . . . . . .  31
    SECTION 8.02.       EFFECT OF TERMINATION. . . . . . . . . . . . . . .  33
    SECTION 8.03.       AMENDMENT. . . . . . . . . . . . . . . . . . . . .  33
    SECTION 8.04.       WAIVER . . . . . . . . . . . . . . . . . . . . . .  33
    SECTION 8.05.       FEES, EXPENSES AND OTHER PAYMENTS. . . . . . . . .  34

ARTICLE IX.

    GENERAL PROVISIONS

    SECTION 9.01.       EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND
                        AGREEMENTS . . . . . . . . . . . . . . . . . . . .  35
    SECTION 9.02.       NOTICES. . . . . . . . . . . . . . . . . . . . . .  35
    SECTION 9.03.       CERTAIN DEFINITIONS. . . . . . . . . . . . . . . .  36
    SECTION 9.04.       HEADINGS . . . . . . . . . . . . . . . . . . . . .  37
    SECTION 9.05.       SEVERABILITY . . . . . . . . . . . . . . . . . . .  37
    SECTION 9.06.       ENTIRE AGREEMENT . . . . . . . . . . . . . . . . .  38
    SECTION 9.07.       ASSIGNMENT . . . . . . . . . . . . . . . . . . . .  38
    SECTION 9.08.       PARTIES IN INTEREST. . . . . . . . . . . . . . . .  38
    SECTION 9.09.       FAILURE OR INDULGENCE NOT WAIVER; REMEDIES
                        CUMULATIVE . . . . . . . . . . . . . . . . . . . .  38
    SECTION 9.10.       GOVERNING LAW. . . . . . . . . . . . . . . . . . .  38
    SECTION 9.11.       COUNTERPARTS . . . . . . . . . . . . . . . . . . .  38
    SECTION 9.12.       SPECIFIC PERFORMANCE . . . . . . . . . . . . . . .  38

                             AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of May 15, 1996 (this "Agreement"), is by and among HORIZON/CMS HEALTHCARE CORPORATION, a Delaware corporation ("Acquiror"), HORIZON MI CORPORATION, a Delaware corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), and MEDICAL INNOVATIONS, INC., a Delaware corporation (the "Company"). Acquiror and Merger Sub are sometimes collectively referred to herein as the "Acquiror Companies."

     WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended approval and adoption of this Agreement by the stockholders of the Company;

     WHEREAS, the Board of Directors of Acquiror has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Acquiror and is fair to, and in the best interests of, Acquiror and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby; and

     WHEREAS, Acquiror, Merger Sub and the Company have agreed to terminate that certain Agreement and Plan of Merger dated February 13, 1996 by and among the parties hereto simultaneously with the execution of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                      ARTICLE I.

                                      THE MERGER

     SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02 of this Agreement), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be "Medical Innovations, Inc."

     SECTION 1.02. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of Delaware Law (the date and time of the completion of such filing being the "Effective Time").

     SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04. CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                     ARTICLE II.

                  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror Companies, the Company or the holders of any of the Company's securities:

          (a) Subject to the other provisions of this Article II, each share of common stock, par value $.0075 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any (i) Company Common Stock described in Section 2.01(c) of this Agreement and (ii) Dissenting Shares (as hereinafter defined) in respect of which appraisal rights are properly exercised and perfected) shall be converted into the right to receive $1.85 per share in cash, without interest thereon (the "Merger Consideration") which Merger Consideration shall be payable upon surrender of the certificate representing such share (a "Certificate") in the manner provided in Section
     2.02 of this Agreement. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) As a result of their conversion pursuant to subsection 2.01(a), all shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each Certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 2.01(c) of this Agreement and Dissenting Shares) shall thereafter represent the right to receive $1.85 in cash per share of Company Common Stock previously represented thereby, without interest thereon. The holders of Certificates previously evidencing Company Common Stock shall cease to have any rights with respect to such Company Common Stock except the right to receive the Merger Consideration and as otherwise provided herein or by law. Such Certificates previously evidencing Company Common Stock shall be exchanged for cash upon the surrender of such Certificates in accordance with the provisions of Section 2.02 of this Agreement.

          (c) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (d) Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.0075 per share, of the Surviving Corporation.

     SECTION 2.02.  PAYMENT FOR COMPANY COMMON STOCK; SURRENDER OF CERTIFICATES.

          (a) EXCHANGE FUND. At or prior to the Effective Time, Acquiror shall deposit, or cause to be deposited, with a bank or trust company mutually agreeable to the parties to this Agreement (the "Exchange Agent"), for the benefit of the former holders of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, funds that will be sufficient to enable the Exchange Agent to make payments with respect to all Certificates representing Company Common Stock for which the Merger Consideration is payable in accordance with this Section 2.02. The cash deposited with the Exchange Agent in accordance with this subsection 2.02(a) is hereinafter referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver cash, as described above, in exchange for surrendered Certificates pursuant to the terms of this Agreement out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, Acquiror will cause the Exchange Agent to send to each record holder of Company Common

     Stock at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and contain such other provisions as the parties hereto may agree) and (ii) instructions for use in effecting the surrender for payment of the Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by the Certificate or Certificates surrendered and the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the appropriate amount of cash may be paid to the transferee if the Certificate evidencing the Company Common Stock shall be surrendered to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered for exchange in accordance with the provisions of Section 2.02 of this Agreement, each Certificate theretofore representing Company Common Stock (other than shares of Company Common Stock to be canceled pursuant to Section 2.01(c) of this Agreement and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration as set forth in this Agreement. If any holder of Company Common Stock shall be unable to surrender such holder's Certificates because such Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to Acquiror.

          (c) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the former holders of Company Common Stock for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Acquiror for the Merger Consideration, without any interest thereon. Neither Acquiror nor the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration or cash delivered to a public official pursuant to any applicable abandoned property escheat or similar law.

          (d) WITHHOLDING. Acquiror (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as Acquiror (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined), or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Company Common Stock in respect of which such deduction and withholding was made by Acquiror.


     SECTION 2.03 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have properly exercised appraisal rights with respect thereto under Section 262 of the Delaware Law (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in 2.01(a), but the holders of Dissenting Shares shall be entitled to receive such payment as shall be determined pursuant to Section 262 of the Delaware Law; PROVIDED, HOWEVER, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the Delaware Law, each such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 2.01(a), and such shares shall no longer be Dissenting Shares.

     SECTION 2.04. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

                                     ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Acquiror that:

     SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation, and each of the Company's subsidiaries (as such term in defined in Section 9.03 herein) is a corporation or partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each of the Company and its subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and, except as set forth in Section 3.01 of the Company Disclosure Schedule (as defined below), is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, business or prospects of the Company and its subsidiaries, taken as a whole, at the time of such change or effect. Section 3.01 of the Disclosure Schedule delivered by the Company to the Acquiror Companies concurrently with the execution of this Agreement (the "Company Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company and (B) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03 of this Agreement.

     SECTION 3.02. CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has heretofore furnished or made available to Acquiror complete and correct copies of the Certificate of Incorporation and the Bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents).

     SECTION 3.03.  CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"), of which the Company has agreed to designate 100 shares as Class A Preferred Stock (the "Company Class A Preferred Stock") and the balance of which are undesignated. At the close of business on April 30, 1996, 15,954,880 shares of Company Common Stock were issued and outstanding, no shares of Company Common Stock were held by the Company in its treasury or by the Company's subsidiaries and 4,140,002 shares of Company Common Stock were reserved for issuance as follows: (i) 513,000 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the Company's 1988 Stock Option Plan, (ii) 1,000,000 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the Company's 1993 Stock Option Plan, (iii) 500,000 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the Company's Executive Security Stock Option Plan (the stock option plans referenced in clauses (i), (ii) and (iii) of this Section being herein collectively called the "Option Plans"), (iv) 2,127,002 shares were reserved for issuance upon the exercise of the warrants and options (the "Common Stock Warrants") listed and described in Section 3.03(a) of the Company Disclosure Schedule. No shares of the Company Preferred Stock are issued or outstanding and the Company has agreed to reserve 100 shares of Company Class A Preferred Stock for issuance upon the exercise of a warrant (the "Preferred Stock Warrant") described in Section 3.03(a) of the Company Disclosure Schedule. Except as described in this Section 3.03 or in
     Section 3.03(a) of the Company Disclosure Schedule, no shares of capital stock of the Company are reserved for issuance for any other purpose.
     Since April 30, 1996, no shares of capital stock have been issued by the Company or any of its subsidiaries except pursuant to agreements for which shares were adequately reserved at such date as described in this subsection (a). Since April 30, 1996, neither the Company nor any of its subsidiaries has granted any options for, or other rights to purchase, any shares of capital stock of the Company or any of its subsidiaries. Each of the issued shares of capital stock of, or other equity interests in, each of the Company and its subsidiaries is duly authorized, validly issued and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws (or the equivalent organizational documents) of the Company or any of its subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or is bound, and, except as set forth in Section 3.16 of the Company Disclosure Schedule, all such issued shares or other equity interests owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

          (b) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") is issued or outstanding. All shares of Company Common Stock which may be issued upon exercise of stock options granted pursuant to the Option Plans will, when issued in accordance with the terms of such stock options and the related Option Plans, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (c) Except as set forth in Section 3.03(a) above or in Section 3.03(c) of the Company Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of capital stock, Voting Debt or other equity interests of the Company or any of its subsidiaries. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock of the Company or the capital stock or other equity interests of any subsidiary of the Company or (ii) (other than advances to wholly owned subsidiaries in the ordinary course of business) to provide material funds to, or to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the material obligations of, any subsidiary of the Company or any other person. Except (i) as set forth in Section 3.03(c) of the Company Disclosure Schedule or (ii) for subsidiaries of the Company set forth in Section 3.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock or other equity interest of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or for any agreements, arrangements or commitments between the Company and its wholly owned subsidiaries or between such wholly owned subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of the Company or any of its subsidiaries. Except for the Voting Agreement (as such term is defined in Section 9.03 herein) and as set forth in Section 3.03(c) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its subsidiaries.

          (d) Section 3.03(d) of the Company Disclosure Schedule sets forth a complete and correct list as of April 30, 1996, of (i) the number of stock options outstanding, (ii) the exercise price of each outstanding stock option and (iii) the number of stock options exercisable and includes complete and correct copies of the Option Plans, all forms of stock options issued pursuant to the Option Plans or otherwise, all Common Stock Warrants and the Preferred Stock Warrant, including all amendments thereto.

     SECTION 3.04. AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company as set forth in Section 3.13 of this Agreement).
The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company as set forth in Section 3.13 of this Agreement). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Acquiror Companies, constitutes the legal, valid and binding obligation of the Company.

     SECTION 3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) Assuming that all consents, licenses, permits, waivers, approvals, authorizations, orders, filings and notifications contemplated by the exceptions to Section 3.05(b) are obtained or made and except as disclosed in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule or regulation (collectively, "Laws") or any judgment, order or decree applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties is bound or subject. The Board of Directors of the Company has taken all actions necessary under Delaware Law, including approving the transactions contemplated by this Agreement, to ensure that the prohibitions on business combinations set forth in Section 203 of Delaware Law do not, and will not, apply to the transactions contemplated by this Agreement or the Voting Agreement.

          (b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not, require the Company to obtain any consent, license, permit, waiver, approval, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, federal, state, local or foreign (collectively, "Governmental Entities"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger documents as required by Delaware Law, (ii) where the failure to obtain such consents, licenses, permits, waivers, approvals, authorizations or orders, or to make such filings or notifications could not reasonably be expected to cause a Company Material Adverse Effect or to prevent the Company from performing its obligations under this Agreement and (iii) as disclosed in
     Section 3.05(b) of the Company Disclosure Schedule.

     SECTION 3.06.  PERMITS; COMPLIANCE.

          (a) Except as disclosed in Section 3.06(a) of the Company Disclosure Schedule, each of the Company and its subsidiaries is in possession of all
     (i) material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders necessary to own, lease and operate its home health care, home medical equipment, homemaker and intravenous therapy business (collectively, the "Agencies") and its other properties and to carry on its business as it is now being conducted and
     (ii) agreements, licenses and certificates or determinations of need from all federal, state and local governmental agencies and accrediting and certifying organizations (including without limitation the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO")) having jurisdiction over such Agency or Agencies that are required to operate the Agency or Agencies in the manner in which it or they are currently operated and receive reimbursement for care provided to patients covered under the federal Medicare program and any applicable state Medicaid program, including without limitation, Medicare and Medicaid provider numbers (collectively, the "Company Permits"). Without limiting the generality of the foregoing and except as disclosed in Section 3.06(a) of the Company Disclosure Schedule, all of the Company's Agencies are certified for participation or enrollment in the Medicare program and in the Medicaid program of each state in which any such Agency operates, have a current and valid provider contract with each such program and are in substantial compliance with the conditions of participation in all such programs.
     Section 3.06(a) of the Company Disclosure Schedule sets forth a list of each of the Company Permits held by Company and the jurisdiction issuing the same, all of which are now and as of the Effective Time shall be in good standing and not subject to meritorious challenge. Section 3.06(a) of the Company Disclosure Schedule also sets forth, as of the date of this

     Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to result in (i) the loss or revocation of a Company Permit necessary to operate one or more Agencies or for an Agency to receive reimbursement under the Medicare or Medicaid programs or (ii) the suspension or cancellation of any other Company Permit. Except as set forth in Section 3.06(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, in default under or in violation of and none of them has received, since December 31, 1994, from any Governmental Entity any written notice with respect to any conflict with, default under or violation of,
     (i) any Law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject, (ii) any judgment, order of decree applicable to the Company or any of its subsidiaries or (iii) any of the Company Permits. The home health agencies owned by the Company or its subsidiaries have not made claims for (i) visits not made, (ii) visits to beneficiaries not homebound, (iii) visits to beneficiaries not requiring a qualifying service or (iv) visits not properly authorized by a physician, except in the cases of clauses (i) and
     (iv) of this subsection for claims that could not reasonably be expected to result in a Company Material Adverse Effect.

          (b) Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the Company and its subsidiaries, as appropriate, are approved participating providers in and under all material third party payment programs, including without limitation Medicare and applicable state Medicaid programs, from which they have received revenues since December 31, 1993 ("Payment Programs"). Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, no action, survey or investigation is pending or, to the knowledge of the Company, threatened to suspend, limit, terminate, condition, or revoke the status of the Company or any of its subsidiaries as a provider in any such program, and neither the Company nor any of its subsidiaries has been provided notice by any third party payor of its intention to suspend, limit, terminate, revoke, condition or fail to renew in whole or in part or decrease the amounts payable under any arrangement with the Company or such subsidiary as a provider.

          (c) Except as set forth in Section 3.06(c) of the Company Disclosure Schedule or specifically disclosed in the Company SEC Reports (as hereinafter defined), the Company and its subsidiaries have filed on a timely basis all claims, cost reports and annual filings required to be filed to secure payments for services rendered by them under any Payment Program from which they receive or expect to receive revenues except where the failure to file such claim, report or other filing would not have a Company Material Adverse Effect. Except as set forth in Section 3.06(c) of the Company Disclosure Schedule, the Medicare and Medicaid cost reports of the Company and its subsidiaries do not claim and the Company and its subsidiaries have not received reimbursement in excess of the amount provided by law, regulations promulgated thereunder or any applicable agreement, other than any claims and reimbursements that, individually or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 3.06(c) of the Company Disclosure Schedule, there are no claims, actions or appeals pending (and neither the Company nor any of its subsidiaries has any knowledge of any claims or reports that could result in any such claims, actions or appeals) before any commission, board or agency, including, without limitation, any intermediary, the Provider Reimbursement Review Board or the Administrator of the Health Care Financing Administration ("HCFA"), with respect to any state or federal Medicare or Medicaid cost reports or claims filed by the Company or its subsidiaries on or before the date hereof. Except as set forth in Section 3.06(c) of the Company Disclosure Schedule, the Company or its subsidiaries, as applicable, have paid, or caused to be paid, all refunds, discounts, adjustments, or amounts owing that have become due to such third party payors pursuant to such claims, reports or filings, and neither the Company nor any of its subsidiaries has any knowledge or notice of any disallowances or material changes required to be made to any cost reports, claims or filings made by them for any period or of any deficiency in any such claim, report, or filing, except for changes and deficiencies that in the aggregate would not have a Company Material Adverse Effect.

     SECTION 3.07.  REPORTS; FINANCIAL STATEMENTS.

          (a) Since December 31, 1993, the Company and its subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC"), including without limitation (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "Company SEC Reports"), and (B) any applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other Governmental Entities, including, without limitation, state insurance and health regulatory authorities (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.07(a) being referred to herein, collectively, as the "Company Reports"), except where the failure to file any such Company Reports required to be filed with any other Governmental Entities could not reasonably be expected to have a Company Material Adverse Effect. The Company Reports were prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Company SEC Reports, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports) and the Company SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (i) have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in generally accepted accounting principles, (B), with respect to Company SEC Reports filed prior to the date of this

     Agreement, as may be indicated in the notes thereto and (C) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and (ii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows), except that any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

          (c) Set forth in Section 3.07(c) of the Company Disclosure Schedule is a schedule of the total visits (a "visit" is defined as a patient visit meeting the participation conditions and medical necessity requirements of the Medicare program) of each of the home health agencies owned by the Company and its subsidiaries for each of the calendar months in the 15 month period ending March 31, 1996.

     SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as contemplated in this Agreement or as set forth in Section 3.08 of the Company Disclosure Schedule, since December 31, 1994 the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any damage, destruction or loss with respect to any assets of the Company or any of its subsidiaries that, whether or not covered by insurance, would constitute a Company Material Adverse Effect; (ii) any change by the Company or its subsidiaries in their significant accounting policies; (iii) except for dividends by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or the shares of stock of, or other equity interests in, any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any subsidiary of the Company; (iv) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards (including, without limitation, the granting of stock appreciation rights or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the directors or officers of the Company or the employees of the Company or its subsidiaries as a group, except for (A) increase in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice or (B) the granting of stock options in the ordinary course of business to employees of the Company or its subsidiaries who are not directors or executive officers of the Company; or (v) any other Company Material Adverse Effect.

     SECTION 3.09. ABSENCE OF LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section
3.09 of the Company Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations, or investigations that could not reasonably be expected to have a Company Material Adverse Effect), and neither the Company nor any of its subsidiaries is subject to any executory judgment, order, writ, injunction, decree or award of any Governmental Entity, including without limitation any cease and desist order and any consent decree, settlement agreement or other similar written agreement with any Governmental Entity, except for matters that could not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.10.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

          (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "Benefit Plans"), the Company has delivered or made available to Acquiror a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS") for each Benefit Plan for which a Form 5500 is required to be filed, (ii) such Benefit Plan, (iii) each trust agreement, if any, relating to such Benefit Plan, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan qualified under Section 401 of the Code.

          (b) With respect to the Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of such Benefit Plans, ERISA, the Code or any other applicable Law that could reasonably be expected to have a Company Material Adverse Effect.

          (c) There are no collective bargaining or other labor union contracts to which the Company or its subsidiaries is a party applicable to persons employed by the Company or its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries that could materially interfere with the respective business activities of the Company or any of its subsidiaries. To the knowledge of the Company, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries that could reasonably be expected to have a Company Material Adverse Effect, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency that, if not covered by insurance, would constitute a Company Material Adverse Effect.

          (d) Section 3.10(d) of the Company Disclosure Schedule contain true and correct (i) copies of all employment agreements with officers of the Company; (ii) listings of all officers of the Company who have executed a non-competition agreement with the Company; (iii) copies of all severance agreements, programs and policies of the Company with or relating to its employees; and (iv) summary descriptions of all plans, programs, agreements and other arrangements of the Company with or relating to its employees. Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, and none of such persons will be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

          (e) No Benefit Plan provides retiree medical or retiree life insurance benefits that could reasonably be expected to have a Company Material Adverse Effect and (y) neither the Company nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide life insurance and medical benefits upon retirement or termination of employment of employees that could reasonably be expected to have a Company Material Adverse Effect .

          (f) Neither the Company nor any of its subsidiaries contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (g) The Company has not taken any of the following or other similar actions since December 31, 1993: the acceleration of vesting (other than as contemplated by this Agreement), waiving of performance criteria or the adjustment of awards or any other actions permitted upon a change in control of the Company (or a filing under Sections 13(d) or 14(d) of the Exchange Act with respect to the Company) with respect to any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement.

     SECTION 3.11. TAXES. Except as set forth in Section 3.11 of the Company Disclosure Statement,

          (a) (i) all material returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Effective Time by or with respect to the Company or any its subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to Company or any of its subsidiaries have been or will be satisfied in all material respects, and (v) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

          (b) There is no claim against Company or any of its subsidiaries for any material amount of Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any of its subsidiaries other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Section 3.11 of the Company Disclosure Schedule.

          (c) The total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in Section 3.07 of this Agreement are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and any of its subsidiaries up to and through the periods covered thereby.

          (d) Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of any of the Company or any of its subsidiaries.

          (e) None of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to the Company or any of its subsidiaries.

          (f) Neither the Company nor any of its subsidiaries has made an election under section 341(f) of the United States Internal Revenue Code (the "Code").

          (g) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (h) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

     SECTION 3.12. CERTAIN BUSINESS PRACTICES. To the Company's knowledge, except as set forth in Section 3.12 of the Company Disclosure Schedule, none of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful purposes relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended,

(iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     SECTION 3.13.  VOTE REQUIRED.   The only votes of the holders of any class
or series of Company capital stock necessary to approve the Merger and this Agreement are the affirmative votes of the holders of a majority of the outstanding shares of the Company Common Stock.

     SECTION 3.14. BROKERS. No broker, finder or investment banker (other than Institutions Investors Consulting Company, Inc. and Montgomery Securities) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to Acquiror a complete and correct copy of all agreements between the Company and Institutions Investors Consulting Company, Inc. and Montgomery Securities pursuant to which such firms will be entitled to any payment relating to the transactions contemplated by this Agreement.

     SECTION 3.15. INSURANCE. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries are presently insured, and during each of the past five calendar years have been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the policies of general liability, malpractice liability, fire, theft and other insurance maintained with respect to the operations, assets or businesses of the Company and its subsidiaries provide adequate coverage against loss.

     SECTION 3.16. PROPERTIES. Except as set forth in Section 3.16 of the Company Disclosure Schedule or specifically described in the Company SEC Reports, the Company and its subsidiaries have good and marketable title, free and clear of all liens, the existence of which could reasonably be expected to have a Company Material Adverse Effect, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Company's consolidated financial statements contained in the Company's most recent SEC Reports on Form 10-K and Form 10-Q as being owned by the Company and its subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business after the date of such financial statements. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by the Company or any of its subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). All of the Company's and its subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

     SECTION 3.17. MANAGEMENT CONTRACTS. Section 3.17 of the Company Disclosure Schedule sets forth a list of each of the management contracts and consulting agreements relating to home health care services to be provided by the Company or any of its subsidiaries (the "Management Contracts"), true, correct and complete copies of which have been provided or made available to Acquiror. Each of the Management Contracts is in full force and effect without default thereunder by any party thereto. Neither the Company nor any of its subsidiaries is or may be obligated to return any fees received under the Management Contracts to any provider thereunder. To the knowledge of the Company, neither the Company nor any of its subsidiaries has made any claims as a provider under the Management Contracts for (i) visits not made, (ii) visits to beneficiaries not homebound, (iii) visits to beneficiaries not requiring a qualifying service or (iv) visits not properly authorized by a physician, except for any claims described in clauses (ii) and (iii) which could not reasonably be expected to result in a Company Material Adverse Effect.

     SECTION 3.18. OPINION OF FINANCIAL ADVISOR. The Company has received the oral opinion of Montgomery Securities to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

                                     ARTICLE IV.

                      REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     The Acquiror Companies hereby, jointly and severally, represent and warrant to the Company that:

     SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Acquiror Companies is a corporation, and each of Acquiror's other subsidiaries is a corporation or partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and each of the Acquiror Companies and each of Acquiror's other subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure of either Acquiror Company to be so duly qualified and in good standing could not reasonably be expected to have an Acquiror Material Adverse Effect and where the failure, individually or in the aggregate, of any such other subsidiary to comply with this Section 4.01 could not reasonably be expected to have an Acquiror Material Adverse Effect. The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that would materially impair the ability of Acquiror or Merger Sub to consummate the transactions contemplated hereby.

     SECTION 4.02. AUTHORITY. Each of the Acquiror Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Acquiror Companies and the performance by each of the Acquiror Companies of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of either of the Acquiror Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Acquiror Companies and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of the Acquiror Companies.

     SECTION 4.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) Assuming that all consents, licenses, permits, waivers, approvals, authorizations, orders, filings and notifications contemplated by the exceptions to Section 4.03(b) are obtained or made and except as otherwise disclosed in Section 4.03(a) of the Disclosure Schedule delivered by the Acquiring Companies to the Company contemporaneously with the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), the execution and delivery of this Agreement by each of the Acquiror Companies does not, and performance by each of them of its obligations hereunder, including the consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of Acquiror or any of Acquiror's subsidiaries, (ii) conflict with or violate any Laws or any judgment, order, or decree in effect as of the date of this Agreement applicable to Acquiror or any of Acquiror's subsidiaries or by or to which any of their properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror or any of Acquiror's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of Acquiror's subsidiaries is a party or by or to which Acquiror or any of Acquiror's subsidiaries or any of their respective properties is bound or subject, except for any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that could not reasonably be expected to have an Acquiror Material Adverse Effect.

          (b) The execution and delivery of this Agreement by each of the Acquiror Companies does not, and the performance of this Agreement by each of the Acquiror Companies will not, including the consummation of the transactions contemplated hereby, require any of the Acquiror Companies to obtain any consent, license, permit, waiver approval, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the HSR Act and the filing and recordation of appropriate merger documents as required by Delaware Law and
     (ii) where the failure to obtain such consents, licenses, permits, waivers, approvals, authorizations or orders, or to make such filings or notifications could not reasonably be expected to have an Acquiror Material Adverse Effect and (iii) as disclosed in Section 4.03(b) of the Acquiror Disclosure Schedule,

     SECTION 4.04. VOTE REQUIRED. No vote of the holders of any class or series of Acquiror capital stock is necessary to approve the Merger or the other transactions contemplated by this Agreement.

     SECTION 4.05. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

     SECTION 4.06. SUFFICIENT FUNDS. Acquiror has sufficient funds available (either in the form of cash currently held by Acquiror or current commitments from third parties to provide such cash to Acquiror, or a combination of both) to consummate the Merger and the transactions contemplated hereby in accordance with the terms of this Agreement.

                                      ARTICLE V.

                                      COVENANTS

     SECTION 5.01. AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company will and will cause its subsidiaries to:

          (a) operate its business in the usual and ordinary course consistent with past practices;

          (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

          (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

          (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

     SECTION 5.02. NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror, from the date of this Agreement until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

          (a) (i) increase the compensation payable to or to become payable to any director or executive officer; (ii) increase the compensation payable or pay bonuses to employees of the Company (excluding payments made pursuant to agreements disclosed in Section 3.10(d) of the Company Disclosure Schedule) other than in the ordinary course of business, (iii) grant any severance or termination pay (other than pursuant to the normal severance practices of the Company or its subsidiaries as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee; (iv) except as set forth in Section 3.10(d) of the Company Disclosure Schedule, establish, adopt or enter into any employee benefit plan or arrangement or (v) except as may be required by applicable law, as set forth in Section 3.10(d) of the Company Disclosure Schedule and for actions that are required to comply with the provisions of Section 6.08 of this Agreement, amend, or take any other actions (including, without limitation, the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a "change in control" (as defined in the respective plans) of the Company or a filing under Section 13(d) or 14(d) of the Exchange Act with respect to the Company) with respect to any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests, except dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

          (c) (i) except as described in Section 3.03(c) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms); (ii) effect any reorganization or recapitalization of the Company or any of its subsidiaries; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;


          (d) (i) except as set forth in Section 3.03(a) herein or as described in Section 3.03(c) of the Company Disclosure Schedule, issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding stock options in accordance with their terms); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms materially more favorable to the holders thereof; or (iii) take any action to accelerate the vesting of any of the stock options;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, except for pledges or dispositions of assets in the ordinary course of business and consistent with past practice;

          (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's subsidiaries to take any such action, and the Company shall promptly notify Acquiror of all relevant terms of any such inquiries or proposals received by the Company or any of its subsidiaries or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal; PROVIDED, HOWEVER, that nothing contained in this subsection (g) shall prohibit the Board of Directors of the Company from (i) authorizing its representatives to furnish information to, or to enter into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal in writing by such person or entity relating to a Competing Transaction if, and only to the extent that (A) such unsolicited bona fide proposal is a bona fide written proposal made by a third party relating to a Competing Transaction on terms that the Board of Directors of the Company determines it cannot then reject in favor of the Merger, based on applicable fiduciary duties and the advice of counsel and (except with respect to furnishing information) for which financing, to the extent required, is then committed, (B) the Board of Directors of the Company, after duly considering the written advice of outside legal counsel to the Company, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by Delaware Law and (C), prior to such authorization by the Board of Directors with respect to the furnishing of information to, or the entering into discussions or negotiations with, such person or entity, the Company has provided written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. For purposes of this Agreement, "Competing Transaction" shall mean any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries or the acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a substantial portion of the assets of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement;

          (h) release any third party from its obligations under any existing standstill agreement or arrangement relating to a Competing Transaction or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its subsidiaries;

          (i) propose to adopt any amendments to its Certificate of Incorporation or its Bylaws that would have an adverse effect on the consummation of the transactions contemplated by this Agreement;

          (j) (i) change any of its significant accounting policies or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1994, except, in the case of clause (i) or clause (ii), as may be required by Law or generally accepted accounting principles;

          (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, except in the ordinary course of business consistent with past practice, or pursuant to the terms in effect on the date of this Agreement of any revolving credit agreements disclosed in the Company SEC Reports or in Section 5.02(k) of the Company Disclosure Schedule (or extensions or renewals of such agreements on terms substantially similar to such agreements, including an aggregate increase in the actual or potential borrowings under such agreements, or a new agreement on terms substantially similar to such agreements, not to exceed $1 million);

          (l) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) that provides for an exclusive arrangement with that third party or is substantially more restrictive on the Company or substantially less advantageous to the Company than arrangements, agreements or contracts existing on the date hereof; or

          (m)  agree in writing or otherwise to do any of the foregoing.

     SECTION 5.03. NEGATIVE COVENANTS OF ACQUIROR. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Acquiror will not take any action, and will not permit any of its subsidiaries to take any action, that will materially impair the ability of Acquiror or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

     SECTION 5.04.  ACCESS AND INFORMATION.

          (a) The Company shall, and shall cause its subsidiaries to, (i) afford to Acquiror and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Acquiror Representatives") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and
     (ii) furnish promptly to Acquiror and the Acquiror Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Acquiror.

          (b) Notwithstanding the foregoing provisions of this Section 5.04, the Company shall not be required to grant access or furnish information to the Acquiror or the Acquiror Representatives to the extent that such access or the furnishing of such information is prohibited by law or contract. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein and each such representation and warranty shall survive such investigation.

          (c) Each party to this Agreement (the Acquiror Companies being considered one party for purposes of this Section 5.05(c)) shall hold in confidence all nonpublic information received from the other party to this Agreement until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other party all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

                                     ARTICLE VI.

                                ADDITIONAL AGREEMENTS

     SECTION 6.01. PRESENTATION TO COMPANY STOCKHOLDERS. The Company shall, promptly after the date of this Agreement, take all actions necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to present the Merger and this Agreement to the holders of Company Common Stock for their consideration and approval either pursuant to the consent of the requisite percentage of holders of Company Common Stock or by the vote thereof at a meeting of the Company's stockholders duly called and convened to act on the Merger and this Agreement (the "Company Stockholders' Meeting"), and the Company shall consult with Acquiror in connection therewith. Unless its Board of Directors in the good faith exercise of its fiduciary duties, after consultation with legal counsel and its financial advisors, determines not to recommend, or to withdraw its recommendation, that such matters be approved by the Company's stockholders, the Company shall, if a Company Stockholders' Meeting is required to be convened, use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and to secure the vote or consent of stockholders required by Delaware Law and its Certificate of Incorporation and Bylaws to approve and adopt the Merger and this Agreement.

     SECTION 6.02.  PROXY STATEMENT.

          (a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file with the SEC preliminary proxy materials with respect to the actions to be taken at the Company Stockholders Meeting, which shall be in form and substance reasonably satisfactory to Acquiror. As promptly as reasonably practicable after comments are received from the SEC with respect to such preliminary proxy materials, the Company shall use its best reasonable efforts to respond to the comments of the SEC, which comments shall be in form and substance reasonably satisfactory to Acquiror. Acquiror shall provide the Company with such information as may be required to be included in the proxy statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the proxy statement, to the reasonable satisfaction of Acquiror, has been included therein by the Company, the Company shall file with the SEC the Proxy Statement and the Company shall use its best reasonable efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable. The Company shall cause the Proxy Statement to be mailed to its stockholders of record as promptly as reasonably practicable after clearance by the SEC. Unless the Company is advised in writing by outside counsel that such a recommendation is no longer consistent with the discharge of applicable fiduciary duties of the directors of the Company, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger.


          (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the mailing date of the Proxy Statement and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby, including without limitation the Proxy Statement to the extent that the information contained therein relates to the Company and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable law as to the information required to be contained therein.

          (c) None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement will, at the mailing date of the Proxy Statement and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting any event or circumstance relating to Acquiror or any of its affiliates, or its or their respective officers or directors, should be discovered by Acquiror that should be set forth in a supplement to the Proxy Statement, Acquiror shall promptly inform the Company. All documents that Acquiror is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby, to the extent that the information contained therein relates to Acquiror and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable law as to the information required to be contained therein.

     SECTION 6.03.  APPROPRIATE ACTION; CONSENTS; FILINGS.

          (a) The Company and Acquiror shall each use, and shall cause each of their respective subsidiaries to use, all reasonable efforts promptly (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company or Acquiror, respectively, or any of their respective subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the

     Merger, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable Law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquiror shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

          (b) Acquiror and the Company agree, and shall cause each of their respective subsidiaries, to cooperate and to use all reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Acquiror and the Company also agree to take any and all reasonable actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action that would otherwise cause any condition to Closing not to be satisfied; PROVIDED, HOWEVER, that in no event shall either party take, or be required to take, any action that could reasonably be expected to have a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

          (c) The Company and Acquiror shall each promptly give (or shall cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby to third parties required by Law or by any contract, license, lease or other agreement to which it is a party or by which it is bound, and use, and cause its subsidiaries to use, all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated by this Agreement or (C) required to prevent a Company Material Adverse Effect or an Acquiror Material Adverse Effect, respectively, from occurring after the Effective Time.

          (d) If any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Acquiror, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     SECTION 6.04. PUBLIC ANNOUNCEMENTS. The initial press release relating to this Agreement shall be a joint press release and thereafter, to the extent practicable, Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation.

     SECTION 6.05. STATE TAKEOVER STATUTES. The Company will take all steps necessary to exempt the transactions contemplated by this Agreement and the Voting Agreement from, and if necessary challenge the validity of, any applicable state takeover law, including, without limitation, Section 203 of Delaware Law. The Company shall take all actions necessary under Delaware Law, including approving the transactions contemplated by this Agreement and the Voting Agreement, to ensure that the prohibitions on business combinations set forth in Section 203 of Delaware Law do not, or will not, apply to the transactions contemplated by this Agreement and the Voting Agreement.

     SECTION 6.06. MERGER SUB. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a DE MINIMIS amount of cash paid to Merger Sub for the issuance of its stock to Acquiror) or liabilities.

     SECTION 6.07.  INDEMNIFICATION AND INSURANCE.

          (a) Acquiror hereby indemnifies and holds harmless the Company and its directors and officers from and against any loss, claim, damage, cost, liability, obligation or expense (including reasonable attorney's fees and costs of investigation) to which any indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such loss, claim, damage, cost, liability, obligation or expense or actions in respect thereof arises out or is based upon any untrue statement or alleged untrue statement of a material fact relating to such indemnifying party and contained in the Proxy Statement or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein with respect to such indemnifying party not misleading or necessary to make the statements therein with respect to such indemnifying party, in light of the circumstances under which they were made, not misleading.

          (b)   The Company and Acquiror agree that:

               (i) Subject to consummation of the Merger and until five years from the Effective Time, the Certificate of Incorporation and Bylaws of the Company as in effect at the Effective Time shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of the Company thereunder or as to the ability of the Company to indemnify such persons, or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify;

               (ii) the Company, as the surviving corporation of the Merger, will at all times exercise the powers granted to it by its Certificate of Incorporation, its Bylaws and by applicable law to indemnify to the fullest extent possible the present or former directors, officers, employees and agents of the Company against claims made against them arising from their service in such capacities;

               (iii) should any claim or claims be made against any present or former director, officer, employee or agent of the Company arising from his services as such, within five years of the Effective Time, the provisions of this Section 6.07(b) respecting the Certificate of Incorporation and Bylaws of the Company shall continue in effect until the final disposition of all such claims;

               (iv) notwithstanding anything to the contrary in this Section 6.07, the Company shall not be liable for any settlement effected without its written consent, which shall not be unreasonably withheld; and

               (v) the provisions of this Section 6.07(b) are intended to be for the benefit of, and shall be enforceable by, each party entitled to indemnification hereunder, his heirs and his representatives.

          (c) Acquiror hereby agrees after the Effective Time to guarantee the payment of the Company's indemnification obligations pursuant to Section 6.07(b)(ii) up to an amount determined as of the Effective Time equal to
     (i) the fair market value of any assets of the Company or any of its subsidiaries distributed to Acquiror or any of its subsidiaries (other than the Company and its subsidiaries), minus (ii) any liabilities of the Company or any of its subsidiaries assumed by Acquiror or any of its subsidiaries (other than the Company and its subsidiaries), minus (iii) the fair market value of any assets of Acquiror or any of its subsidiaries (other than the Company and its subsidiaries) contributed to the Company or any of its subsidiaries and (iv) plus any liabilities of Acquiror or any of its subsidiaries (other than the Company and its subsidiaries) assumed by the Company or any of its subsidiaries.

     SECTION 6.08. OPINION OF FINANCIAL ADVISOR. The Company agrees to use all reasonable efforts to obtain a written opinion of Montgomery Securities to the effect that as of the date of the Company's Board of Directors meeting approving the Merger, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair to such stockholders from a financial point of view, to obtain the consent of such firm to include such opinion and the name of such firm in the Proxy Statement, to obtain a reasonable description of such opinion from such firm for inclusion in the Proxy Statement and to provide a copy of such opinion to Acquiror.

     SECTION 6.09. STOCK OPTIONS. The Company agrees to take all actions necessary to cause each of the options, whether vested or unvested, to purchase Company Common Stock granted under the Option Plans prior to the Effective Time and outstanding on the date hereof (the "Options") and each of the Common Stock Warrants outstanding on the date hereof to (a) be exercised prior to the Effective Time, (b) expire, lapse or otherwise terminate by its terms or (c) be terminated immediately prior to the Effective Time solely in exchange for the right to receive, promptly upon the surrender of an Option or Common Stock Warrant, as the case may be, an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Option or Common Stock Warrant, as the case may be, and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock subject to such Option or Common Stock Warrant, as the case may be.

                                     ARTICLE VII.

                                  CLOSING CONDITIONS

     SECTION 7.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

          (a) STOCKHOLDER APPROVAL. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

          (b) NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) HSR ACT. The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

          (d) ABSENCE OF REGULATORY CONDITIONS. There shall not have been any action taken or condition, restriction or limitation imposed by any Governmental Entity in connection with the grant of a regulatory approval necessary to the consummation of the Merger and the transactions contemplated hereby that would, with respect to the continuing business, operations or future prospects of the Company, constitute a Company Material Adverse Effect or an Acquiror Material Adverse Effect.


     SECTION 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE ACQUIROR COMPANIES. The obligations of the Acquiror Companies to effect the Merger and the other transactions contemplated by this Agreement are also subject to the following conditions (any or all of which may be waived by Acquiror in writing, in whole or in part):

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time. The Acquiror Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, in their capacities as such, dated as of the Effective Time, to such effect; PROVIDED that the Chief Financial Officer of the Company shall only certify as to the representations and warranties contained in Section 3.07.

          (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Acquiror Companies shall have received a certificate of the President of the Company, in his capacity as such, dated the date of the Effective Time, to that effect.

          (c) OPTIONS, COMMON STOCK WARRANTS AND PREFERRED STOCK WARRANTS. The Company shall have taken all actions required by Section 6.09, and the Preferred Stock Warrant shall not have been exercised.

     SECTION 7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions (any or all of which may be waived by the Company in writing, in whole or in part):

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Acquiror Companies contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the Acquiror Companies, in their capacities as such, dated as of the Effective Time, to such effect.

          (b) AGREEMENTS AND COVENANTS. The Acquiror Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the Acquiror Companies, in their capacities as such, dated the date of the Effective Time, to that effect.

                                    ARTICLE VIII.

                          TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

          (a)  by mutual consent of Acquiror and the Company;

          (b) by Acquiror, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in
     Section 7.02(a) or Section 7.02(b) of this Agreement would not be satisfied (a "Terminating Company Breach"); PROVIDED THAT, if such Terminating Company Breach is curable by the Company through the exercise of reasonable efforts and for so long as the Company continues to exercise such reasonable efforts (or, if shorter, for 30 days), Acquiror may not terminate this Agreement under this Section 8.01(b);

          (c) by the Company, upon breach of any material representation, warranty, covenant or agreement on the part of the Acquiror Companies set forth in this Agreement, or if any representation or warranty of the Acquiror Companies shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) of this Agreement would not be satisfied (a "Terminating Acquiror Breach"); PROVIDED THAT, if such Terminating Acquiror Breach is curable by the Acquiror Companies through the exercise of their reasonable efforts and for so long as the Acquiror Companies continue to exercise such reasonable efforts (or, if shorter, for 30 days), the Company may not terminate this Agreement under this Section 8.01(c);

          (d) by either Acquiror or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, unless the party seeking to terminate this Agreement has not complied with its obligations under Section 6.03(b) of this Agreement;

          (e) by either Acquiror or the Company, if the Merger shall not have been consummated before September 30, 1996 PROVIDED, HOWEVER, that this Agreement may be extended by written notice of either Acquiror or the Company to a date not later than December 31, 1996, if the Merger shall not have been consummated as a result of the Company or the Acquiror Companies having failed by September 30, 1996 to receive all required regulatory approvals or consents with respect to the Merger or as a result of the entering of an Order;

          (f) by either Acquiror or the Company, if the Merger and this Agreement, when presented to the holders of Company Common Stock for their consideration, whether by vote or by consent, shall fail to receive the requisite vote or consent for approval and adoption by the stockholders of the Company;

          (g) by Acquiror, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the Acquiror Companies or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; (ii) a tender offer or exchange offer for outstanding shares of capital stock of the Company then representing more of the combined power to vote generally for the election of directors than is subject to the Voting Agreement as of the date of this Agreement is commenced, and the Board of Directors of the Company does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing more of the combined power to vote generally for the election of directors than is subject to the Voting Agreement as of the date of this Agreement; or

          (h) by the Company or Acquiror, if the Company accepts a Superior Proposal and makes payment as required pursuant to Section 8.05(c)(i) of this Agreement and of the Expenses for which the Company is responsible under Section 8.05(a) of this Agreement. For purposes of this Agreement, "Superior Proposal" means a bona fide written proposal made by a third party relating to a Competing Transaction on terms that the Board of Directors of the Company determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of counsel and for which financing, to the extent required, is then committed.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives whether prior to or after the execution of this Agreement.

     SECTION 8.02. EFFECT OF TERMINATION. Except as provided in Section 5.04(c), Section 8.05 and Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the Acquiror Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement.

     SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the

Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 8.04, the Acquiror Companies as a group shall be deemed to be one party.

     SECTION 8.05.  FEES, EXPENSES AND OTHER PAYMENTS.

          (a) All Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; PROVIDED, HOWEVER, that Acquiror may, at its option, pay any Expenses of the Company.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

          (c) The Company agrees that, if (i) this Agreement is terminated pursuant to Section 8.01(f) and, prior to the presentment of the Merger and this Agreement to the holders of Company Common Stock pursuant to Section
     6.01 herein, the Company shall have furnished information to, or entered into discussions or negotiations with, any person or entity with respect to a Competing Transaction involving the Company or any of its subsidiaries and the Board of Directors of the Company shall not have reaffirmed its recommendation to the stockholders of the Company with respect to the transactions contemplated by this Agreement by the time of such presentment; (ii) Acquiror terminates this Agreement pursuant to Section 8.01(g); (iii) the Company or Acquiror terminates this Agreement pursuant to Section 8.01(h) or (iv)(A) Acquiror or the Company terminates this Agreement pursuant to Section 8.01(b) or 8.01(e) at a time that a Terminating Company Breach exists (except solely for purposes of this subsection 8.05(c) a breach of a representation shall not be deemed to be a Terminating Company Breach if the representation was true and correct as of the date hereof), and (B) within nine months after such termination (1) a Competing Transaction (other than sale by the Company of newly issued securities (x) to the public in general or (y) in one or more private placements, so long as the securities sold in such private placements do not represent more of the combined power to vote generally for the election of directors (including, for this purpose, such additional power, if any, of the maximum number of securities that the holders of the securities sold in such private placements may acquire upon conversion or exercise of such securities or otherwise) than is subject to the Voting Agreement as of the date of this Agreement or (2) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing more of the combined power to vote generally for the election of directors than is subject to the Voting Agreement as of the date of this Agreement, then in any such case the Company shall pay to Acquiror $1,000,000.

                                     ARTICLE IX.

                                  GENERAL PROVISIONS

     SECTION 9.01.  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.


          (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

          (b) The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and Sections 6.07 shall survive the Effective Time and those set forth in Sections 5.04(c), 8.02 and 8.05 and Article IX hereof shall survive termination.

     SECTION 9.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (a)  If to any of the Acquiror Companies, to:

               HORIZON/CMS HEALTHCARE CORPORATION
               6001 Indian School Road
               Suite 500
               Albuquerque, New Mexico  87110
               Attention:  General Counsel
               Telecopier No.:  (505) 881- 4961

          with a copy to:

               Vinson & Elkins L.L.P.
               2300 First City Tower
               1001 Fannin
               Houston, Texas  77002-6760
               Attention:  James H. Wilson
               Telecopier No.: (713) 615-5926

          (b)  If to the Company, to:

               MEDICAL INNOVATIONS, INC.
               One Riverway
               Suite 2300
               Houston, Texas 77056
               Attention: General Counsel
               Telecopier No.: (713) 688-6600

          with a copy to:

               Boyer, Ewing & Harris Incorporated
               The Coastal Tower
               Nine Greenway Plaza
               Suite 3100
               Houston, TX  77046
               Attention: John R. Boyer, Jr.
               Telecopier No.: (713) 871-2024

     SECTION 9.03. CERTAIN DEFINITIONS. For the purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

          (c) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of the Company or Acquiror, as the case may be, has actual knowledge of such matter;

          (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (f) "Significant Subsidiary" means any subsidiary of the Company or Acquiror, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

          (g) "subsidiary" or "subsidiaries" of the Company, Acquiror, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror, the Surviving Corporation or an such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

          (h) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation,
     (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

          (i) "Trading Day" shall mean each business day on which the NYSE is open for trading.

          (j) "Voting Agreement" shall mean the Voting Agreement dated as of even date herewith by and between Acquiror and the stockholders of the Company named therein.

     SECTION 9.04. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06. ENTIRE AGREEMENT. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the Acquiror Disclosure Schedule), constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

     SECTION 9.07. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 9.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the beneficiaries of the provisions of Section 6.11 herein, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 9.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 9.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreement and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations and to the granting by any such court of the remedy of specific performance of such party's obligations hereunder.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              HORIZON/CMS HEALTHCARE CORPORATION


                              By: /s/ Scot Sauder
                                 ----------------------------------------------
                                      Scot Sauder
                                      Vice President of Legal Affairs

                              HORIZON MI CORPORATION


                              By: /s/ Scot Sauder
                                 ----------------------------------------------
                                      Scot Sauder
                                      Vice President of Legal Affairs


                              MEDICAL INNOVATIONS, INC.


                              By: /s/ Mark H. Fisher
                                 ----------------------------------------------
                                      Mark H. Fisher
                                      Chairman of the Board and
                                      Chief Executive Officer

                                                                      APPENDIX B

                                     [LETTERHEAD]

                                        [LOGO]

                                      MONTGOMERY

May 15, 1996

Members of the Board of Directors
Medical Innovations, Inc.
1 Riverway, Suite 2300
Houston, TX 77056

Gentlemen:

    We understand that Medical Innovations, Inc., a Delaware corporation (the "Company"), Horizon/CMS Healthcare Corporation, a Delaware corporation ("Acquiror") and Horizon MI Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated May 15, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the draft form of the Merger Agreement provided to us by the Company, we understand that each outstanding share of the common stock, $.0075 par value per share, of the Company ("Company Common Stock"), except dissenting shares and shares held by the parties or their subsidiaries, will be converted into the right to receive $1.85 cash (the "Consideration").

    You have asked for our opinion as investment bankers as to whether the Consideration to be received by holders of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise the Company with respect to alternatives to the Merger or the Company's underlying business decision to proceed with or effect the Merger. Further, we were not requested to nor did we solicit or assist the Company in soliciting offers for the Company from other potential acquirors.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including the Company's consolidated financial statements for recent years and interim periods to March 31, 1996 and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (ii) reviewed certain publicly available financial data with respect to Acquiror, including the consolidated financial statements for recent years and interim

Medical Innovations, Inc.
May 15, 1996
Page 2

periods to February 29, 1996; (iii) reviewed the draft form of the Merger Agreement provided to us by the Company on May 15, 1996; (iv) reviewed certain historical market prices and trading volumes of Company Common Stock as reported by the Nasdaq SmallCap Market; (v) compared the Company from a financial point of view with certain other companies in the home health care industry which we deemed to be relevant; (vi) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the home health care and health care services industries which we deemed to be comparable, in whole or in part, to the Merger; (vii) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to us by them; and (viii) performed such other analyses and examinations as we have deemed appropriate. We were not provided with nor did we review any internal financial forecasts with respect to the Company.

    In connection with our review, we have relied on the accuracy and completeness of the foregoing information and have not assumed any obligation independently to verify the foregoing information. We have assumed that there have been no materially positive changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us by the Company. We have also assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder.

    In the ordinary course of our business, we actively trade the equity securities of the Company and Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view, as of the date hereof.

Medical Innovations, Inc.
May 15, 1996
Page 3

    This opinion is furnished pursuant to our engagement letter, dated February 7, 1996. This opinion is addressed to the Board of Directors of the Company and is not intended to be and shall not be deemed to be a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

                                                 Very truly yours,

                                                 /s/ Montgomery Securities
                                                 MONTGOMERY SECURITIES

                                                                      APPENDIX C

                           DELAWARE GENERAL CORPORATION LAW
                           SECTION 262 -- APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsection (d) and (e) of this section, shall apply as nearly as is practicable.

    (d)  Appraisal rights shall be perfected as follows:

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

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper or general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who had demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 299, L. "96, eff. 2-1-96.)

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
                           MEDICAL INNOVATIONS, INC.
            PROXY FOR SPECIAL MEETING OF STOCKHOLDERS JULY 11, 1996

The undersigned hereby appoints David C. Horn and Roger S. Huntington, or any one or more of them, with full power of substitution, the attorneys and proxies of the undersigned to vote the shares of common stock of Medical Innovations, Inc., a Delaware corporation (the "Company"), held of record by the undersigned at the close of business on May 31, 1996, at the special meeting of stockholders of the Company to be held at One Riverway, 20th Floor, Houston, Texas 77056, on Thursday, July 11, 1996 at 10:00 a.m. Houston time, and at any adjournment thereof, as follows:

(1) Adoption of Agreement and Plan of Merger and approval of Merger.

        / / FOR                  / / AGAINST                  / / ABSTAIN

(2) As such proxies may in their discretion determine upon such other matters as may properly come before the meeting.

                                  PLEASE NOTE

THIS PROXY IS TO BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTION, IT IS INTENDED TO VOTE THE SHARES REPRESENTED BY THIS PROXY FOR EACH OF THE PROPOSALS.

You are urged to sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States or Canada.

When signing this proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate their full title or capacity when signing.

PLEASE SEND IN YOUR PROXY

In order that there may be proper representation at the Special Meeting, each stockholder, whether he or she owns one or more shares, is requested to sign this proxy and return it promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE PROPOSALS.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, AND IN THE ABSENCE OF SUCH INSTRUCTIONS, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE, ALL OF THE PROPOSALS SET FORTH ABOVE AND SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
                                              Dated _____________________ , 1996
                                              By: ______________________________
                                              __________________________________
                                                         (Print Name)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS